Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-210049 and 333-210052

PROSPECTUS SUPPLEMENT

(to Prospectus dated May 3, 2016 and to Prospectus dated May 3, 2016)

6,126,967 Shares

Easterly Government Properties, Inc.

Common Stock

We are offering 3,800,000 shares of our common stock, $0.01 par value (“common stock”), and the selling stockholders named in this prospectus supplement are offering 826,967 shares of our common stock. We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders in this offering.

In addition, we have entered into separate forward sales agreements with Citigroup Global Markets Inc. and Jefferies LLC, or their affiliates, which we refer to in this capacity as the forward purchasers. Citigroup Global Markets Inc. and Jefferies LLC, either directly or as agents for their respective affiliated forward purchasers, which we refer to in this capacity as the forward sellers, are, at our request, borrowing from third parties and selling to the underwriters an aggregate of 1,500,000 shares of our common stock, in connection with the forward sales agreements. We will not initially receive any proceeds from the sale of shares by the forward sellers, except in certain circumstances described in this prospectus supplement. We expect to physically settle the forward sales agreements and receive proceeds, subject to certain adjustments, from the sale of those shares of our common stock upon one or more such physical settlements within approximately six months from the date of this prospectus supplement. Although we expect to settle the forward sales agreements entirely by the physical delivery of shares of our common stock for cash proceeds, we may also elect to cash or net-share settle all or a portion of our obligations under the forward sales agreements, in which case, we may receive, or we may owe, cash or shares of our common stock from or to the forward purchasers. See “Underwriting—Forward Sales Agreements” in this prospectus supplement for a description of the forward sales agreements.

If any of the forward sellers determines, in its commercially reasonable judgment, that such forward seller is unable, after using commercially reasonable efforts, to borrow and sell the full number of such shares of our common stock, or if any forward purchaser, in its sole judgment, determines that such forward seller would incur a share loan cost in excess of a specified threshold to do so, we will issue and sell to the underwriters a number of shares of our common stock equal to the number of shares that such forward seller does not so borrow and sell.

To assist us in qualifying as a real estate investment trust, our charter limits ownership by any person to 7.1% of the lesser of the number or value of shares of our outstanding common stock, with certain exceptions. See “Description of Common Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Our common stock is listed on the NYSE under the symbol “DEA.” The last reported sale price of our common stock on the NYSE on June 1, 2016 was $18.98 per share.

Investing in our common stock involves risks. You should read carefully and consider “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2015, beginning on page S-10 of this prospectus supplement, on page 3 of the accompanying company prospectus and on page 2 of the accompanying selling stockholder prospectus before investing in our common stock.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or either of the accompanying prospectuses is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$18.000	$110,285,406.00
Underwriting discount(1)	$0.765	$4,687,129.76
Proceeds, before expenses, to us(2)	$17.235	$91,345,500.00
Proceeds, before expenses, to the selling stockholders	$17.235	$14,252,776.24

(1)	See “Underwriting” for a description of compensation payable to the underwriters.
(2)	We expect to receive net proceeds from the sale of the shares of our common stock, before fees and estimated expenses, of approximately $91.35 million upon full physical settlement of the forward sales agreements, which we expect will occur within approximately six months from the date of this prospectus supplement. For the purposes of calculating the aggregate net proceeds to us, we have assumed that the forward sales agreements will be fully physically settled based on the initial forward sale price of $17.235 per share, which is the public offering price less the underwriting discount shown above. The forward sale price is subject to adjustment pursuant to the terms of each of the forward sales agreements, and the actual proceeds, if any, to us will be calculated as described in this prospectus supplement. Unless the federal funds rate increases substantially prior to the settlement of the forward sales agreements, we expect to receive less than the initial forward sale price per share upon physical settlement of the forward sales agreements. Although we expect to settle the forward sales agreements entirely by the full physical delivery of shares of our common stock in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under any forward sales agreement. See “Underwriting—Forward Sales Agreements” for a description of the forward sales agreements.

We have granted the underwriters a 30-day option from the date of this prospectus supplement, exercisable in whole or in part from time to time, to purchase up to an additional 919,045 shares of our common stock from us at the initial price to the public less the underwriting discount.

The underwriters expect to deliver the shares to purchasers on or about June 7, 2016 through the book-entry facilities of The Depository Trust Company.

Citigroup	Jefferies	Raymond James	RBC Capital Markets

SunTrust Robinson Humphrey

BTIG

Prospectus Supplement dated June 1, 2016

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in three parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information in the accompanying prospectuses and the documents incorporated by reference therein. The second and the third parts are the accompanying prospectuses, which provide more general information, some of which may not apply to this offering. You should read this entire document, including the prospectus supplement, the accompanying prospectuses and the documents incorporated by reference therein, and any “free writing prospectus” we authorize to be delivered to you. We, the selling stockholders, the underwriters and the forward purchasers have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. In the event that the description of this offering varies between this prospectus supplement and the accompanying prospectuses, you should rely on the information contained in this prospectus supplement. To the extent the information included in this prospectus supplement differs or varies from the information included or incorporated by reference in the accompanying prospectuses, the information included in this prospectus supplement updates and supersedes such information. You should assume that the information appearing in this prospectus supplement and the accompanying prospectuses, including the documents incorporated by reference therein, and any authorized “free writing prospectus” is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and (i) the accompanying prospectus dated May 3, 2016, which we refer to as the accompanying company prospectus, are part of the Registration Statement (Registration No. 333-210049) that we filed with the SEC on March 9, 2016, and (ii) the accompanying prospectus, dated May 3, 2016, which we refer to as the accompanying selling stockholder prospectus, are part of the Registration Statement (Registration No. 333-210052) that we filed with the SEC on March 9, 2016, each using a “shelf” registration process. We refer collectively to the accompanying company prospectus and the accompanying selling stockholder prospectus as the “accompanying prospectuses.”

This prospectus supplement and the accompanying prospectuses contain, or incorporate by reference, forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus supplement, the accompanying prospectuses and the documents incorporated therein by reference. Please see “Forward-Looking Statements” in this prospectus supplement and “Cautionary Statement Regarding Forward-Looking Statements” in each of the accompanying prospectuses.

Unless otherwise indicated or the context requires otherwise, in this prospectus supplement and the accompanying prospectus, references to “we,” “our,” “us,” and “our company” refer to Easterly Government Properties, Inc. and its consolidated subsidiaries.

The distribution of this prospectus supplement, the accompanying prospectuses and any authorized “free writing prospectus” and the offering of the shares of our common stock may be restricted by law. If you possess this prospectus supplement, the accompanying prospectuses or any authorized “free writing prospectus,” you should find out about and observe these restrictions. This prospectus supplement, the accompanying prospectuses and any authorized “free writing prospectus” are not an offer to sell the shares and are not soliciting an offer to buy the shares in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See “Underwriting—Selling Restrictions” in this prospectus supplement.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectuses and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. We caution investors that any such forward-looking statements presented in this prospectus supplement, the accompanying prospectuses or any of the documents incorporated by reference herein or therein, or which management may make orally or in writing from time to time, are based on beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “result,” “should,” “will” and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected by the forward-looking statements.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	the factors included in our Annual Report on Form 10-K filed with the SEC on March 2, 2016, including those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the factors included in our other public filings, the factors beginning on page S-10 of this prospectus supplement, on page 3 of the accompanying company prospectus and page 2 of the accompanying selling stockholder prospectus, in each case under the heading “Risk Factors”;

•	risks associated with our dependence on the U.S. Government and its agencies for substantially all of our revenues, including credit risk and risk that the U.S. Government reduces its spending on real estate or that it changes its preference away from leased properties;

•	risks associated with ownership and development of real estate;

•	decreased rental rates or increased vacancy rates;

•	loss of key personnel;

•	general volatility of the capital and credit markets and the market price of our common stock;

•	the risk that the market price of our common stock may be negatively impacted by increased selling activity as a result of the recent liquidation of certain private investment funds that contributed assets in our initial public offering;

•	the risk we may lose one or more major tenants;

•	difficulties in completing and successfully integrating acquisitions, including the portfolio acquisition described in this prospectus supplement;

•	failure of acquisitions or development projects to yield anticipated results, including the portfolio acquisition described in this prospectus supplement;

•	risks associated with actual or threatened terrorist attacks;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space;

•	insufficient amounts of insurance or exposure to events that are either uninsured or underinsured;

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•	uncertainties and risks related to adverse weather conditions, natural disasters and climate change;

•	exposure to liability relating to environmental and health and safety matters;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments and the nature of our assets;

•	exposure to litigation or other claims;

•	risks associated with breaches of our data security;

•	risks associated with our indebtedness;

•	failure to refinance current or future indebtedness on favorable terms, or at all;

•	failure to meet the restrictive covenants and requirements in our existing and new debt agreements;

•	fluctuations in interest rates and increased costs to refinance or issue new debt;

•	risks associated with derivatives or hedging activity; and

•	risks associated with mortgage debt or unsecured financing or the unavailability thereof, which could make it difficult to finance or refinance properties and could subject us to foreclosure.

We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. Accordingly, investors should use caution in relying on forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, future events or other changes. For a further discussion of these and other factors, see the section entitled “Risk Factors” in this prospectus supplement, in the accompanying prospectuses and in our Annual Report on Form 10-K for the year ended December 31, 2015, as may be updated by subsequent filings with the SEC that are incorporated by reference herein and therein.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectuses and the documents incorporated by reference herein or therein. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire prospectus supplement, the accompanying prospectuses and the documents incorporated by reference herein or therein, especially the “Risk Factors” section beginning on page S-10 of this prospectus supplement, on page 3 of the accompanying company prospectus, on page 2 of the accompanying selling stockholder prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 2, 2016 and in our other public filings before making an investment decision regarding our common stock.

Overview

Easterly Government Properties, Inc. is an internally managed real estate investment trust, or REIT, focused primarily on the acquisition, development and management of Class A commercial properties that are leased to U.S. Government agencies that serve essential functions. We generate substantially all of our revenue by leasing our properties to such agencies through the U.S. General Services Administration, or GSA. Our objective is to generate attractive risk-adjusted returns for our stockholders over the long term through dividends and capital appreciation. We are the sole general partner of our operating partnership, and as of May 31, 2016, we owned approximately 70.1% of the aggregate outstanding common units representing limited partnership interests in our operating partnership, or common units.

As of March 31, 2016, we wholly owned 37 properties in the United States, including 34 properties that were leased primarily to U.S. Government tenant agencies and three properties that were entirely leased to private tenants, encompassing approximately 2.7 million rentable square feet in the aggregate. We focus on acquiring, developing, and managing GSA-leased properties that are essential to supporting the mission of the tenant agency and strive to be a partner of choice for the U.S. Government, working closely with the GSA to meet the needs and objectives of the tenant agency.

We were incorporated in Maryland as a corporation on October 9, 2014 and did not have any meaningful operations until the completion of our formation transactions and our initial public offering on February 11, 2015. We intend to elect to be treated as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2015. We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.”

Our principal executive offices are located at 2101 L Street NW, Suite 650 Washington, DC 20037, and our telephone number is 202-595-9500.

Recent Developments

Acquisition of NPS – Omaha

On May 19, 2016, we acquired a 62,772-square foot National Park Service (NPS) building in Omaha, NE for a purchase price of approximately $17.9 million. The built-to-suit property was completed in 2004, and is leased to the GSA on behalf of the National Park Service with eight years remaining on a 20-year initial lease. The property houses the NPS Midwest Regional Headquarters and serves as a visitor center for the Lewis and Clark National Historic Trail.

Portfolio Acquisition

On May 27, 2016, we entered into separate definitive purchase and sale agreements, or purchase agreements, to acquire a portfolio of four built-to-suit GSA-leased properties, comprising 302,057 rentable square feet, from a third-party seller and its affiliates, which we refer to as the sellers, for an aggregate contractual purchase price of approximately $97.4 million. The properties under contract to be acquired are a 96,278-square foot Federal Bureau of Investigation (“FBI”) field office located in Birmingham, AL (“FBI – Birmingham”), a 35,616-square foot Drug Enforcement Administration (“DEA”) district office located in Birmingham, AL (“DEA – Birmingham”), a 71,979-square foot Environmental Protection Agency (“EPA”) laboratory located in Kansas City, MO (“EPA – Kansas City”), and a 98,184-square foot FBI field office located in Albany, NY (“FBI – Albany”). We refer to the four-property portfolio as the “acquisition portfolio” and the proposed acquisition as the “portfolio acquisition.” We believe the portfolio acquisition fits squarely within our strategy to invest in properties leased to U.S. Government agencies that serve mission-critical functions and are of high importance within the hierarchy of these agencies. We expect to finance the portfolio acquisition with a portion of the net proceeds that we receive from this offering.

We expect to complete the acquisition of FBI – Birmingham, DEA – Birmingham, and EPA – Kansas City in the third quarter of 2016 and we expect to complete the acquisition of FBI – Albany during the fourth quarter of 2016. The completion of the portfolio acquisition is subject to customary closing conditions and is not subject to a financing or due diligence condition or the receipt of third-party consents. There is no assurance that we or the sellers will fulfill such customary closing conditions or that we will complete the portfolio acquisition on the anticipated schedule or at all. See “Risk Factors—We cannot assure you that the portfolio acquisition will be completed on a timely basis or at all.” The closing of this offering is not conditioned upon the closing of the portfolio acquisition. We expect to assume the rights and obligations of the sellers under the existing leases underlying the properties.

All of the information in this prospectus supplement regarding the portfolio acquisition is based on information provided by the sellers in connection with our due diligence related to the pending acquisition.

The acquisition portfolio is comprised of the following four U.S. Government-leased properties:

FBI – Birmingham

FBI – Birmingham, a built-to-suit property completed in 2005, is 100% leased through 2020 to the GSA on behalf of the FBI. The 96,278-square foot property is one of 56 field offices of the FBI, a bureau-level federal agency within the U.S. Department of Justice, which serves a dual role as both a federal criminal investigative body and an intelligence agency. FBI – Birmingham’s geographic reach spans 31 counties in the northern part of the state. FBI – Birmingham is also responsible for the oversight of four FBI resident agencies located throughout the state of Alabama. The property possesses a number of security features including 100-foot setbacks, reinforced security fencing and vehicle barriers, and redundant power systems.

DEA – Birmingham

DEA – Birmingham, a built-to-suit property completed in 2005, is 100% leased through 2020 to the GSA on behalf of the DEA, the lead U.S. federal agency for the enforcement of controlled substance laws and regulations, and the Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”), a bureau-level federal agency within the U.S. Department of Justice, whose mission is to protect the public from crimes involving firearms, explosives, arson, and the diversion of tobacco products. The 35,616-square foot property houses one of three DEA district offices within the New Orleans Division, which encompasses four states, and is responsible for the oversight of one satellite resident office in Alabama. The ATF occupancy is part of the two-state (Alabama and Tennessee) Nashville Field Division and is one of four Field Offices in the state of Alabama. The property includes 90-foot setbacks, holding cells, anti-climb perimeter fencing, and a fenced sally port area.

EPA – Kansas City

EPA – Kansas City, a LEED Gold, built-to-suit laboratory completed in 2003, is 100% leased through 2023 to the GSA on behalf of the EPA. The 71,979-square foot laboratory is one of ten regional EPA laboratories which support the agency’s mission to protect human health and the environment. EPA – Kansas City serves as the Region 7 Science and Technology Center, a special purpose laboratory where EPA scientists, using state of the art instruments and techniques, perform chemical and biological analyses, field sampling services, and air monitoring to determine if air, water, soil, plants and animals have been contaminated.

FBI – Albany

FBI – Albany, a built-to-suit property completed in 1998, is 100% leased through 2018 to the GSA on behalf of the FBI. The 98,184-square foot property is one of 56 field offices of the FBI, where the agency fulfills its mission to protect and defend the United States against terrorist and foreign intelligence threats, to uphold and enforce the criminal laws of the United States, and to provide leadership and criminal justice services to federal, state, municipal, and international agencies and partners. FBI – Albany is one of two field offices located in New York with a territory encompassing 32 counties in upstate New York and 14 counties in Vermont. FBI – Albany is also responsible for the oversight of eight FBI resident agencies in the region. The property possesses a number of security features including 100-foot setbacks, reinforced security fencing and hydraulic vehicle barricades, blast resistant envelope and window features, and intrusion detection systems.

The table below sets forth certain information with respect to the acquisition portfolio as of March 31, 2016.

Property Name	Location	Property Type	Tenant(s)	Tenant Lease Expiration Year	Year Built / Renovated	Rentable Square Feet
FBI – Birmingham	Birmingham, AL	Office	FBI	2020	2005	96,278
DEA – Birmingham	Birmingham, AL	Office	DEA / ATF	2020	2005	35,616
EPA – Kansas City	Kansas City, MO	Laboratory	EPA	2023	2003	71,979
FBI – Albany	Albany, NY	Office	FBI	2018	1998	98,184

Total						302,057

Our Competitive Strengths

We believe that we distinguish ourselves from other owners and operators of office and other commercial properties, including properties leased to the U.S. Government, through the following competitive strengths:

•	High Quality Portfolio Leased to Mission-Critical U.S. Government Agencies. We are the only internally managed public REIT that focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to U.S. Government agencies, primarily through the GSA. As of March 31, 2016, we wholly owned 37 high quality properties in the United States that were 100% leased, including 34 properties leased primarily to U.S. Government tenant agencies. As of March 31, 2016, the weighted average age of our properties was approximately 11.6 years, and the weighted average remaining lease term was approximately 6.9 years. A majority of our properties are leased to U.S. Government agencies that serve mission-critical functions and are of high importance within the hierarchy of these agencies. These properties generally meet our investment criteria, which target major federal buildings of Class A construction that are less than 20 years old, are at least 85% leased to a single U.S. Government agency, are in excess of 40,000 rentable square feet with expansion potential, are in strategic locations to facilitate the tenant agency’s mission, include build-to-suit features and are focused on environmental sustainability.

•	U.S. Government Tenant Base with Strong History of Renewal. Our GSA leases are backed by the full faith and credit of the U.S. Government, are paid for through the Federal Buildings Fund and are not subject to direct federal appropriations. Furthermore, the GSA has never experienced a financial default. In addition to stable rent payments, our GSA leases typically have initial total terms of ten to 20 years with renewal leases typically having terms of five to ten years. GSA leases governing properties similar to the properties that we target have historically had high renewal rates, which limit operational risk. We believe that the strong credit quality of our U.S. Government tenant base, our long-term leases, the likelihood of lease renewal and the high tenant recovery rate for our property-related operating expenses contribute to the stability of our operating cash flows and expected distributions.

•	Experienced and Aligned Management Team. Our senior management team has a proven track record of sourcing, underwriting, acquiring, developing and managing properties leased to U.S. Government agencies, primarily through the GSA. Our multidisciplinary team possesses complementary skills and experience that we expect will drive our business and growth strategies and includes the co-founders of our predecessor and the founder and president of a company specializing in the development of build-to-suit properties for the GSA. Collectively, our senior management team has been responsible for the acquisition of an aggregate of approximately 2.1 million square feet of GSA-leased properties and the development of approximately 1.1 million aggregate square feet of such properties. We believe that our management expertise provides us with a significant advantage over our competitors when pursuing acquisition opportunities and engaging the GSA in property development opportunities and by providing us with superior property management and tenant service capabilities.

•	Access to Acquisition Opportunities with an Active Pipeline. Our senior management team has an extensive network of longstanding relationships with owners, specialized developers, leasing brokers, lenders and other participants in the GSA-leased property market. Our team has been able to leverage these relationships to access a wide variety of sourcing opportunities, frequently resulting in the acquisition of properties that were not broadly marketed. In addition, we maintain a proprietary database that tracks approximately 8,300 leases totaling approximately 200 million rentable square feet and includes substantially every major U.S. Government-leased property that meets our investment criteria as well as information about the ownership of such properties. We believe that our longstanding industry relationships, coupled with our proprietary database, improve our ability to source and execute attractive acquisition opportunities. Further, these factors enable us to effectively initiate transactions with property owners who may not currently be seeking to sell their property, which we believe gives us a competitive advantage over others bidding in broadly marketed transactions.

•	Extensive Development Experience with U.S. Government-Leased Properties. Our senior management team has developed projects comprising approximately 4.2 million square feet, including 37 build-to-suit projects for the GSA as well as other corporate and government tenants. In the aggregate, our senior management team has developed 20 projects for the GSA. Development of government projects, particularly build-to-suit projects, requires expertise in GSA requirements and the needs of tenant agencies. Since 1994, members of our senior management team have developed an average of approximately 49,000 square feet per year of GSA-leased build-to-suit properties. We believe that our thorough understanding of the U.S. Government’s procurement processes and standards, our longstanding relationships with the GSA and other agencies of the U.S. Government, and our differentiated capabilities enable us to continue to compete effectively for U.S. Government development opportunities.

•

Value-Enhancing Asset Management. Our management team focuses on the efficient management of our properties and on improvements to our properties that enhance their value for a tenant agency and improve the likelihood of lease renewal. We work in close partnership with the GSA and tenant agencies to manage the construction of specialized, agency-specific design enhancements. These highly tailored build-outs substantially increase the likelihood of the tenant agency’s renewal and also typically generate a construction management fee paid by the tenant agency to us in the amount of approximately 15% of the actual cost of construction. We also seek to reduce operating costs at all of our properties, often by implementing energy efficiency programs that help the U.S. Government achieve its conservation and efficiency goals. Our asset management team also conducts frequent audits of each of our properties in concert with the GSA and the tenant agency so as to keep each facility in optimal condition, allowing the tenant agency to better perform its stated mission and helping to position us as a GSA partner of choice.

•	Growth-Oriented Capital Structure. As of March 31, 2016, we had approximately $83.0 million of mortgage indebtedness and $184.4 million outstanding under our senior unsecured revolving credit facility for a debt to total enterprise value ratio of 27%. None of our outstanding indebtedness is scheduled to mature until 2019.

Business and Growth Strategies

Our objective is to generate attractive risk-adjusted returns for our stockholders over the long term through dividends and capital appreciation. We pursue the following strategies to achieve these goals:

•	Pursue Attractive Acquisition Opportunities. We seek to engage in strategic and disciplined acquisitions of properties that we believe are essential to the mission of select U.S. Government agencies and that, in many cases, contain agency-specific design enhancements that allow each tenant agency to better satisfy its mission. We target for acquisition primarily major federal buildings of Class A construction that are less than 20 years old, are at least 85% leased to a single U.S. Government agency, are in excess of 40,000 rentable square feet with expansion potential, are in strategic locations to facilitate the tenant agency’s mission, include build-to-suit features and are focused on environmental sustainability.

•	Develop Build-to-Suit U.S. Government Properties. We seek to pursue attractive opportunities to develop build-to-suit properties for use by certain U.S. Government agencies. As U.S. Government agencies expand, they often require additional space tailored specifically to their needs, which may not be available in the agency’s target market and therefore require new construction. The GSA typically solicits proposals from private companies to develop and lease such properties to the agency, rather than developing and owning the property itself. We typically bid for those property development opportunities published by the GSA that suit our investment criteria.

•	Renew Existing Leases at Positive Spreads. We seek to renew leases at our GSA-leased properties at positive spreads upon expiration. Upon lease renewal, GSA rental rates are typically reset based on a number of factors, including inflation, the replacement cost of the building at the time of renewal and enhancements to the property since the date of the prior lease. During the term of a GSA lease, we work in close partnership with the GSA to implement improvements at our properties to enhance the U.S. Government tenant agency’s ability to perform its stated mission, thereby increasing the importance of the building to the tenant agency and the probability of an increase in rent upon lease renewal.

•	Reduce Property-Level Operating Expenses. We seek to manage our properties to increase our income by continuing to reduce property-level operating costs. We manage our properties in a cost efficient manner so as to eliminate any excess spending and streamline our operating costs. When we acquire a property, we review all property-level operating expenditures to determine whether and how the property can be managed more efficiently.

The Offering

The offering terms are summarized below solely for convenience. For a more complete description of the terms of shares of our common stock offered by us and the selling stockholders, see the section entitled “Description of Common Stock of Easterly Government Properties, Inc.” in the accompanying company prospectus and the section entitled “Description of Common Stock” in the accompanying selling stockholder prospectus.

Issuer	Easterly Government Properties, Inc., a Maryland corporation

Shares of Our Common Stock Offered by Us	3,800,000 shares of our common stock (or 4,719,045 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full).

Shares of Our Common Stock Offered by the Forward Sellers	1,500,000 shares of our common stock.(1)(2)

Shares of Our Common Stock Offered by the Selling Stockholders	826,967 shares of our common stock.

Shares of Our Common Stock to Be Outstanding after this Offering, but Excluding the Settlement of the Forward Sales Agreements Assuming Full Physical Settlement	31,643,763 shares of common stock (or 32,562,808 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full).

Shares of Our Common Stock to Be Outstanding after Settlement of the Forward Sales Agreements Assuming Full Physical Settlement	33,143,763 shares of our common stock (or 34,062,808 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full).(1)(2)

Use of Proceeds	We will initially receive approximately $65.23 million in net proceeds from the sale of shares offered by us in this offering (or $81.07 million if the underwriters’ option to purchase additional shares is exercised in full), after deducting underwriting discounts and commissions and our estimated offering expenses.

We will not initially receive any proceeds from the sale of shares of our common stock by the forward sellers or their affiliates. We expect to receive net proceeds of approximately $25.75 million (after deducting fees and estimated expenses related to the forward sales agreements and this offering), subject to certain adjustments pursuant to the forward sales agreements, only upon full physical settlement of the forward sales agreements, which we expect will occur within approximately six months from the date of this prospectus supplement.(3)

We intend to contribute the net proceeds from this offering and the net proceeds, if any, received upon the settlement of the forward sales agreements (and from the sale of any shares of our common stock that we may sell to the underwriters in lieu of the forward sellers selling our common stock to the underwriters) to our operating partnership, which will subsequently use a portion of such net proceeds to fund the portfolio acquisition. Our operating partnership intends to use the balance of such net proceeds, if any, to repay borrowings outstanding under our senior unsecured revolving credit facility, to fund other potential acquisition opportunities, for general corporate purposes, or a combination of the foregoing. See “Use of Proceeds” and “Risk Factors” for certain considerations relevant to an investment in our common stock.

We will not receive any proceeds from the sale of shares of our common stock to be offered by the selling stockholders. We will pay our expenses and the expenses of the selling stockholders in connection with this offering other than underwriting discounts and commissions and certain other expenses associated with the sale of shares by the selling stockholders. See “Selling Stockholders.”

Accounting Treatment of the Forward Sales Agreements	Before the issuance of shares of our common stock, if any, upon physical or net share settlement of the forward sales agreements, we expect that the shares issuable upon settlement of the forward sales agreements will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of the forward sales agreements over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical or net share settlement of the forward sales agreements and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of shares of our common stock is above the applicable adjusted forward sale price, which is initially $17.235 per share (which is the price at which the underwriters have agreed to buy the shares of common stock offered hereby), subject to increase or decrease on a daily basis based on a floating interest rate factor equal to the federal funds rate less a spread, and subject to decrease on each of certain dates by amounts related to expected dividends on shares of our common stock during the term of the forward sales agreements. However, if we physically or net share settle any forward sales agreement, the delivery of shares of our common stock would result in an increase in the number of shares outstanding and dilution to our earnings per share and return on equity.

Conflicts of Interest	All of the proceeds to us from the sale of shares of our common stock by the forward sellers (excluding proceeds paid to us with respect to any shares of our common stock that we may sell to the underwriters in lieu of the forward sellers selling our common stock to the underwriters) will be paid to the forward purchasers. See “Use of Proceeds.” As a result, Citigroup Global Markets Inc. and Jefferies LLC or their affiliates will receive such net proceeds of this offering, not including underwriting compensation.

We may use the net proceeds from the sale of shares or our common stock offered by us, or if we elect to physically settle the forward sales agreements, we may use the proceeds from such settlement(s) to repay borrowings outstanding under our senior unsecured revolving credit facility. Certain of our underwriters and/or their affiliates are lenders, joint lead arrangers and joint book running managers, co-syndication agents, issuing banks and an administrative agent under our senior unsecured revolving credit facility and would receive a pro rata portion from the net proceeds in this offering to us or from the physical settlement of the forward sales agreements to the extent that we use any such proceeds to reduce the outstanding balance under such facility. See “Underwriting—Other Relationships/Conflicts of Interest.”

NYSE Symbol	DEA

Risk Factors	You should read carefully the “Risk Factors” beginning on page S-10 of this prospectus supplement, on page 3 of the accompanying company prospectus and on page 2 of the accompanying selling stockholder prospectus supplement as well as the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein, before making a decision to invest in our common stock.

Restrictions on Ownership	To assist us in maintaining our qualification as a REIT, our charter provides that no person or entity may actually own or be deemed to own by virtue of the applicable constructive ownership provisions, more than 7.1% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of each class or series of our stock, or 7.1% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our stock that are not treated as outstanding for U.S. federal income tax purposes. For more information, see “Description of Common Stock of Easterly Government Properties, Inc.—Restrictions on Ownership and Transfer” beginning on page 8 of the accompanying company prospectus and “Description of Common Stock—Restrictions on Ownership and Transfer” beginning on page 10 of the accompanying selling stockholder prospectus.

(1)

The forward sellers have advised us that they (or their relevant affiliates) intend to acquire shares of our common stock to be sold under this prospectus supplement through borrowings from third-party share lenders. Subject to the occurrence of certain events, we will not be obligated to deliver shares of our common stock, if any, under a forward sales agreement until final settlement of such forward sales agreement, which we expect will occur within approximately six months from the date of this prospectus supplement. Except in certain circumstances, we have the right to elect cash settlement or net share settlement under the forward sales agreements. See “Underwriting—Forward Sales Agreement” in this prospectus supplement for a description of the terms of the forward sales agreements.
(2)	Based on 27,843,763 shares of our common stock outstanding as of May 31, 2016. Excludes (i) 2,231,164 shares of our common stock available for future issuance as of May 31, 2016 under our 2015 equity incentive plan, and (ii) any additional shares that may be issued from and after May 31, 2016 through final settlement of the forward sales agreement. We provide these numbers assuming no event occurs that would require us to sell shares of our common stock to the underwriters in lieu of any forward seller selling shares of our common stock to the underwriters. If such an event occurs, then (a) the number of shares of our common stock to be outstanding immediately after the offering would be increased by such number of shares and (b) the number of shares of our common stock issuable pursuant to physical settlement of the forward sales agreement would be reduced by such number of shares.
(3)	Calculated as of June 1, 2016, assuming that each of the forward sales agreements is fully physically settled based on the initial forward sale price of $17.235 per share by the delivery of 1,500,000 shares of our common stock. The forward sale price is subject to adjustment pursuant to the terms of the forward sales agreements, and any net proceeds to us are subject to settlement of the forward sales agreements. Unless the federal funds rate increases substantially prior to the settlement of the forward sales agreements, we expect to receive less than the initial forward sale price per share upon physical settlement of the forward sales agreements. If we elect to cash settle the forward sales agreements, we would expect to receive an amount of net proceeds that is significantly lower than the estimate included above, and we may not receive any net proceeds (or may owe cash to the forward purchasers). If we elect to net share settle the forward sales agreements in full, we would not receive any proceeds from the forward purchasers.

RISK FACTORS

An investment in our common stock involves various risks, including those set forth below as well as the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference herein. You should carefully consider these risk factors, together with the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectuses, before making an investment in shares of our common stock. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Related to the Portfolio Acquisition

We cannot assure you that the portfolio acquisition will be completed on a timely basis or at all.

There are a number of risks and uncertainties relating to the portfolio acquisition. For example, the portfolio acquisition may not be completed, or may not be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including the failure of the parties to satisfy one or more of the conditions to closing. There can be no assurance that the conditions to closing of the portfolio acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the acquisition. The purchase agreements may be terminated by the parties thereto under certain circumstances. Delays in closing the portfolio acquisition or the failure to close the portfolio acquisition at all may result in our incurring significant additional costs in connection with such delay or termination of the purchase and sale agreements and/or failing to achieve the anticipated benefits of the portfolio acquisition. Any delay in closing or a failure to close the portfolio acquisition could have a negative impact on our business and the trading price of our common stock.

If completed, the portfolio acquisition may not achieve its intended benefits.

There can be no assurance that we will be able to successfully integrate the portfolio of properties with our business or otherwise realize the expected benefits of the portfolio acquisition. Our ability to realize the anticipated benefits of the portfolio acquisition will depend, to a large extent, on our ability to integrate the acquired properties with our business. The integration process may require significant time and focus from our management team following the acquisition and may divert attention from the day-to-day operations of the combined business, which could delay the achievement of our strategic objectives. In addition, the portfolio acquisition may result in material unanticipated problems, including:

•	we may have underestimated the costs to manage the portfolio and to make any necessary improvements to the portfolio;

•	the portfolio may be subject to unknown or contingent liabilities for which we may have no or limited recourse against the sellers, including for liabilities for clean-up or remediation of environmental conditions, claims of vendors or other persons dealing with the acquired entities, tax liabilities and other liabilities whether incurred in the ordinary course of business or otherwise; and

•	we may be unable to renew leases or lease vacating space with respect to the portfolio properties on favorable terms or at all as leases expire.

Many of these risks will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenue, disruptions in our current plans and operations and diversion of our management’s time and energy, which could have a material adverse effect on our business, financial condition, results of operations and/or cash flows. In addition, even if the portfolio is integrated successfully with our operations, we may not realize the full benefits of the portfolio acquisition within the anticipated time frame or at all. All of these factors could cause dilution to our earnings per share, decrease or delay the expected accretive effect of the portfolio acquisition, and/or negatively impact the price of our common stock.

If we do not complete the portfolio acquisition, we will have incurred substantial expenses without our stockholders realizing the expected benefits.

If we are unable to complete the portfolio acquisition, we will have incurred significant due diligence, legal, accounting and other transaction costs in connection with the portfolio acquisition without our stockholders realizing the anticipated benefits. We cannot assure you that we will acquire the acquisition portfolio because the proposed portfolio acquisition is subject to a variety of factors, including the satisfaction of customary closing conditions.

We may incur additional debt in order to consummate the portfolio acquisition and may incur additional debt in the future, which may have a material adverse effect on our financial condition and results of operations, and our ability to make distributions to our stockholders.

We intend to finance the portfolio acquisition with a portion of the net proceeds of this offering and may require additional borrowings under our senior unsecured revolving credit facility. As of May 31, 2016, we had approximately $204.2 million outstanding under our senior unsecured revolving credit facility. In the future, we may incur additional debt to finance future acquisition activities, which could have significant adverse consequences on our business, such as:

•	require us to dedicate a substantial portion of cash flow from operations to the payment of principal, and interest on, indebtedness, thereby reducing the funds available for other purposes;

•	make it more difficult for us to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

•	force us to dispose of one or more of our properties, possibly on unfavorable terms;

•	subject us to increased sensitivity to interest rate increases;

•	make us more vulnerable to economic downturns, adverse industry conditions or catastrophic external events;

•	limit our ability to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	reduce our flexibility in planning for or responding to changing business, industry and economic conditions; or

•	place us at a competitive disadvantage to competitors that have relatively less debt than we have.

If any one of these events were to occur, our financial condition, results of operations, cash flow and trading price of our common stock could be adversely affected.

Our management will have broad discretion with respect to the use of the proceeds of this offering.

This offering of common stock is not contingent upon the consummation of the portfolio acquisition or any other transaction. If we do not consummate the portfolio acquisition, we intend to use the net proceeds from this offering of our common stock to repay borrowings outstanding under our senior unsecured revolving credit facility, to fund other potential acquisition opportunities, for general corporate purposes, or a combination of the foregoing. Accordingly, you cannot determine at this time the value or propriety of our application of the net proceeds, and you may not agree with our decisions. Our use of the net proceeds from this offering may not yield a significant return or any return at all. In addition, in the event that we fail to apply the net proceeds from this offering towards the portfolio acquisition, we will have issued a significant number of additional shares of common stock, and we will not have acquired the revenue generating assets that we had anticipated. The failure by our management to apply these funds effectively could have an adverse effect on our financial condition or results of operations.

We must obtain the consent of the U.S. Government in order to assume the rights and obligations of the landlord under the leases we expect to acquire in the portfolio acquisition, and we will need to collect the U.S. Government’s rent payments from the applicable seller until that consent is obtained.

The leases associated with the properties we expect to acquire in the portfolio acquisition require that we obtain the consent of the U.S. Government in order to transfer the rights and obligations of the landlord from the applicable seller to us. The consent process will occur after the closing of the portfolio acquisition, and is time-consuming and not obligatory on the part of the U.S. Government. The U.S. Government will continue to pay rent to the former owners of those properties until the applicable consent is obtained. If one or more sellers improperly retain rent payments or become subject to bankruptcy, receivership or other insolvency proceedings, we may be unable to recover all or a portion the rent payable by the U.S. Government under such leases in a timely manner, or at all, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to this Offering

The market price and trading volume of our common stock may be volatile following this offering.

The trading volume in our common stock may be volatile and fluctuate and cause significant price variations to occur. If the trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus supplement;

•	the extent of investor interest in our securities;

•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	investor confidence in the stock and bond markets, generally;

•	changes in tax laws;

•	future equity issuances;

•	failure to meet and maintain REIT qualifications; and

•	general market and economic conditions.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and trading price of our common stock.

The form, timing or amount of dividend distributions in future periods may vary and be impacted by economic and other considerations.

The form, timing or amount of future dividend distributions will be declared at the discretion of our board of directors and will depend on actual cash from operations, our financial condition, capital requirements, the annual distribution requirements applicable to REITs under the Internal Revenue Code of 1986, as amended, and other factors as our board of directors may consider relevant.

The number of shares available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Sales of a substantial number of shares of our common stock in the public market, the issuance of substantial additional shares or the perception that such sales or issuances might occur could materially adversely affect the market price of the shares of our common stock. Some of the potential share issuances that may adversely affect the market price of the shares of our common stock could include: the exchange of our common units in our operating partnership for our common stock, the granting, exercise or vesting of any options, restricted stock or restricted stock units or long-term incentive units in our operating partnership, or LTIP units, granted or that may be granted to certain directors, executive officers and other employees under our 2015 equity incentive plan, and other issuances of our common stock or our operating partnership’s securities exchangeable for or convertible into our common stock.

Risks Related to the Forward Sales Agreements

The forward sales agreements could result in substantial dilution to our earnings per share and return on equity or result in substantial cash payment obligations.

Each forward purchaser will have the right to accelerate its forward sales agreement (with respect to all or any portion of the transaction under such forward sales agreement that the forward purchaser determines is affected by an event described below) and require us to settle on a date specified by such forward purchaser if:

•	such forward purchaser is unable to, or would incur a materially increased cost to, establish, maintain or unwind its hedge position with respect to the relevant forward sales agreement;

•	such forward purchaser determines that it is unable, or it is commercially impracticable for it, to continue to borrow a number of shares of our common stock equal to the number of shares of our common stock underlying the relevant forward sales agreement or that, with respect to borrowing such number of shares of our common stock, it would incur a cost that is greater than the borrow cost specified in the relevant forward sales agreement, subject to a prior notice requirement;

•	we declare a dividend or distribution on the shares of our common stock with a cash value in excess of a specified amount per calendar quarter, or with an ex-dividend date prior to the anticipated ex-dividend date for such cash dividend;

•	certain ownership thresholds applicable to such forward purchaser are exceeded;

•	there is a public announcement of any event or transaction that, if consummated, would result in a merger event, tender offer, nationalization, delisting or change in law (in each case, as determined pursuant to the terms of any forward sales agreement); or

•	certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into a forward sales agreement, a market disruption event during a specified period that lasts for more than at least eight scheduled trading days or a change in law (as such terms are defined in the forward sales agreement).

A forward purchaser’s decision to exercise its right to accelerate the settlement of any forward sales agreement will be made irrespective of our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the applicable forward sales agreement or, if we so elect and such forward purchaser so permits our election, net share settlement provisions of the applicable forward sales agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity.

We expect that the forward sales agreements will settle within approximately six months from the date of this prospectus supplement. However, a forward sales agreement may be settled earlier in whole or in part at our option, subject to the satisfaction of certain conditions. A forward sales agreement will be physically settled by delivery of shares of our common stock, unless we elect to cash settle or net share settle such forward sales agreement, subject to the satisfaction of certain conditions. Upon physical settlement or, if we so elect, net share settlement of such forward sales agreement, delivery of shares of our common stock in connection with such physical settlement or, to the extent we are obligated to deliver shares of our common stock, net share settlement will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement with respect to all or a portion of the shares of our common stock underlying a forward sales agreement, which we may do except in certain circumstances, we expect the applicable forward purchaser (or an affiliate thereof) to purchase a number of shares of our common stock necessary to satisfy its or its affiliate’s obligation to return the shares of our common stock borrowed from third parties in connection with sales of shares of our common stock under this prospectus supplement. In addition, the purchase of shares of our common stock in connection with a forward purchaser or its affiliate unwinding its hedge positions could cause the price of shares of our common stock to increase over such time (or prevent a decrease over such time), thereby increasing the amount of cash we would owe to such forward purchaser (or decreasing the amount of cash that the forward purchaser would owe us) upon a cash settlement of the relevant forward sales agreement or the number of shares of our common stock we would deliver to such forward purchaser (or decreasing the number of shares of our common stock that such forward purchaser would deliver to us) upon net share settlement of the relevant forward sales agreement.

The forward sale price that we expect to receive upon physical settlement of a forward sales agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the federal funds rate less a spread and will be subject to decrease on each of certain dates based on amounts related to expected dividends on shares of our common stock during the term of the applicable forward sales agreement. If the federal funds rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the federal funds rate was less than the spread. If the market value of the shares of our common stock during the relevant valuation period under a forward sales agreement is above the relevant forward sale price, in the case of cash settlement, we would pay the applicable forward purchaser under such forward sales agreement an amount in cash equal to the difference or, in the case of net share settlement, we would deliver to such forward purchaser a number of shares of our common stock having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment in the case of cash settlement. See “Underwriting—Forward Sales Agreement” for information on the forward sales agreement.

If any forward purchaser or its affiliate does not sell all the shares of our common stock to be sold by it pursuant to the terms of the underwriting agreement (including because insufficient shares of our common stock were made available by securities lenders for borrowing at a stock loan cost below a specified threshold), we will issue and sell directly to the underwriters the number of shares of our common stock not sold by the relevant forward purchaser or its affiliate and, under such circumstances, the number of shares of our common stock underlying the relevant forward sales agreement will be decreased by the number of shares of our common stock that we issue and sell. The stock loan market is volatile, and it is uncertain whether sufficient shares of our common stock will be made available prior to closing.

In case of certain bankruptcy or insolvency events, the forward sales agreements will automatically terminate, and we would not receive any proceeds from the sale of shares of our common stock that have not theretofore been settled.

If we file for or consent to a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or we or a regulatory authority with jurisdiction over us presents a petition for our winding-up or liquidation, and we consent to such a petition, the forward sales agreements will automatically terminate. If a forward sales agreement so terminates, we would not be obligated to deliver to the applicable forward purchaser any shares of our common stock not previously delivered, and such forward purchaser would be discharged from its obligation to pay the relevant forward sale price per share in respect of any shares of our common stock not previously settled. Therefore, to the extent that there are any shares of our common stock with respect to which such forward sales agreement has not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings, we would not receive the relevant forward sale price per share in respect of those shares of our common stock.

USE OF PROCEEDS

We will initially receive approximately $65.23 million in net proceeds from the sale of shares offered by us in this offering (or $81.07 million if the underwriters’ option to purchase additional shares is exercised in full), after deducting underwriting discounts and commissions and our estimated offering expenses.

We will not initially receive any proceeds from the sale of shares of our common stock by the forward sellers or their affiliates in this offering, unless an event occurs that requires us to sell shares of our common stock to the underwriters in lieu of any forward seller selling shares of our common stock to the underwriters. Assuming full physical settlement of the forward sales agreements at an initial forward sale price of $17.235 per share (which is the price at which the underwriters have agreed to buy the shares of our common stock offered hereby), we expect to receive net proceeds of approximately $25.75 million (after deducting estimated expenses related to the forward sales agreements), subject to certain adjustments pursuant to the forward sales agreement, upon settlement of the forward sales agreements. We expect that settlement will occur within approximately six months from the date of this prospectus supplement. The forward sale price that we expect to receive upon physical settlement of a forward sales agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the federal funds rate less a spread and will be subject to decrease on each of certain dates based on amounts related to expected dividends on shares of our common stock during the term of the applicable forward sales agreement. If the federal funds rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the federal funds rate was less than the spread. Unless the federal funds rate increases substantially prior to the settlement of a forward sales agreement, we expect to receive less than the initial forward sale price per share upon physical settlement of such forward sales agreement.

If, however, we elect to cash settle the forward sales agreements, we would expect to receive an amount of net proceeds that is significantly lower than the estimate described above, and we may not receive any net proceeds (or may owe cash to the forward purchasers). If we elect to net share settle the forward sales agreements in full, we would not receive any proceeds from the forward purchasers, and we may owe shares of our common stock to the forward purchasers in certain circumstances.

We intend to contribute the net proceeds from the shares of our common stock sold by us in this offering and the net proceeds, if any, received upon the settlement of the forward sales agreements (and from the sale of any shares of our common stock that we may sell to the underwriters in lieu of the forward sellers selling our common stock to the underwriters) to our operating partnership, which intends to subsequently use a portion of such net proceeds to fund the portfolio acquisition. Our operating partnership intends to use the balance of such net proceeds, if any, to repay borrowings outstanding under our senior unsecured revolving credit facility, to fund other potential acquisition opportunities, for general corporate purposes, or a combination of the foregoing. As of May 31, 2016, we had approximately $204.2 million outstanding and $195.8 million available under our senior unsecured revolving credit facility. As of March 31, 2016, the interest rate payable on borrowings under our senior unsecured revolving credit facility was approximately 1.84%.

We will not receive any proceeds from the sale of shares of our common stock to be offered by the selling stockholders. We will pay our expenses and the expenses of the selling stockholders in connection with this offering other than underwriting discounts and commissions and certain other expenses associated with the sale of shares by the selling stockholders. See “Selling Stockholders.”

Certain of our underwriters and/or their affiliates are lenders, joint lead arrangers and joint book running managers, co-syndication agents, issuing banks and an administrative agent under our senior unsecured revolving credit facility and would receive a pro rata portion from the net proceeds in this offering to us or from the physical settlement of the forward sales agreements to the extent that we use any such proceeds to reduce the outstanding balance under such facility. See “Underwriting—Other Relationships/Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2016:

•	on an actual basis;

•	on a pro forma basis giving effect to the following, each of which occurred subsequent to March 31, 2016: (i) borrowings of approximately $19.8 million we made under our senior unsecured revolving credit facility to finance the acquisition of the NPS – Omaha property for approximately $17.9 million and for other general corporate purposes and (ii) the issuance of 3,659,256 shares of our common stock upon exchange of common units; and

•	on a pro forma as adjusted basis giving further effect to the net proceeds from the offering by us of 3,800,000 shares of our common stock hereby at the offering price of $18.00 per share (assuming the underwriters do not exercise their option to purchase additional shares), and full physical settlement of the forward sales agreements of 1,500,000 shares of our common stock based on an initial forward sale price equal to the net offering price of $17.235 per share.

You should read this table in conjunction with “Use of Proceeds” in this prospectus supplement and the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, each of which is incorporated by reference herein.

	As of March 31, 2016
(dollars in thousands except par value)	Actual	Pro forma	Pro forma, as adjusted
Cash and cash equivalents	$4,380	$4,380	$95,366

Indebtedness:
Mortgage notes payable	$83,020	$83,020	$83,020
Revolving credit facility	184,417	204,167	204,167

Total long-term debt	$267,437	$287,187	$287,187
Equity:
Common stock, par value $0.01, 200,000,000 shares authorized, 24,168,379 shares issued and outstanding at March 31, 2016, actual, 27,843,763 shares issued and outstanding, pro forma(1), and 33,143,763 shares issued and outstanding, pro forma as adjusted(2)	$241	$278	$331
Additional paid-in capital	392,180	448,698	537,198
Retained (deficit)	(1,019)	(1,019)	(1,019)
Cumulative dividends(3)	(18,368)	(18,368)	(18,368)
Non-controlling interest in operating partnership	239,911	183,356	185,788

Total equity	$612,945	$612,945	$703,930

Total capitalization	$880,382	$900,132	$991,117

(1)	Excludes (i) a maximum of 2,231,164 shares of our common stock available for issuance in the future under our 2015 equity incentive plan, and (ii) 11,884,183 shares of our common stock issuable, at our option, upon the exchange of common units. Includes grants of 16,128 shares of restricted stock to our non-employee directors.
(2)	Excludes (i) 919,045 shares of our common stock issuable upon the exercise in full of the underwriters’ option to purchase additional shares, (ii) a maximum of 2,231,164 shares of our common stock available for issuance in the future under our 2015 equity incentive plan, (iii) 11,884,183 shares of our common stock issuable, at our option, upon the exchange of common units and (iv) shares of our common stock issuable upon the redemption of LTIP units. Includes grants of 16,128 shares of restricted stock to our non-employee directors and the delivery by us of 1,500,000 shares upon full physical settlement of the forward sales agreements.

(3)	Pro forma amount does not give effect to a quarterly cash dividend of $0.23 per share of common stock and per common unit declared by our Board of Directors on May 4, 2016. Our board of directors also declared a dividend for the first quarter of 2016 for each LTIP unit in an amount equal to 10% of the dividend paid per common unit. The dividend will be paid on June 23, 2016 to common stockholders and common unit holders of record as of the close of business on June 8, 2016.

SELLING STOCKHOLDERS

The following table sets forth information with respect to each of the selling stockholders’ beneficial ownership of shares of our common stock as of May 31, 2016 and after giving effect to this offering. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

Applicable percentage ownership set forth in the following table is based upon (i) 27,843,763 shares of our common stock and 11,884,183 common units outstanding as of May 31, 2016 and (ii) 33,143,763 shares of our common stock and 11,884,183 common units outstanding after completion of this offering, assuming that each of the forward sales agreements is fully physically settled by the delivery of 1,500,000 shares of our common stock (assuming the underwriters do not exercise their option to purchase additional shares). If the underwriters exercise their option to purchase additional shares in full, the number of shares of our common stock outstanding immediately after completion of this offering, and assuming that each of the forward sales agreements is fully physically settled by the delivery of 1,500,000 shares of our common stock, will be 34,062,808.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

	Prior to this Offering					After this Offering
Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock	Number of Shares of Common Stock and Common Units	% of All Shares of Common Stock and Common Units	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock	Number of Shares of Common Stock and Common Units	% of All Shares of Common Stock and Common Units
U.S. Government Properties Income & Growth Fund, L.P.(2)	165,572	*	1,965,215	4.9%	164,156	1,416	*	1,801,059	4.0%
U.S. Government Properties Income & Growth Fund II, LP(3)	316,878	1.1%	316,878	*	291,878	25,000	*	25,000	*
USGP I REIT Holdings, LP(4)	96,646	*	96,646	*	70,958	25,688	*	25,688	*
Easterly GSA I LLC(5)	299,975	1.1%	299,975	*	299,975	—	—	—	—

*	Less than 1% of the total shares of common stock outstanding.
(1)	The selling stockholders listed above hold shares of our common stock and, in the case of U.S. Government Properties Income & Growth Fund, L.P., common units, received directly or indirectly in a private placement or as consideration for the contribution of certain property-owning subsidiaries in connection with our initial public offering and formation transactions on February 11, 2015.
(2)	This entity is managed by affiliates of Easterly Capital, LLC, which is owned by Darrell W. Crate, our Chairman. As a result of Mr. Crate’s control of Easterly Capital, LLC, Mr. Crate may be deemed to beneficially own the shares of common stock, including those issuable in the future upon exchange of common units, owned by U.S. Government Properties Income & Growth Fund, L.P. Mr. Crate disclaims any beneficial ownership of such shares and common units and will not receive proceeds directly or indirectly from the sale of the shares of our common stock by U.S. Government Properties Income & Growth Fund, L.P. in this offering. The address for U.S. Government Properties Income & Growth Fund, L.P. is 138 Conant Street, Beverly, MA 01915.
(3)

This entity is managed by affiliates of Easterly Capital, LLC, which is owned by Darrell W. Crate, our Chairman. As a result of Mr. Crate’s control of Easterly Capital, LLC, Mr. Crate may be deemed to beneficially own the shares of common stock owned by U.S. Government Properties Income & Growth Fund II, LP. Mr. Crate

disclaims any beneficial ownership of such shares and common units and will not receive proceeds directly or indirectly from the sale of the shares of our common stock by U.S. Government Properties Income & Growth Fund II, LP in this offering. The address for U.S. Government Properties Income & Growth Fund II, LP is 138 Conant Street, Beverly, MA 01915.
(4)	This entity is managed by affiliates of Easterly Capital, LLC, which is owned by Darrell W. Crate, our Chairman. As a result of Mr. Crate’s control of Easterly Capital, LLC, Mr. Crate may be deemed to beneficially own the shares of common stock owned by USGP I REIT Holdings, LP. Mr. Crate disclaims any beneficial ownership of such shares and common units and will not receive proceeds directly or indirectly from the sale of the shares of our common stock by USGP I REIT Holdings, LP in this offering. The address for USGP I REIT Holdings, LP in this offering. is 138 Conant Street, Beverly, MA 01915.
(5)	The sole member of Easterly GSA I LLC is Amy E. McFarland. The address for Easterly GSA I LLC is One Central Park South, New York, NY 10019.

UNDERWRITING

Citigroup Global Markets Inc. and Jefferies LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we, the selling stockholders, and the forward purchasers (or its affiliate as the forward purchaser’s agent) have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.	1,531,742
Jefferies LLC	1,347,933
Raymond James & Associates, Inc.	1,102,854
RBC Capital Markets, LLC	1,102,854
SunTrust Robinson Humphrey, Inc.	735,236
BTIG, LLC	306,348

Total	6,126,967

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial offering price not to exceed $0.405 per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 919,045 additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our officers, directors and each of the selling stockholders have agreed that, for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of each of Citigroup Global Markets Inc. and Jefferies LLC, dispose of or hedge any shares of common stock or any securities convertible into or exchangeable for our common stock, subject to certain limited exceptions such as the sale of shares of our common stock sold pursuant to the forward sales agreements. The exceptions also permit Darrell Crate, our Chairman, and Michael P. Ibe, our Vice Chairman and Executive Vice President—Development and Acquisitions, to continue or renew an existing pledge of their shares of our common stock and securities convertible into or exchangeable for our common stock as security for a bona fide loan from an unaffiliated institutional lender. In addition to the restrictions set forth above, certain of our other stockholders who are party to the registration rights agreements, each dated January 26, 2015, are similarly restricted from selling shares of our common stock for a period ending 60 days after the closing of this offering.

The shares are listed on the NYSE under the trading symbol “DEA.”

The following table shows the underwriting discounts and commissions that we, the selling stockholders and the forward purchasers or its affiliates are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option.

	No Exercise	Full Exercise
Per share	$0.765	$0.765
Total	4,687,129.760	5,390,199.180

If we physically settle in whole the forward sales agreements based upon the initial forward sale price, we expect to receive net proceeds of approximately $90,985,500 (including the proceeds we receive from the issuance and sales by us of the 3,800,000 shares of our common stock we are offering, and assuming that the underwriters have not exercised their option to purchase additional shares of our common stock and after deducting the underwriting discounts and commissions and the estimated expenses related to the offering and the forward sales agreements), subject to certain adjustments as described below, upon settlement of the forward sales agreements. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

The estimated expenses relating to this offering and the forward sales agreements payable by us, exclusive of the underwriting discounts and commissions, are approximately $360,000. The estimated expenses relating to this offering payable by the selling stockholders, exclusive of the underwriting discounts and commissions, are approximately $15,000. We have agreed to pay the fees and disbursements of counsel for the underwriters in an amount not to exceed $10,000 in connection with the required review by the Financial Industry Regulatory Authority, Inc., or FINRA, in connection with this offering.

In connection with this offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in this offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•	To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares of common stock. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the shares on the NYSE, prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NYSE no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

Electronic Delivery

A prospectus supplement and accompanying prospectuses in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Other Relationships/Conflicts of Interest

The underwriters, the forward purchasers and/or their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters, the forward purchasers and/or their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters, the forward purchasers and/or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), commodities, currencies and other financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. The underwriters, the forward purchasers and/or their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. Such investment and securities activities may involve our securities and instruments.

The forward sellers have advised us that they or their relevant affiliate intend to acquire shares of our common stock to be sold under this prospectus supplement through borrowings from third-party share lenders. Subject to the occurrence of certain events, we will not be obligated to deliver shares of our common stock, if any, under a forward sales agreement until final settlement of such forward sales agreement, which we expect will occur within approximately six months from the date of this prospectus supplement. Although we expect to settle the forward sales agreements entirely by the physical delivery of shares of our common stock for cash proceeds, we may also elect to cash or net-share settle all or a portion of our obligations under the forward sales agreements, in which case, we may receive, or we may owe, cash or shares of our common stock from or to the forward purchasers. All of the proceeds to us from the sale of shares of our common stock by the forward sellers (excluding proceeds paid to us with respect to any shares of our common stock that we may sell to the underwriters in lieu of the forward purchasers or their affiliates selling our common stock to the underwriters) will be paid to the forward purchasers.

We intend to contribute the net proceeds from the shares of our common stock sold by us in this offering and the net proceeds, if any, received upon the settlement of the forward sales agreements (and from the sale of any shares of our common stock that we may sell to the underwriters in lieu of the forward sellers selling our common stock to the underwriters) to our operating partnership, which will subsequently use a portion of such net proceeds to fund the portfolio acquisition. In the event the portfolio acquisition is not consummated and we elect to physically settle the forward sales agreements, we may use the proceeds from such settlement(s) and the net proceeds from the shares of our common stock sold by us in this offering to repay outstanding indebtedness under our senior unsecured revolving credit facility, to fund other potential acquisition opportunities, for general corporate purposes, or a combination of the foregoing. Certain of our underwriters and/or their affiliates are lenders, joint lead arrangers and joint book running managers, co-syndicate agents, issuing banks and an administrative agent under our senior unsecured revolving credit facility and would receive a pro rata portion of the net proceeds from the physical settlement of the forward sales agreements to the extent that we use any such proceeds to reduce the outstanding balance under such facility (see “Use of Proceeds”).

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Forward Sales Agreements

We have entered into separate forward sales agreements with Citigroup Global Markets Inc. and Jefferies LLC, or their affiliates, which we refer to in this capacity as the forward purchasers, relating to an aggregate of 1,500,000 shares of our common stock. In connection with the execution of the forward sales agreements and at our request, Citigroup Global Markets Inc. and Jefferies LLC, either directly or as agents for their respective affiliated forward purchasers, which we refer to in this capacity as the forward sellers, are, at our request, borrowing from third parties and selling to the underwriters an aggregate of 1,500,000 shares of our common stock. If any of the forward purchasers determines, in its commercially reasonable judgment, that such forward seller is unable, after using commercially reasonable efforts, to borrow and sell the full number of such shares of our common stock to be sold by it pursuant to the terms of the underwriting agreement, or if a forward purchaser, in its sole judgment, determines that such forward seller would incur a share loan cost in excess of a specified threshold to do so, we will issue and sell directly to the underwriters the number of shares of our common stock not so borrowed and delivered by such forward seller, and the number of shares of our common stock underlying the relevant forward sales agreement will be decreased by the number of shares of our common stock that we so issue and sell. Under any such circumstance, the commitment of the underwriters to purchase shares of our common stock from the relevant forward seller, as described above, will be replaced with the commitment to purchase from us the relevant number of shares of our common stock not borrowed and delivered by the applicable forward seller. In such event, the underwriters will have the right to postpone the closing date for one business day to effect any necessary changes to the documents or arrangements.

We will not initially receive any proceeds from the sale of our common stock by the forward sellers but we expect to receive an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in this offering, subject to certain adjustments pursuant to the forward sales agreements, at the applicable forward sale price (as described below), from the forward purchasers upon full physical settlement of the forward sales agreements. We will only receive such proceeds if we elect to fully physically settle the forward sales agreements.

We expect each forward sales agreement to settle within approximately six months from the date of this prospectus supplement, subject to acceleration by the relevant forward purchaser upon the occurrence of certain events. On a settlement date, if we decide to physically settle any forward sales agreement, we will issue shares of our common stock to the forward purchaser under the relevant forward sales agreement at the then-applicable forward sale price. The forward sale price initially will be $17.235, which is the price at which the underwriters have agreed to buy the shares of our common stock offered hereby. Each of the forward sales agreements provides that the forward sale price will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the federal funds rate less a spread and will be subject to decrease on each of certain dates based on amounts related to expected dividends on shares of our common stock during the term of the forward sales agreement. If the federal funds rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. As of the date of this prospectus supplement, the federal funds rate was less than the spread. Unless the federal funds rate increases substantially prior to the settlement of the forward sales agreements, we expect to receive less than the initial forward sale price per share upon physical settlement of the forward sales agreements.

Before settlement of any forward sales agreement, we expect that the shares issuable upon settlement of such forward sales agreement will be reflected in our diluted earnings per share, return on equity and dividends per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share, return on equity and dividends per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of such forward sales agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical or net share settlement of the forward sales agreements and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share, except during periods when the average market price of our common stock is above the applicable forward sale price. However, if we decide to physically or net share settle a forward sales agreement, any delivery of our shares by us upon physical or net share settlement of the applicable forward sales agreement will result in dilution to our earnings per share and return on equity.

Except under certain circumstances described below, we have the right to elect physical, cash or net share settlement under any forward sales agreement. Although we expect to settle each of the forward sales agreements entirely by delivering shares of our common stock in connection with full physical settlement, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations. For example, we may conclude that it is in our interest to cash settle or net share settle a forward sales agreement if we have no then-current use for all or a portion of the net proceeds that we would receive upon physical settlement. In addition, subject to certain conditions, we may elect to accelerate the settlement of all or a portion of the number of shares of our common stock underlying a forward sales agreement. In the event that we elect to cash settle, the settlement amount will be generally related to (1) (a) the arithmetic average of the volume-weighted average price of the shares of our common stock on each unwind date during the relevant valuation period under the applicable forward sales agreement (as increased by a commercially reasonable commission) minus (b) the applicable forward sale price, multiplied by (2) the number of shares of our common stock underlying the applicable forward sales agreement subject to cash settlement. In the event we elect to net share settle, the settlement amount will be generally related to (1) (a) the weighted average price at which the relevant forward purchaser or its affiliate purchases shares of our common stock during the relevant valuation period for such settlement under the relevant forward sales agreement (as increased by a commercially reasonable commission) minus (b) the applicable forward sale price, multiplied by (2) the number of shares of our common stock underlying the relevant forward sales agreement subject to such net share settlement. If this settlement amount is a negative number, the applicable forward purchaser will pay us in cash the absolute value of that amount (in the case of cash settlement) or deliver to us a number of shares of our common stock having a value equal to the absolute value of such amount (in the event of net share settlement). If this settlement amount is a positive number, we will pay the applicable forward purchaser in cash that amount (in the case of cash settlement) or deliver to such forward purchaser a number of shares of our common stock having a value equal to such amount (in the event of net share settlement). In connection with any cash settlement or net share settlement, we would expect such forward purchaser or its affiliate to purchase shares of our common stock in secondary market transactions for delivery to third-party share lenders in order to close out its or its affiliate’s hedge position in respect of the applicable forward sales agreement. The purchase of shares of our common stock in connection with a forward purchaser or its affiliate unwinding its hedge positions could cause the price of shares of our common stock to increase over time (or prevent a decrease over time), thereby increasing the amount of cash we owe to such forward purchaser (or decreasing the amount of cash that such forward purchaser owes us) upon cash settlement or increasing the number of shares of our common stock that we are obligated to deliver to such forward purchaser (or decreasing the number of shares of our common stock that such forward purchaser is obligated to deliver to us) upon net share settlement. See “Risk Factors—Risks Related to the Forward Sales Agreements” in this prospectus supplement.

Each forward purchaser will have the right to accelerate its forward sales agreement (with respect to all or any portion of the transaction under such forward sales agreement that the relevant forward purchaser determines is affected by such event) and require us to settle on a date specified by such forward purchaser if: (1) such forward purchaser is unable to, or would incur a materially increased cost to, establish, maintain or unwind its hedge position with respect to its forward sales agreement; (2) such forward purchaser determines that it is unable to, or it is commercially impracticable for it to, continue to borrow a number of shares of our common stock equal to the number of shares underlying the applicable forward sales agreement or that, with respect to borrowing such number of shares of our common stock, it would incur a cost that is greater than the borrow cost specified in such forward sales agreement, subject to a prior notice requirement; (3) we declare a dividend or distribution on shares of our common stock with a cash value in excess of a specified amount per calendar quarter, or with an ex-dividend date prior to the anticipated ex-dividend date for such cash dividend; (4) certain ownership thresholds applicable to such forward purchaser are exceeded; (5) there is a public announcement of any event or transaction that, if consummated, would result in a merger event, tender offer, nationalization, delisting or change in law (in each case, as determined pursuant to the terms of the forward sales agreement); or (6) certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the applicable forward sales agreement, a market disruption event during a specified period that lasts for more than at least eight scheduled trading days or a change in law (as such terms are defined in such forward sales agreement). A forward purchaser’s decision to exercise its right to accelerate the settlement of a forward sales agreement will be made irrespective of our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the applicable forward sales agreement or, if we so elect and a forward purchaser so permits our election, net share settlement provisions of the applicable forward sales agreement irrespective of our capital needs which would result in dilution to our earnings per share, return on equity and dividends per share. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sales agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock or receive any proceeds pursuant to the forward sales agreement. See “Risk Factors—Risks Related to the Forward Sales Agreement” in this prospectus supplement.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance

(Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS

Legal matters will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts, and for certain selling stockholders by Goulston & Storrs PC, Boston, Massachusetts. Legal matters will be passed upon for the underwriters in connection with this offering, and the forward purchasers will be advised in connection with the forward sales agreements by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

EASTERLY GOVERNMENT PROPERTIES, INC.

$500,000,000

Common Stock

Preferred Stock

Stock Purchase Contracts

Depositary Shares

Warrants

Easterly Government Properties, Inc. may offer to sell from time to time common stock, preferred stock, stock purchase contracts, and warrants. Preferred stock purchase rights may be attached to shares of common stock of Easterly Government Properties, Inc. The preferred stock of Easterly Government Properties, Inc. may either be sold separately or represented by depositary shares and may be convertible into common stock or preferred stock of another series.

The common stock, preferred stock, stock purchase contracts, depositary shares and warrants of Easterly Government Properties, Inc. may be offered separately or together, in multiple series, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. Each time Easterly Government Properties, Inc. sells securities, a prospectus supplement will be provided that will contain specific information about the terms of any securities offered and the specific manner in which the securities will be offered. The prospectus supplement will also contain information, where appropriate, about material United States federal income tax consequences relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement. The prospectus supplement may add to, update or change the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Easterly Government Properties, Inc. may offer the securities directly to investors, through agents designated from time to time by Easterly Government Properties, Inc. or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” on page 53.

The common stock of Easterly Government Properties, Inc. is listed on the New York Stock Exchange, or the NYSE, under the symbol “DEA.” On March 8, 2016, the last reported sale price of our common stock on the NYSE was $17.52 per share.

Investing in our securities involves various risks. See “Risk Factors” beginning on page 3 as well as the risk factors contained in documents we file with the Securities and Exchange Commission and which are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 3, 2016.

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement or any applicable free writing prospectus. If anyone provides you with different or additional information, you should not rely on it. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any applicable prospectus supplement, any free writing prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus and the registration statement on Form S-3 of which this prospectus is a part, unless the context otherwise requires, the terms “we,” “us,” and “our” refer to Easterly Government Properties, Inc., a Maryland corporation, individually or together with its subsidiaries, including Easterly Government Properties LP, a Delaware limited partnership, and our predecessor. Easterly Government Properties LP is the entity through which Easterly Government Properties, Inc. conducts substantially all of its business and owns substantially all of its assets. In addition, we sometimes refer to Easterly Government Properties LP as “our operating partnership,” and Easterly Government Properties, Inc. as “our company.”

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PROSPECTUS SUMMARY

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement and documents incorporated by reference contain the full text of certain contracts and other important documents that we have summarized in this prospectus or that we may summarize in an accompanying prospectus supplement. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. This prospectus provides you with a general description of the offered securities. Each time we sell any of the offered securities we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the method and terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and the applicable prospectus supplement, together with any additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. is an internally managed real estate investment trust, or REIT, focused primarily on the acquisition, development and management of Class A commercial properties that are leased to U.S. Government agencies that serve essential functions. We generate substantially all of our revenue by leasing our properties to such agencies through the U.S. General Services Administration, or GSA. Our objective is to generate attractive risk-adjusted returns for our stockholders over the long term through dividends and capital appreciation. We are the sole general partner of our operating partnership, and as of December 31, 2015, we owned approximately 60.9% of the aggregate operating partnership units in our operating partnership.

As of March 9, 2016, we wholly owned 37 properties in the United States, including 34 properties that were leased primarily to U.S. Government tenant agencies and three properties that were entirely leased to private tenants, encompassing approximately 2.7 million square feet in the aggregate. We focus on acquiring, developing and managing GSA-leased properties that are essential to supporting the mission of the tenant agency and strive to be a partner of choice for the U.S. Government, working closely with the GSA to meet the needs and objectives of the tenant agency.

We were incorporated in Maryland as a corporation on October 9, 2014 and did not have any meaningful operations until the completion of our formation transactions and our initial public offering on February 11, 2015 and intend to elect to be treated as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2015.

Our principal executive offices are located at 2101 L Street NW, Suite 750 Washington, DC 20037, and our telephone number is 202-595-9500.

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Ratios of Earnings to Combined Fixed Charges and Preferred Dividends/Distributions

The following table sets forth Easterly Government Properties, Inc.’s and our predecessor’s historical ratios of earnings to combined fixed charges and preferred dividends for the periods indicated:

	Easterly Government Properties, Inc.		The Predecessor(1)
	Period from February 11, 2015 to December 31, 2015		Period from January 1, 2015 to February 10, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	N/A	(2)	—	—	—

(1)	Information presented for periods prior to February 11, 2015, the date of our initial public offering, relate solely to the Predecessor, certain private investment funds that contributed assets in our initial public offering. Pursuant to Accounting Standards Codification Topic 946 Financial Services—Investment Companies, or ASC 946, the Predecessor used investment company accounting, in accordance with which, the investments of the Predecessor that qualified as investment companies were reflected on the Predecessor’s consolidated statements of assets, liabilities and capital at fair value as opposed to historical cost, less accumulated depreciation and impairments, if any. Debt was not shown on the Predecessor’s consolidated statements of assets, liabilities and capital at fair value. In addition, the Predecessor’s consolidated statements of operations did not reflect revenues and other income or operating and other expenses from operations underlying these investments. Instead, these statements of operations reflect the change in fair value of the Predecessor’s investments, whether realized or unrealized. Given that the Predecessor used specialized accounting applicable to investment companies, we believe that the information presented for periods prior to February 11, 2015 cannot be calculated and is not meaningful to an analysis of our operations.
(2)	For the period from February 11, 2015 to December 31, 2015, earnings, as defined, were insufficient to cover fixed charges and preferred dividends by $463,987.

Our ratios of earnings to combined fixed charges and preferred dividends were computed by dividing earnings by the sum of fixed charges and preferred dividends. For the purpose of computing our ratio of earnings to combined fixed charges and preferred stock dividends, “earnings” is the amount resulting from adding: (a) pre-tax income from continuing operations; and (b) fixed charges. “Fixed charges” is the amount equal to the sum of: (i) interest expensed and capitalized; (ii) amortization of premiums, discounts and capitalized expenses related to indebtedness; and (iii) an estimate of the interest within rental expense (reasonably approximated as one third).

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RISK FACTORS

Investing in our securities involves risks. Before purchasing the securities offered by this prospectus you should carefully consider the risks, uncertainties and additional information (i) set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated, or deemed to be incorporated, by reference into this prospectus, and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus and (ii) contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” The risks and uncertainties in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, and any accompanying prospectus supplement, contain forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. We caution investors that any such forward-looking statements presented in this prospectus or any of the documents incorporated by reference, or which management may make orally or in writing from time to time, are based on beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “result,” “should,” “will” and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected by the forward-looking statements. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. Accordingly, investors should use caution in relying on forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	risks associated with our dependence on the U.S. Government and its agencies for substantially all of our revenues, including credit risk and risk that the U.S. Government reduces its spending on real estate or that it changes its preference away from leased properties;

•	risks associated with ownership and development of real estate;

•	decreased rental rates or increased vacancy rates;

•	loss of key personnel;

•	general volatility of the capital and credit markets and the market price of our common stock;

•	the risk that the market price of our common stock may be negatively impacted by increased selling activity following the liquidation of certain private investment funds that contributed assets in our initial public offering;

•	the risk we may lose one or more major tenants;

•	failure of acquisitions or development projects to yield anticipated results;

•	risks associated with actual or threatened terrorist attacks;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space;

•	insufficient amounts of insurance or exposure to events that are either uninsured or underinsured;

•	uncertainties and risks related to adverse weather conditions, natural disasters and climate change;

•	exposure to liability relating to environmental and health and safety matters;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments and the nature of our assets;

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•	exposure to litigation or other claims;

•	risks associated with breaches of our data security;

•	risks associated with our indebtedness;

•	failure to refinance current or future indebtedness on favorable terms, or at all;

•	failure to meet the restrictive covenants and requirements in our existing and new debt agreements;

•	fluctuations in interest rates and increased costs to refinance or issue new debt;

•	risks associated with derivatives or hedging activity;

•	risks associated with mortgage debt or unsecured financing or the unavailability thereof, which could make it difficult to finance or refinance properties and could subject us to foreclosure; and

•	the other risk factors identified in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including those described under the caption “Risk Factors,” and our other reports filed from time to time with the SEC and any prospectus supplement.

The risks included herein are not exhaustive, and you should be aware that there may be other factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Investors should also refer to the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are incorporated herein by reference, including those filed in the future, and to other materials we may furnish to the public from time to time through Current Reports on Form 8-K or otherwise, for a discussion of risks and uncertainties that may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements. We expressly disclaim any responsibility to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events, or otherwise, and you should not rely upon these forward-looking statements after the date of this prospectus.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information we file at the offices of the NYSE, 20 Broad Street, New York, NY 10005. In addition, we maintain a website that contains information about us at www.easterlyreit.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or documents we file with or furnish to the SEC.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph. Please be aware that statements in this prospectus referring to a contract or other document are summaries and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC:

•	Easterly Government Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 2, 2016; and

•	the description of Easterly Government Properties, Inc.’s common stock contained in Easterly Government Properties, Inc.’s Registration Statement on Form 8-A, filed on February 3, 2015, including any amendments and reports filed for the purpose of updating such description.

All documents filed by Easterly Government Properties, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or this registration statement has been withdrawn shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference in this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, by writing or telephoning us at the following:

Easterly Government Properties, Inc.

2101 L Street NW, Suite 750

Washington, D.C. 20037

Attention: Investor Relations

(202) 595-9500

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.

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USE OF PROCEEDS

Easterly Government Properties, Inc. is required by the terms of the partnership agreement of Easterly Government Properties LP to contribute the net proceeds of any sale of common stock, preferred stock, stock purchase contracts, depository shares or warrants to Easterly Government Properties LP in exchange for securities of Easterly Government Properties LP with economic interests that are substantially similar to the securities issued by Easterly Government Properties, Inc.

Unless we provide otherwise in a supplement to this prospectus, following Easterly Government, Inc.’s contribution of any net proceeds to Easterly Government Properties LP, we intend to use the net proceeds from our sale of the securities covered by this prospectus for one or more of the following:

•	the acquisition, development, redevelopment or improvement of properties;

•	full or partial repayment of debt;

•	capital expenditures;

•	working capital; and

•	other general corporate or business purposes.

Pending application of cash proceeds, we may use the net proceeds to temporarily reduce borrowings under our unsecured revolving credit facility or we will invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities which are consistent with our intention to qualify as a REIT for federal income tax purposes. Further details regarding the use of the net proceeds of a specific series or class of the securities will be set forth in the applicable prospectus supplement.

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DESCRIPTION OF COMMON STOCK OF EASTERLY GOVERNMENT PROPERTIES, INC.

The following is a summary of the material terms of Easterly Government Properties, Inc. common stock. It may not contain all of the information that is important to you. You can access complete information by referring to our charter, bylaws and the relevant provisions of Maryland General Corporation Law, or MGCL. The charter and bylaws are incorporated by reference into this prospectus, and the following summary is qualified in its entirety by reference to such documents. References in this section to “we,” “our,” “us,” and “our company” refer to Easterly Government Properties, Inc.

General

Our charter provides that we may issue up to 200,000,000 shares of our common stock, par value $0.01 per share, referred to as our common stock, and up to 50,000,000 shares of preferred stock, par value $0.01 per share, referred to as preferred stock. Our charter authorizes our board of directors, without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock. As of March 9, 2016, there were 24,168,379 shares of our common stock outstanding, and no shares of preferred stock issued and outstanding.

Under Maryland law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All of the shares of our common stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable and all of the shares of our common stock have equal rights as to earnings, assets, dividends and voting. Subject to the preferential rights of holders of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our common stock generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of preferred stock, if any preferred stock is outstanding at such time, and our charter restrictions on the transfer and ownership of our stock.

Except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of stock, the holders of shares of our common stock will possess the exclusive voting power. A plurality of votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of our directors, which means that a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any director. Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on such matters, except that the provisions of our charter relating to the restrictions on ownership and transfer of shares of our stock and the vote required to amend these provisions may be amended only if such amendment is declared advisable by our board of directors and approved by the

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affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter. In addition to the approval of mergers, consolidations or sales of all or substantially all of our assets by the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast, the partnership agreement of our operating partnership also requires us to obtain partnership approval for any transfers of our interest in our operating partnership, a withdrawal as general partner of our operating partnership or consummation of a fundamental transaction, as such term is defined in the partnership agreement of our operating partnership.

Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because substantially all of our assets are held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders, subject to any applicable contractual restrictions.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of our common or preferred stock into one or more classes or series of preferred stock. Prior to the issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of each such class or series. As a result, our board of directors, without the approval of our stockholders, could authorize the issuance of shares of preferred stock that have priority over shares of our common stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

Our charter authorizes our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of our common or preferred stock and to classify or reclassify unissued shares of our common or preferred stock and thereafter to issue such classified or reclassified shares of stock. These charter provisions will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of our stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or market system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests. See “Material Provisions of Maryland Law and Our Charter and Bylaws—Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a

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REIT has been made). Also, not more than 50% of the value of the outstanding shares of our stock (after taking into account certain options to acquire shares of stock) may be owned, directly or indirectly or through application of certain attribution rules by five or fewer “individuals” (as defined in the Code to include certain entities, such as private foundations) at any time during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made), such test being referred to as the 5/50 test. In addition, if 50% or more of our stock is owned by persons owning 50% or more of another REIT, we could be treated as the successor of that REIT and our REIT status for a certain period would depend on that REIT qualifying as a REIT.

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with the REIT ownership requirements, to continue to qualify as a REIT and to prevent us from being treated as a successor of certain entities included in the fund structure of private investment funds that contributed assets in our initial public offering. The relevant sections of our charter provide that no person or entity may actually own or be deemed to own by virtue of the applicable constructive ownership provisions, more than 7.1% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of each class or series of our stock, or 7.1% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our stock that are not treated as outstanding for U.S. federal income tax purposes. Subject to the exceptions described below, our charter further prohibits any person or entity from actually or constructively owning shares in excess of these limits. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below, and, if appropriate in the context, any person or entity that would have been the record owner of such shares, is referred to as a “prohibited owner.”

The applicable constructive ownership rules under the Code are complex and, for instance, may cause stock owned actually or constructively by a group of related individuals and/or entities to be treated as owned constructively by one individual or entity. As a result, the acquisition of less than 7.1% in value of our outstanding stock or less than 7.1% in the value or number of any class or series of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of the ownership limits.

Our charter provides that our board of directors may, prospectively or retroactively, waive the ownership limit with respect to a particular stockholder. In granting such waiver, our board of directors may also require the stockholder receiving such waiver to make certain representations, warranties and covenants related to our ability to qualify as a REIT. As a condition of such waiver, our board of directors may require an opinion of counsel or Internal Revenue Service (“IRS”) ruling, in either case in form and substance satisfactory to our board of directors, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and such representations and undertakings as are reasonably necessary to make the determinations above. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception. Our board of directors has granted waivers to Michael P. Ibe, U.S. Government Properties Income & Growth Fund, LP and U.S. Government Properties Income & Growth Fund II, LP to own approximately 21%, 22% and 28%, respectively, of our outstanding common stock in the aggregate. We do not expect that the issuance of these waivers will adversely affect our ability to qualify as a REIT.

Our charter further prohibits:

•	any person from owning shares of our stock to the extent such ownership would result in our failing to qualify as a REIT;

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution);

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•	any person from owning shares of our stock to the extent such ownership would result in the beneficial owners of 50% or more of certain entities included in the fund structure of private investment funds that contributed assets in our initial public offering from owning 50% or more of our capital stock, applying certain attribution of ownership rules.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limitation provisions or any of the other restrictions on ownership or transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days’ prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT.

The ownership limitation provisions and other restrictions on ownership and transfer of our stock described above will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with any such restriction or limitation is no longer required for REIT qualification.

Pursuant to our charter, if any purported transfer of our stock or any other event otherwise would result in any person violating the ownership restrictions in our charter, then that number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our failing to qualify as a REIT, then our charter provides that the transfer of shares resulting in such violation will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be automatically void and of no force or effect and the intended transferee will acquire no rights in the shares.

The trustee must sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or any of the other restrictions on ownership and transfer of our stock; provided that the right of the trustee to sell the shares will be subject to the rights of any person or entity to purchase such shares from the trust that we establish by an agreement entered into prior to the date the shares are transferred to the trust. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of: (a) the fair market value of such shares on the day of the transfer or other event that resulted in the transfer of such shares to the trust and (b) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividends or other distributions paid to the prohibited owner and owed by the prohibited owner before our discovery that the shares had been transferred to the trust and that is owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trust, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares and may also exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

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Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors determines in good faith that a proposed transfer or other event has taken place that would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors will take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Following the end of each REIT taxable year, every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of any class or series of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitation provisions. In addition, any person or entity that is an actual owner, beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for an actual owner, beneficial owner or constructive owner must, on request, disclose to us such information as we may request in good faith in order to determine our qualification as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders believe to be in their best interest.

Listing

Our common stock is listed on the NYSE under the symbol “DEA.”

Transfer Agent and Registrar

The transfer agent and registrar for the shares of our common stock is American Stock Transfer & Trust Company, LLC.

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DESCRIPTION OF PREFERRED STOCK OF EASTERLY GOVERNMENT PROPERTIES, INC.

The following description summarizes the terms of preferred stock we may offer. When we offer to sell a particular class or series of preferred stock, we will describe the specific terms of the class or series in a prospectus supplement. This description and the description contained in any prospectus supplement are not complete and are in all respects subject to and qualified entirely by reference to our charter, bylaws and the applicable provisions of the Maryland General Corporate Law, or MGCL. Any series of preferred stock we issue will be governed by our charter (as amended and in effect as of the date of such issuance).

Our board of directors may authorize the issuance of up to 50,000,000 shares of preferred stock from time to time, in one or more classes or series. Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of preferred stock into other classes or series of stock. Prior to the issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of a class or series of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests. In addition, our board of directors may afford the holders of any class or series of preferred stock, powers and rights, voting or otherwise, senior to the rights of holders of shares of our common stock.

The prospectus supplement relating to the class or series of preferred stock being offered thereby will describe the specific terms of such securities, including:

•	the designation and par value of the preferred stock;

•	the number of shares of preferred stock offered, the liquidation preference per share and the offering price of preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	preemptive rights, if any;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion;

•	price (or manner of calculation thereof) and conversion period;

•	any voting rights of the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

•	in addition to those limitations described below, any other limitations on actual and constructive ownership and restrictions on transfer;

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•	any listing of the shares of the preferred stock on any securities exchange; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Additionally, the prospectus supplement relating to the class or series of preferred stock being offered thereby will describe any listing of such preferred stock on any securities exchange and will provide a discussion of any material United States federal income tax considerations applicable to such preferred stock.

Rank

Unless otherwise specified in the prospectus supplement relating to a particular class or series of preferred stock, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common stock, and to all equity securities ranking junior to such preferred stock;

•	on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and

•	junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred stock.

Voting Rights

Holders of preferred stock generally will not have any voting rights, except as otherwise indicated in the applicable prospectus supplement.

Conversion Rights

The terms and conditions, if any, upon which shares of any class or series of preferred stock are convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

Restrictions on Ownership and Transfer

To assist us in complying with certain federal income tax requirements applicable to REITs, among other purposes, we have adopted certain restrictions relating to the ownership and transfer of our stock. The applicable prospectus supplement will specify any additional ownership limitations relating to any class or series of preferred stock.

Transfer Agent and Registrar

The registrar and transfer agent for a particular series of preferred stock will be set forth in the applicable prospectus supplement.

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DESCRIPTION OF STOCK PURCHASE CONTRACTS OF EASTERLY GOVERNMENT PROPERTIES, INC.

We may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or depositary shares. The consideration per share of common stock or preferred stock or per depositary share may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by us or on our behalf of shares of the underlying security, or they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the stock purchase contracts.

The securities related to the stock purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase the underlying security or property under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement.

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DESCRIPTION OF DEPOSITARY SHARES OF EASTERLY GOVERNMENT PROPERTIES, INC.

This section outlines some of the provisions of a deposit agreement to govern any depositary shares, the depositary shares themselves and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares related to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the applicable prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

Interest in a Fractional Share, or Multiple Shares, of Preferred Stock

We may, at our option, elect to offer depositary shares, each of which would represent an interest in a fractional share, or multiple shares, of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent an interest in a fractional share, or multiple shares, of preferred stock as described in the prospectus supplement.

Deposit Agreement

The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The prospectus supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its interest in a fractional share, or multiple shares, of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement. We will distribute depositary receipts to those persons purchasing such depositary shares in accordance with the terms of the offering made by the related prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary shareholders.

The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes and governmental charges.

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Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary receipts is entitled to have the depositary deliver to such holder the applicable number of shares of preferred stock underlying the depositary shares evidenced by the surrendered depositary receipts. There may be no market, however, for the underlying preferred stock and once the underlying preferred stock is withdrawn from the depositary, it may not be redeposited.

Redemption and Liquidation

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement.

Voting

Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise discussed in the applicable prospectus supplement.

Amendment and Termination of Deposit Agreement

We and the depositary may amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless holders of a majority of the outstanding depositary shares approve that amendment. No amendment, however, may impair the right of any depositary shareholder to receive any money or other property to which he may be entitled under the terms of the deposit agreement at the times and in the manner and amount provided for therein. We or the depositary may terminate a deposit agreement only if:

•	we redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

•	all outstanding depositary shares have been converted (if convertible) into shares of common stock or another series of preferred stock; or

•	there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

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Miscellaneous

Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

The deposit agreement will contain provisions relating to adjustments in the fraction of a share of preferred stock represented by a depositary share in the event of a change in par value, split-up, combination or other reclassification of the preferred stock or upon any recapitalization, merger or sale of substantially all of our assets.

Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement, or subject to any liability under the deposit agreement to holders of depositary receipts other than for the relevant party’s gross negligence or willful misconduct. The obligations of our company and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

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DESCRIPTION OF WARRANTS OF EASTERLY GOVERNMENT PROPERTIES, INC.

We may issue warrants for the purchase of our common stock, preferred stock or depositary shares representing preferred stock by this prospectus. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement (each, a “warrant agreement”) to be entered into between us and a warrant agent specified therein. We will name any warrant agent in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In the applicable prospectus supplement, we will describe the terms of the warrants and applicable warrant agreement, including, where applicable, the following:

•	the title of such warrants;

•	their aggregate number;

•	the price or prices at which we will issue them;

•	the designation, number and terms of the securities that can be purchased upon exercise of them;

•	the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such security;

•	the date, if any, on and after which they and the related securities, if any, will be separately transferable;

•	the price at which each share of securities that can be purchased upon exercise of such warrants may be purchased;

•	the date on which the right to exercise them shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any anti-dilution protections;

•	a discussion of certain federal income tax considerations; and

•	any other material terms of such warrants, including terms, procedures, and limitations relating to the transferability, exchange, and exercise of such warrants.

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GLOBAL SECURITIES

We may issue some or all of our securities of any series as global securities. We will register each global security in the name of a depositary identified in the applicable prospectus supplement. The global securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the applicable prospectus supplement.

As long as the depositary or its nominee is the registered holder of a global security, that person will be considered the sole owner and holder of the global security and the securities represented by it for all purposes under the securities and the applicable prospectus supplement. Except in limited circumstances, owners of a beneficial interest in a global security:

•	will not be entitled to have the global security or any securities represented by it registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated securities in exchange for the global security; and

•	will not be considered to be the owners or holders of the global security or any securities represented by it for any purposes under the securities or the applicable prospectus supplement.

We will make all payments of principal and any premium and interest on a global security to the depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the depositary or its nominee, called “participants” for purposes of this discussion, and to persons that hold beneficial interests through participants. When a global security is issued, the depositary will credit on its book-entry, registration and transfer system the principal amounts of securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the depositary, with respect to participants’ interests; or

•	any participant, with respect to interests of persons held by the participants on their behalf.

Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	us or our affiliates;

•	the trustee under any applicable prospectus supplement; or

•	any agent of any of the above.

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MATERIAL PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference to our charter and bylaws and the applicable provisions of Maryland law.

Number of Directors; Vacancies

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL, which is one, nor, except as set forth in our charter and our bylaws, more than 15. Because our board of directors has the power to amend our bylaws, it could modify the bylaws to change that range.

Our bylaws provide that any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

Annual Elections

Each of our directors will be elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Directors will be elected by a plurality of the votes cast at a meeting of stockholders at which a quorum is present. There will not be cumulative voting in the election of directors.

Removal of Directors

Our charter provides that, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. “Cause” is defined in our charter to mean conviction of a director of a felony or a final judgment of a court of competent jurisdiction holding that a director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon the affirmative vote of at least a majority of the votes entitled to be cast on the matter and for cause and (2) filling the vacancies created by such removal with their own nominees.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our chairman of the board, our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

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Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years following the most recent date on which the interested stockholder became an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. In addition, a person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution exempting any business combinations between us and any other person or entity from the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person as described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute.

Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with any such resolution (including an amendment to that bylaw provision), with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock. However, we cannot assure you that our board of directors will not recommend to stockholders that the board of directors alter or repeal this resolution in the future. However, an alteration or repeal of the resolution described above will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

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Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two thirds of the votes entitled to be cast on the matter, excluding shares of stock of a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (a) a person who makes or proposes to make a control share acquisition; (b) an officer of the corporation; or (c) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock, which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares acquired or to be acquired in the control share acquisition. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless appraisal rights are eliminated under the charter. Our charter eliminates all appraisal rights of stockholders.

The control share acquisition statute does not apply to: (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This bylaw provision may be amended only with the affirmative vote of a majority of the votes cast on such an amendment by holders of outstanding shares of our common stock.

Appraisal Rights

The MGCL provides that stockholders may exercise appraisal rights unless appraisal rights are eliminated under a company’s charter. Our charter generally eliminates all appraisal rights of stockholders.

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Subtitle 8

Under Subtitle 8 of Title 3 of the MGCL, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three directors who are not officers or employees of the corporation, and who are not affiliated with a person who is seeking to acquire control of the corporation, may elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board requirement;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a requirement for the calling of a special meeting of stockholders only at the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting.

We have elected in our charter to be subject to the provision of Subtitle 8 that provides that vacancies on our board of directors may be filled only by the remaining directors. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors or increase the vote required to remove a director without stockholder approval. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors, we may not elect to be subject to any of these additional provisions of Subtitle 8.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast in the election of directors for the removal of any director from the board, which removal also requires cause, (b) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws and (c) require, unless called by the chairman of our board of directors, chief executive officer, president or our board of directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board.

Amendments to Our Charter and Bylaws

Other than amendments to certain provisions of our charter described below and amendments permitted to be made without stockholder approval under Maryland law or by a specific provision in our charter, our charter may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The provisions of our charter relating to the restrictions on ownership and transfer of shares of our stock, and relating to the vote required to amend such provisions, may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter. Our board of directors, without stockholder approval, has the power under our charter to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares.

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Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws, except the following bylaw provisions, each of which may be amended only with the affirmative vote of a majority of the votes cast on such amendment by holders of outstanding shares of our common stock:

•	provisions opting out of the control share acquisition provisions of the MGCL;

•	provisions prohibiting our board of directors without the approval of a majority of the votes entitled to be the cast by holders of outstanding shares of our common stock, from revoking altering or amending any resolution, or adopting any resolution inconsistent with any previously adopted resolution of our board of directors, that exempts any business combination between us and any other person or entity from the business combination provisions of the MGCL;

•	provisions that require stockholder approval prior to adoption of any stockholder rights plan, except under limited circumstances; and

•	the provision that requires the affirmative vote of a majority of the votes cast for the aforementioned amendments.

Transactions Outside the Ordinary Course of Business

We generally may not merge with or into or consolidate with another company, sell all or substantially all of our assets or engage in a statutory share exchange or convert unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

In addition to the approval of mergers, consolidations or sales of all or substantially all of our assets by the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast, the partnership agreement of our operating partnership also requires us to receive the approval of a majority of the outstanding common units, including units held by Easterly Government Properties, Inc., for Easterly Government Properties, Inc., to transfer or assign our interest in our operating partnership or to consummate any such fundamental transaction. If we do not receive the approval of holders of a majority of the outstanding common units, Easterly Government Properties, Inc. will not be permitted to complete the fundamental transaction even if stockholders of Easterly Government Properties, Inc. entitled to cast a majority of all votes approve any such fundamental transaction.

No Stockholder Rights Plan

We have no stockholder rights plan. Under our bylaws, we may not adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by our board of directors, the plan provides that it will expire unless ratified by the affirmative vote of the majority of the votes cast on the matter by stockholders within one year of adoption or extension.

Dissolution of Our Company

The voluntary dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders must be held each year at a date, time and place determined by our board of directors. Special meetings of stockholders may be called by the chairman of our board of directors, our chief executive officer, our president or our board of directors. Additionally, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all

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of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures and provided the information and certifications required by the advance notice procedures set forth in our bylaws; and

•	with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:

•	by or at the direction of our board of directors; or

•	provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures and provided the information and certifications required by the advance notice procedures set forth in our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain actions, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Action by Stockholders

Our charter provides that stockholder action can be taken at an annual or special meeting of stockholders, or by written consent in lieu of a meeting only if such consent is approved unanimously. These provisions, combined with the requirements of our bylaws regarding advance notice of nominations and other business to be considered at a meeting of stockholders and the calling of a stockholder-requested special meeting of stockholders, may have the effect of delaying consideration of a stockholder proposal.

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Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of the MGCL, our charter and our bylaws described above including, among others, the restrictions on ownership and transfer of our stock, the exclusive power of our board of directors to fill vacancies on the board and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests. Likewise, if our stockholders were to vote to opt-in to the provisions of Subtitle 8 of Title 3 of the MGCL providing for a classified board of directors or if our stockholders were to vote to amend our bylaws to opt-in to the business combination provisions of the MGCL or the control share acquisition provisions of the MGCL, these provisions of the MGCL could cause similar anti-takeover effects.

Exclusive Forum

Our bylaws contain a provision designating the Circuit Court for Baltimore City, Maryland (or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division) as the sole and exclusive forum for derivative claims brought on our behalf, claims against any of our directors, officers or other employees alleging a breach of duty owed to us or our stockholders, claims against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws, claims against us or any of our directors, officers or other employees governed by the internal affairs doctrine, and any other claims brought by or on behalf of any stockholder of record or any beneficial owner of our common stock (either on his, her or its own behalf or on behalf of any series or class of shares of our stock or any group of our stockholders) against us or any of our directors, officers or other employees, unless we consent to an alternative forum. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (a) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in the proceeding, against reasonable expenses incurred by the director or officer in connection with the proceeding, claim, issue or matter. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

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Under the MGCL, a Maryland corporation may not, however, indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, unless limited by the charter (which our charter does not), a court of appropriate jurisdiction, upon application of a director or officer, may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the standards of conduct described above or has been adjudged liable on the basis that a personal benefit was improperly received, but such indemnification shall be limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, except in the case of certain judgments, penalties, and settlements for an accounting of profits from the purchase and sale of our securities, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any officer, employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our executive officers and directors, whereby we agree to indemnify our executive officers and directors against all expenses and liabilities and pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the fullest extent permitted by Maryland law if they are made or threatened to be made a party to the proceeding by reason of their service to our company, subject to limited exceptions. The partnership agreement also provides that we, as general partner, and our affiliate limited partner, directors, officers, employees and agents are indemnified to the extent provided therein.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have obtained an insurance policy under which our directors and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

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Corporate Opportunities

Our charter, to the maximum extent permitted from time to time by Maryland law, provides that our board of directors has the power to cause us to renounce any interest or expectancy that we have in, or any right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to our directors, unless the business opportunity is expressly offered to such person in his or her capacity as a director.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

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UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and relating to the purchase, ownership and disposition of our shares of common stock and preferred stock. Because this is a summary that is intended to address only certain material U.S. federal income tax considerations relating to the ownership and disposition of our common stock and preferred stock generally applicable to holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a broker-dealer, a trust, an estate, a regulated investment company, a REIT, a financial institution, an insurance company, a person who holds 10% or more (by vote or value) of our stock, a person holding their interest through a partnership or similar pass-through entity, a person subject to the alternative minimum tax provisions of the Code, a person holding our common stock or preferred stock as part of a “straddle,” “hedge,” “short sale,” “conversion transaction,” “synthetic security” or other integrated investment, a person who marks-to market our common stock or preferred stock, a U.S. expatriate, a U.S. stockholder (as defined below) whose functional currency is not the U.S. dollar or are otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary assumes that stockholders hold our common stock and preferred stock as a “capital asset” within the meaning of Section 1221 of the Code;

•	this summary does not address U.S. federal income tax considerations applicable to tax-exempt organizations and non-U.S. persons, except to the limited extent described below; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

In addition, this summary does not address tax considerations relating to the purchase, ownership and disposition of purchase contracts, preferred stock represented by depository shares or warrants. In the event we issue any such securities, the prospectus supplement will discuss the related tax considerations in greater detail.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our common stock and preferred stock on your particular tax situation, including any state, local or non-U.S. tax consequences.

For purposes of this discussion, references to “we,” “us” or “our” and any similar terms, refer solely to Easterly Government Properties, Inc. and not our operating partnership.

The information in this section is based on the current Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law, possibly with retroactive effect. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion that do not bind the IRS or the courts, and that a court could agree with the IRS.

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Classification and Taxation of Easterly Government Properties, Inc. as a REIT

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2015. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

We believe that our ownership, form of organization and our operations through the date hereof and our proposed ownership, organization and method of operations thereafter have enabled and will enable to us to qualify as a REIT beginning with our taxable year ended December 31, 2015. We have received an opinion of our tax counsel, Goodwin Procter LLP, to the effect that (i) we have been organized in conformity with the requirements for qualification and taxation as a REIT, and (ii) our prior, current and proposed organization, ownership and method of operation as represented by management have allowed and will allow us to satisfy the requirements for qualification and taxation as a REIT commencing with our taxable year ended December 31, 2015. This opinion was based on representations made by us as to certain factual matters relating to our prior and intended and expected organization, ownership and method of operation, including a representation that our past, current and future ownership has not and will not cause us to be a successor of either of the Easterly Fund REITs. Goodwin Procter LLP has not verified those representations, and their opinion assumes that such representations and covenants are accurate and complete, that we have been owned, organized and operated and will continue to be owned, organized and will continue to operate in accordance with such representations and that we will take no action inconsistent with our status as a REIT. In addition, this opinion was based on the law existing and in effect as of its date. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels, diversity of share ownership and various other qualification tests imposed under the Code discussed below. Goodwin Procter LLP has not reviewed and will not review our compliance with these tests on a continuing basis. Accordingly, the opinion of our tax counsel does not guarantee our ability to qualify as or remain qualified as a REIT, and no assurance can be given that we have satisfied and will satisfy such tests for our taxable year ended December 31, 2015 or for any subsequent period. Also, the opinion of Goodwin Procter LLP is not binding on the IRS, or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied retroactively. Goodwin Procter LLP will have no obligation to advise us or the holders of our stock of any subsequent change in the matters addressed in its opinion, the factual representations or assumptions on which the conclusions in the opinion are based, or of any subsequent change in applicable law.

So long as we qualify for taxation as a REIT, we generally will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal income tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, even if we qualify for taxation as a REIT, we will be subject to federal income tax as follows:

•	We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•	Under some circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

•	If we have net income from “prohibited transactions” we will be subject to a 100% tax on this income. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

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•	If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which we fail the 75% gross income test for the taxable year or (2) the amount by which we fail the 95% gross income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure by a de minimis amount of the 5% or 10% assets tests, and we qualify for and satisfy certain cure provisions, then we will be required to pay a tax equal to the greater of $50,000 or the product of (x) the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests and (y) the highest U.S. federal income tax rate then applicable to corporations.

•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to qualify for taxation as a REIT because we fail to distribute by the end of the relevant year any earnings and profits we inherit from a taxable C corporation during the year (e.g., by tax-free merger or tax-free liquidation), and the failure is not due to fraud with intent to evade tax, we generally may retain our REIT status by paying a special distribution, but we will be required to pay an interest charge on 50% of the amount of undistributed non-REIT earnings and profits.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification as a REIT.”

•	We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year; and any undistributed taxable income from prior taxable years. We will be subject to a 100% penalty tax on some payments we receive or on certain other amounts (or on certain expenses deducted by our TRSs) if arrangements among us, our tenants and/or our TRSs are not comparable to similar arrangements among unrelated parties.

•	We may be subject to tax on gain recognized in a taxable disposition of assets acquired by way of a tax-free merger or other tax-free reorganization with a non-REIT corporation or a tax-free liquidation of a non-REIT corporation into us. Specifically, to the extent we acquire any asset from a C corporation in a carry-over basis transaction and we subsequently recognize gain on a disposition of such asset during a five-year period beginning on the date on which we acquired the asset, then, to the extent of any “built-in gain,” such gain will be subject to U.S. federal income tax at the highest regular corporate tax rate, which is currently 35%. Built-in gain means the excess of (i) the fair market value of the asset as of the beginning of the applicable recognition period over (ii) our adjusted basis in such asset as of the beginning of such recognition period. See “—Tax on Built-in Gains of Former C Corporation Assets.”

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would: (1) include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, (2) be deemed to have paid its proportionate share of the tax that we paid on such gain and (3) be allowed a credit for its proportionate share of the tax deemed to have been paid, with an adjustment made to increase the stockholders’ basis in our stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are C corporations that will elect, jointly with us, to be treated as our TRSs, the earnings of which would be subject to U.S. federal corporate income tax.

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No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local and foreign income, franchise, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

We intend to elect to be taxed as a REIT under the Code effective with our taxable year ended December 31, 2015. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, ownership, sources of income, nature of assets and distributions of income to stockholders, beginning with our taxable year ended December 31, 2015, unless otherwise noted.

The Code defines a REIT as a corporation, trust, or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT under Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer “individuals,” as defined in the Code to include specified entities;

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year, which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT (which, in our case, was our taxable year ended December 31, 2015). For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above. A successful challenge to our valuation determination could jeopardize our ability to comply with condition (6) above. For purposes of its opinion, Goodwin Procter LLP is relying on our determinations of relative values of our shares.

We believe that we have sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter provides restrictions regarding the transfer of shares of our capital stock that are intended

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to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements.

We intend to comply with condition (7) above by making our REIT election as part of our U.S. federal income tax return for our taxable year ended December 31, 2015. Our ability to elect REIT status could be delayed for up to four taxable years if we are determined to have become a “successor” to another REIT whose REIT election has been terminated. We generally intend to avoid successor status with respect to any other REITs, including any REITS that form part of the Easterly Funds, so that any infirmities with respect to any such other REIT’s qualification do not impact our ability to elect REIT status. In furtherance of that objective, our charter prohibits ownership of our capital stock by direct or indirect owners of the Easterly Fund REITs to the extent that ownership would cause us to be a successor of an Easterly Fund REIT, and we monitor and enforce that provision to the extent practicable.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

For purposes of condition (8) above, we will use a calendar year for U.S. federal income tax purposes, and we intend to comply with the applicable recordkeeping requirements.

Prior to our initial public offering we elected to be treated as a “subchapter S” corporation for U.S. federal income tax purposes. In connection with the closing of our formation transactions, we terminated our subchapter S status and thereby closed that taxable year, so that our first REIT taxable year began substantially concurrently with the consummation of the formation transactions.

Non-REIT Accumulated Earnings and Profits

As a REIT, we may not have any undistributed non-REIT earnings and profits at the end of any taxable year, including our first REIT taxable year ended December 31, 2015. Although we do not currently expect to have any non-REIT earnings and profits, if it is subsequently determined that we had undistributed non-REIT earnings and profits as of the end of our first taxable year as a REIT or at the end of any subsequent taxable year, we could fail to qualify as a REIT.

Taxable REIT Subsidiaries

Our TRS is a corporation in which we directly or indirectly own stock and that jointly with us elects to be treated as our TRS under Section 856(l) of the Code. In addition, if one of our TRSs owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our TRS. A TRS is subject to U.S. federal income tax and state and local income tax, where applicable, as a regular C corporation.

Generally, a TRS can perform impermissible tenant services without causing us to receive impermissible tenant services income from those services under the REIT income tests. A TRS may also engage in other activities that, if conducted by us other than through a TRS, could result in the receipt of non-qualified income or the ownership of non-qualified assets. However, several provisions regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to us in excess of a certain amount. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or certain other amounts or on certain expenses deducted by the TRS if the economic arrangements among us, our tenants and/or the TRS are not comparable to similar arrangements among unrelated parties.

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We own and may continue to own interests in one or more TRSs that may perform certain services for our tenants (including in particular construction management services and certain other non-customary services we have identified), receive management fee income and/or hold interests in joint ventures and private equity real estate funds that might hold assets or generate income that could cause us to fail the REIT income or asset tests or subject us to the 100% tax on prohibited transactions. Our TRSs may incur significant amounts of U.S. federal, state and local income taxes.

Although we do not expect any non-U.S. TRSs (or other non-U.S. subsidiaries) to incur significant U.S. income taxes, any such non-U.S. entities may incur significant non-U.S. taxes.

Subsidiary REITs

If any REIT in which we acquire an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a TRS, as further described below.

Ownership of Partnership Interests and Disregarded Subsidiaries by a REIT

A REIT that is a partner in a partnership (or a member of a limited liability company or other entity that is treated as a partnership for U.S. federal income tax purposes) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs, as described below. Thus, our proportionate share of the assets and items of income of our operating partnership, including our operating partnership’s share of the assets, liabilities and items of income of any subsidiary partnership (or other entity treated as a partnership for U.S. federal income tax purposes) in which our operating partnership holds an interest, will be treated as our assets, liabilities and items of income for purposes of applying the REIT income and asset tests. As a result, to the extent that our operating partnership holds interests in partnerships that it does not control, our operating partnership may need to hold such interests through TRSs.

If a REIT owns a corporate subsidiary (including an entity that is treated as an association taxable as a corporation for U.S. federal income tax purposes) that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. Our qualified REIT subsidiaries will not be subject to U.S. federal income taxation, but may be subject to state and local taxation in some states. Certain other entities also may be treated as disregarded entities for U.S. federal income tax purposes, generally including any domestic unincorporated entity that would be treated as a partnership if it had more than one owner. For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of any such disregarded entity will be treated as assets, liabilities and items of income, deduction and credit of the owner of the disregarded entity.

Income Tests Applicable to REITs

To qualify as a REIT, we must satisfy two gross income tests annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain other income and gains described below, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate assets

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other than certain debt instruments of publicly offered REITs, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Interest and gain on debt instruments issued by publicly offered REITs that are not secured by mortgages on real property or interests in real property are not qualifying income for the 75% test. Second, at least 95% of our gross income for each taxable year, excluding gross income from prohibited transactions and certain other income and gains described below, must be derived from any combination of income qualifying under the 75% test and dividends, interest and gain from the sale or disposition of stock or securities.

Rents we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i), and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to us of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

We have earned and expect to continue to earn fees from certain construction management services we will provide to our tenants and other third parties. Gross income from such services generally may only constitute qualifying income for purposes of the 75% and 95% gross income tests to the extent that it is attributable to construction services provided to our tenants in connection with the entering into or renewal of a lease and certain other requirements are satisfied. Construction management services provided to our tenants other than in such circumstances might constitute non-customary services. As a result, to the extent that we provide construction management services to third parties or to tenants other than in connection with the entering into or renewal of a lease, we have provided and intend to continue to provide such services through a TRS, which will be subject to full corporate tax with respect to such income.

We have not derived, and do not anticipate deriving, rents based in whole or in part on the income or profits of any person, rents from related party tenants and/or rents attributable to personal property leased in connection with real property that exceeds 15% of the total rents from that property in sufficient amounts to jeopardize our status as REIT. We also have not derived, and do not anticipate deriving, impermissible tenant service income that exceeds 1% of our total income from any property if the treatment of the rents from such property as

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nonqualifying rents would jeopardize our status as a REIT. Our operating partnership and its subsidiaries may receive other amounts of nonqualifying income, such as management fees, but we intend to structure our interests in those sources of nonqualifying income as needed to preserve our REIT status, such as by conducting management activities that might earn excessive amounts of management fees though a TRS.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and otherwise comply with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur unexpectedly exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. Even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Asset Tests Applicable to REITs

At the close of each quarter of our taxable year, we must satisfy five tests relating to the nature of our assets:

(1)	at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. Government securities. Real estate assets include interests in real property (such as land, buildings, leasehold interest in real property and, for taxable years beginning on or after January 1, 2016, personal property leased with real property if the rents attributable to the personal property would be rents from real property under the income tests discussed above), interests in mortgages on real property or on interests in real property, shares in other qualifying REITs, and stock or debt instruments held for less than one year purchased with the proceeds from an offering of shares of our stock or certain debt and, for tax years beginning on or after January 1, 2016, debt instruments issued by publicly offered REITs;

(2)	not more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class;

(3)	except for equity investments in REITs, qualified REIT subsidiaries, other securities that qualify as “real estate assets” for purposes of the test described in clause (1) or securities of our TRSs: the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of any one issuer’s outstanding voting securities; and we may not own more than 10% of the value of the outstanding securities of any one issuer;

(4)	not more than 25% (for taxable years beginning before January 1, 2018) or 20% (for taxable years beginning on or after January 1, 2018) of the value of our total assets may be represented by securities of one or more TRSs; and

(5)	not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.

Securities for purposes of the asset tests may include debt securities that are not fully secured by a mortgage on real property (or treated as such). However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and

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(c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

We believe that our assets comply with the above asset tests and that we can operate so that we can continue to comply with those tests. However, our ability to satisfy these asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination and for which we will not obtain independent appraisals. For example, we may hold significant assets through our TRSs or hold significant non-real estate assets (such as certain goodwill), and we cannot provide any assurance that the IRS might not disagree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets (including changes in relative values as a result of fluctuations in foreign currency exchange rates). If the failure to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10% value limitation. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets or otherwise satisfy the requirements of such asset tests within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of the total value of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect and, following our identification of the failure, we filed a schedule in accordance with the Treasury Regulations describing each asset that caused the failure, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps to satisfy the requirements of the applicable asset test within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred, including the disposition of sufficient assets to meet the asset tests and paying a tax equal to the greater of $50,000 or the product of (x) the net income generated by the nonqualifying assets during the period in which we failed to satisfy the relevant asset test and (y) the highest U.S. federal income tax rate then applicable to U.S. corporations.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. For purposes of the distribution requirements, any built-in gain (net of the applicable tax) we recognize during the applicable recognition period that existed on an asset at the time we acquired it from a C corporation in a carry-over basis transaction will be included in our REIT taxable income. See “—Tax on Built-in Gains of Former C Corporation Assets” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

To the extent that we do not distribute (and are not deemed to have distributed) all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to U.S. federal income tax on these retained amounts at regular corporate tax rates.

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We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

We believe we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement and to distribute such greater amount as may be necessary to avoid U.S. federal income and excise taxes. It is possible, however, that, from time to time, we may not have sufficient cash or other liquid assets to fund required distributions as a result, for example, of differences in timing between our cash flow, the receipt of income for GAAP purposes and the recognition of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, the creation of reserves, payment of required debt service or amortization payments, or the need to make additional investments in qualifying real estate assets. The insufficiency of our cash flow to cover our distribution requirements could require us to (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms, (3) distribute amounts that would otherwise be invested in future acquisitions or capital expenditures or used for the repayment of debt, (4) pay dividends in the form of taxable stock dividends or (5) use cash reserves, in order to comply with the REIT distribution requirements. Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Tax on Built-in Gains of Former C Corporation Assets

If a REIT acquires an asset from a C corporation in a transaction in which the REIT’s basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation (e.g., a tax-free reorganization under Section 368(a) of the Code), the REIT may be subject to an entity-level tax upon a taxable disposition during a 5-year period following the acquisition date. The amount of the tax is determined by applying the highest regular corporate tax rate, which is currently 35%, to the lesser of (i) the excess, if any, of the asset’s fair market value over the REIT’s basis in the asset on the acquisition date, or (ii) the gain recognized by the REIT in the disposition. The amount described in clause (i) is referred to as “built-in gain.” We do not believe we have acquired and do not currently expect to acquire assets the disposition of which would be subject to the built-in gains tax but are not foreclosed from doing so in the future.

In that regard, after 15 months from the date of this offering, we may acquire assets (i.e., common units) with built-in gain from an Easterly Fund REIT in exchange for shares of our common stock in transactions that might qualify as tax-deferred reorganizations within the meaning of Section 368(a) of the Code, with the result that we would take a carryover tax basis in the assets acquired. While we do not expect that the built-in gains tax will apply to the common units and common stock acquired from the Easterly Fund REIT because it is intended

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to qualify as a REIT, the tax would apply to the common units and common stock acquired from the Easterly Fund REIT (and a corresponding portion of built-in gain in each property held by the operating partnership at that time) if both the acquisition qualified as a tax-deferred reorganization under Section 368(a) of the Code and the Easterly Fund REIT failed to qualify as a REIT prior to the tax-deferred reorganization. Although the acquisition of common units from the Easterly Fund REIT could qualify as a tax-deferred reorganization, we currently expect to structure any such acquisition of common units and common stock in exchange for our shares as an asset acquisition that should not cause us to inherit any tax liabilities of the Easterly Funds, including any Easterly Fund REIT.

Prohibited Transactions

Net income derived from prohibited transactions is subject to a 100% tax. The term “prohibited transactions” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the specific facts and circumstances. The Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain additional requirements will not be treated as prohibited transactions, but compliance with the safe harbor may not always be practical. We have conducted and intend to continue to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers and that a sale of any such asset will not be treated as having been in the ordinary course of our business. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives, however, no assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that the safe-harbor provisions will apply. The 100% tax will not apply to gains from the sale of property held through a TRS or other taxable corporation, although such income will be subject to U.S. federal income tax at regular corporate income tax rates. The potential application of the prohibited transactions tax could cause us to forego potential dispositions of other property or to forego other opportunities that might otherwise be attractive to us (such as developing property for sale), or to undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Hedging Transactions and Foreign Currency Gains

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction (1) made in the normal course of our business primarily to

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manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, (2) entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property that generates such income or gain), or, (3) for taxable years beginning after December 31, 2015, that hedges against transactions described in clause (i) or (ii) and is entered into in connection with the extinguishment of debt or sale of property that is being hedged against by the transaction described in clause (i) or (ii), and which complies with certain identification requirements, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% gross income test and the 75% gross income test. To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

In addition, certain foreign currency gains may be excluded from gross income for purposes of one or both of the REIT gross income tests, provided we do not deal in or engage in substantial and regular trading in securities.

Investments in Loans

Except as provided below, in cases where a mortgage loan is secured by both real property and other property, if the outstanding principal balance of a mortgage loan during the year exceeds the value of the real property securing the loan at the time we committed to acquire the loan, which may be the case, for instance, if we acquire a “distressed” mortgage loan, including with a view to acquiring the collateral, a portion of the interest accrued during the year will not be qualifying income for purposes of the 75% gross income test applicable to REITs and a portion of such loan will not be a qualifying real estate asset. Furthermore, we may be required to retest modified loans that we hold to determine if the modified loan is adequately secured by real property as of the modification date. If the IRS were to assert successfully that any mortgage loans we hold were not properly secured by real estate or that the value of the real estate collateral (at the time of commitment or retesting) was otherwise less than the amount of the loan, we could, as mentioned, earn income that is not qualifying for the 75% income test and also be treated as holding a non-real estate investment in whole or part, which could result in our failure to qualify as a REIT. Notwithstanding the foregoing, for taxable years beginning after December 31, 2015, a mortgage loan secured by both real property and personal property shall be treated as a wholly qualifying real estate asset and all interest shall be qualifying income for purposes of the 75% income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.

While we do not currently expect to originate or acquire mortgage or mezzanine loans, we are not prohibited from doing so. The IRS has provided a safe harbor with respect to the treatment of a mezzanine loan as a mortgage loan and therefore as a qualifying asset for purposes of the REIT asset tests, but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a qualifying real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. However, structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor, such loans might not be properly treated as qualifying mortgage loans for REIT purposes.

Tax Aspects of Our Operating Partnership

In General. We will own all or substantially all of our assets through our operating partnership, and our operating partnership in turn will own a substantial portion of its assets through interests in various partnerships and limited liability companies.

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Except in the case of subsidiaries that have elected REIT or TRS status, we expect that our operating partnership and its partnership and limited liability company subsidiaries will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships for U.S. federal income tax purposes are treated as “pass-through” entities that are not required to pay U.S. federal income taxes. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. We will include in our income our allocable share of the foregoing items for purposes of computing our REIT taxable income, based on the applicable operating agreement. For purposes of applying the REIT income and asset tests, we will include our pro rata share of the income generated by and the assets held by our operating partnership, including our operating partnership’s share of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes, based on our capital interests in such entities. See “—Ownership of Partnership Interests and Disregarded Subsidiaries by a REIT.”

Our ownership interests in such subsidiaries involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If our operating partnership or one or more of its subsidiary partnerships or limited liability companies intended to be taxed as partnerships, were treated as an association, it would be taxable as a corporation and would be subject to U.S. federal income taxes on its income. In that case, the character of the entity and its income would change for purposes of the asset and income tests applicable to REITs and could prevent us from satisfying these tests. See “—Asset Tests Applicable to REITs” and “—Income Tests Applicable to REITs.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify as a REIT” for a discussion of the effect of our failure to meet these tests for a taxable year.

We believe that our operating partnership and other subsidiary partnerships and limited liability companies that do not elect REIT or TRS status have been and/or will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and the remainder of the discussion under this section “—Tax Aspects of Our Operating Partnership” is based on such classification.

Although a domestic unincorporated entity is generally treated as a partnership (if it has more than one owner) or a disregarded entity (if it has a single owner) for U.S. federal income tax purposes, in certain situations such an entity may be treated as a corporation for U.S. federal income tax purposes, including if the entity is a

“publicly traded partnership” that does not qualify for an exemption based on the character of its income. A partnership is a “publicly traded partnership” under Section 7704 of the Code if:

•	interests in the partnership are traded on an established securities market; or

•	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

A partnership will not be treated as a publicly traded partnership if it qualifies for certain safe harbors, one of which applies to certain partnerships with fewer than 100 partners. We expect our operating partnership to qualify for this safe harbor immediately following the consummation of the formation transactions, but we may exceed the 100 partners limit in future periods.

There is a risk that the right of a holder of operating partnership common units to redeem the units for cash (or common stock at our option) could cause operating partnership common units to be considered readily tradable on the substantial equivalent of a secondary market, and we may not be eligible for a safe harbor at all times. If our operating partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income has consisted and will consists of “qualifying income” under Section 7704 of the Code. Qualifying income generally includes real property rents and other types of passive income. We believe that our operating partnership has had and will continue to have sufficient qualifying income so that it would be taxed as a partnership, even if it were classified as a publicly traded partnership. The income requirements applicable to

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REITs under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences will cause our operating partnership to fail the 90% gross income test applicable to publicly traded partnerships.

Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members for U.S. federal income tax purposes. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of their partners or members. If an allocation is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in our operating partnership and its partnership subsidiaries are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. In general, when property is contributed to a partnership in exchange for a partnership interest, the partnership inherits the carry-over tax basis of the contributing partner in the contributed property. Any difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution is referred to as a “book-tax difference.” Under Section 704(c) of the Code, income, gain, loss and deduction attributable to property with a book-tax difference that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time, so that, to the extent possible under the applicable method elected under Section 704(c) of the Code, the non-contributing partners receive allocations of depreciation and gain or loss for tax purposes comparable to the allocations they would have received in the absence of book-tax differences. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Similar tax allocations are required with respect to the book-tax differences in the assets owned by a partnership when additional assets are contributed in exchange for a new partnership interest.

A significant portion of our operating partnership’s assets have book tax differences, including assets contributed by our operating partnership’s limited partners (or their predecessors). Consequently, the agreement of limited partnership of our operating partnership requires such allocations to be made in a manner consistent with Section 704(c) of the Code. As a result of such tax allocations and the carry-over basis of any assets we contribute to our operating partnership in the future, we may be allocated lower amounts of depreciation and other deductions for tax purposes, and possibly greater amounts of taxable income in the event of a disposition, as compared to our share of such items for economic or book purposes. Thus, these rules may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Annual Distribution Requirements Applicable to REITs.

Withholding Obligations with respect to Non-U.S. Partners. With respect to any non-U.S. limited partner, our operating partnership generally will be required to withhold at rates of 20%-35% with respect to the non-U.S. limited partner’s share of our operating partnership income (with the rate varying based on the character of the items comprising the income and the status of the limited partner for U.S. federal income tax purposes), regardless of the amounts distributed to such non-U.S. limited partner. We will be liable for any under withholdings (including interest and penalties). Our operating partnership will have to make the withholding payments in any event even if the withholding obligation exceeds a limited partner’s share of distributions. Unless it can recover the excess withholdings from the limited partner, our operating partnership will have to find other sources of cash to fund excess withholdings.

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Recent Legislation. Congress recently revised the rules applicable to federal income tax audits of partnerships (such as our operating partnership) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed against the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs (such as us), and it is not clear at this time what effect this new legislation will have on us. However, these changes could increase the U.S. federal income tax, interest, and/or penalties otherwise borne by us in the event of a federal income tax audit of our operating partnership or one of its subsidiary partnerships.

Failure to Qualify as a REIT

In the event we violate a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief. If we fail to qualify as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable to stockholders who are individual U.S. stockholders at a maximum rate of 20%, and dividends received by our corporate U.S. stockholders may be eligible for a dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing REIT status for the four taxable years following a year during which qualification was lost.

Taxation of Stockholders and Potential Tax Consequences of Their Investment in Shares of Common Stock or Preferred Stock

Taxation of Taxable U.S. Stockholders

The term “U.S. stockholder” means a holder of shares of common stock or preferred stock who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock or preferred stock, you should consult your own tax advisor regarding the consequences of the ownership and disposition of shares of common stock or preferred stock by the partnership.

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Dividends. As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends. Dividends on our preferred stock will be treated as made out of any available earnings and profits in priority to distributions on our common stock. Dividends paid to a non-corporate U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” Qualified dividend income generally includes dividends paid to most U.S. non-corporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders, our ordinary dividends generally will not be eligible for the 20% tax rate on qualified dividend income. As a result, our ordinary dividends will continue to be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary dividends (1) attributable to dividends received by us from taxable corporations, such as our TRSs, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend. Dividends paid to a corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. If we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gains for the taxable year, without regard to the period for which the U.S. stockholder has held our common stock. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at a maximum U.S. federal rate of 20%, in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% U.S. federal income tax rate for U.S. stockholders who are individuals, trusts or estates, to the extent of previously claimed depreciation deductions.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, we may elect to designate the retained amount as a capital gain dividend with the result that a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock or preferred stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize gain upon a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain if the shares of stock have been held for more than one year, or short-term capital gain, if the shares of stock have been held for one year or less.

Stockholders may not include in their own income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock or preferred stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for

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purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Ordinary income and capital gain must be allocated proportionately among taxable dividends on both our preferred stock and common stock.

Dispositions of Stock. In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. stockholder has held our stock for more than one year. Otherwise, the U.S. stockholder must treat any such gain or loss as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of our stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock or preferred stock may be disallowed if the U.S. stockholder repurchases our common stock or preferred stock within 30 days before or after the disposition.

A redemption by us of any redeemable preferred stock we may issue could be treated either as a taxable disposition of shares or as a dividend, depending on the applicable facts and circumstances. In the event we issue any redeemable preferred stock, the prospectus supplement will discuss the tax considerations of owning such securities in greater detail.

Capital Gains and Losses. The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 39.6%. The maximum tax rate on long-term capital gains applicable to non-corporate taxpayers is 20% for sales and exchanges of capital assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain, known as “unrecaptured section 1250 gains, would have been treated as ordinary income on depreciation recapture if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders as long-term capital gains or unrecaptured section 1250 gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate taxpayers) to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates (currently up to 35%). A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock or preferred stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of certain Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock or preferred stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

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Medicare Tax. A U.S. person that is an individual is subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which currently is between $125,000 and $250,000, depending on the individual’s circumstances). Estates and trusts that do not fall into a special class of trusts that is exempt from such tax are subject to the same 3.8% tax on the lesser of their undistributed net investment income and the excess of their adjusted gross income over a certain threshold. Net investment income generally includes dividends on our stock and gain from the sale of our stock. If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our common stock or preferred stock.

Information Reporting and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a current rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of any dividends or capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. Subject to the exceptions described below, a tax-exempt stockholder generally would not recognize unrelated business taxable income as a result of an investment in our common stock or preferred stock. However, if a tax-exempt stockholder were to finance its acquisition of common stock or preferred stock with debt, a portion of the income that it receives from us and a portion of the gain on sale of our common stock or preferred stock could constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock by value at any time during a taxable year must treat a percentage of the dividends that it receives from us for the taxable year as unrelated business taxable income.

Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares by value only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of the value of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

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•	either (a) one pension trust owns more than 25% of the value of our stock; or (b) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals and foreign corporations (“non-U.S. stockholders”) are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our stock, including any reporting requirements.

Dividends. A non-U.S. stockholder who receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, or USRPIs, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the dividend (including any portion of any dividend that is payable in our stock) ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding tax rates do not apply to dividends from REITs (or are not as favorable for REIT dividends as compared to non-REIT dividends). However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions, and in the case of a corporate non-U.S. stockholder also may be subject to a branch profits tax at the rate of 30% (or lower treaty rate). We plan to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN or Form W-8BEN-E evidencing eligibility for that reduced rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income that is effectively connected with a trade or business in the United States.

A non-U.S. stockholder generally will not be subject to U.S. federal income tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder will be subject to U.S. federal income tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to U.S. federal income tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we may withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non- U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Additional withholding regulations may require us to withhold 10% (or, after February 16, 2016, 15%) of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution (other than distributions subject to FIRPTA, as described below, and except to the extent an exemption or a lower rate of withholding applies), to the extent that we do not do so, we will withhold at a rate of 10% (or, after February 16, 2016, 15%) on any portion of such a distribution.

Except as discussed below with respect to 5% or less holders of regularly traded classes of stock (for periods prior to December 18, 2015), and with respect to 10% or less holders of regularly traded classes of stock, “qualified shareholders” and “qualified foreign pension funds” (for periods on and after December 18, 2015), for

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any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions by us that are attributable to gain from our sale or exchange of USRPIs under special provisions of the U.S. federal income tax laws known as the Foreign Investment in Real Property Act, or FIRPTA. The term USRPIs includes interests in real property and shares in corporations at least 50% of whose real estate and business assets consist of interests in U.S. real property. Under those rules, a non-U.S. stockholder is taxed on distributions by us attributable to gain from sales of USRPIs as if the gain were effectively connected with a U.S. trade or business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at regular tax rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax. A corporate non-U.S. stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend and is a distribution attributable to USRPI gain and may be required to withhold 35% of any of other capital gain dividends. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. However, FIRPTA and the 35% withholding tax will not apply to any distribution with respect to any class of our stock that is regularly traded on an established securities market located in the United States if the recipient non-U.S. stockholder did not own more than 10% (5% for distributions occurring prior to December 18, 2015) of such class of stock at any time during the one-year period ending on the date of distribution. Instead, any capital gain dividend will be treated as an ordinary distribution subject to the rules discussed above, which generally impose a 30% withholding tax (unless reduced by a treaty).

Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains and to receive from the IRS a refund to the extent their proportionate share of this tax paid by us exceeds their actual U.S. federal income tax liability.

Dispositions of Stock. A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a disposition of our common stock or preferred stock as long as at all times during the five-year period ending on the date of disposition non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. For these purposes, beginning on December 18, 2015, a person holding less than 5% of our regularly traded classes of stock for five years will be treated as a U.S. person unless we have actual knowledge that such person is not a U.S. person. Because our common stock is publicly traded, we cannot assure you that our non-U.S. ownership will be less than 50% at any time. Even if our non-U.S. ownership remains under 50% for five years and we otherwise meet the requirements of this rule, pursuant to “certain wash sale” rules under FIRPTA, a non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of our stock within a certain period prior to a distribution attributable to USRPI gain and directly or indirectly (including through certain affiliates) reacquires our stock within certain prescribed periods, provided that this rule will not apply to a disposition and reacquisition of our common stock by a non-U.S. stockholder owning, actually or constructively, 5% or less of our common stock at any time during the one-year period ending on the date of such distribution attributable to USRPI gain.

Regardless of the extent of our non-U.S. ownership, a non-U.S. stockholder will not incur tax under FIRPTA on a disposition of the shares of our publicly traded stock if such non-U.S. stockholder owned, actually or constructively, at all times during a specified testing period, 10% (5% for dispositions prior to December 18, 2015) or less of the total fair market value of such class of stock. The testing period is the shorter of (1) the period during which the non-U.S. stockholder held the shares and (2) the five-year period ending on the disposition date. For as long as our common stock is regularly traded on an established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock unless it owns, actually or constructively, more than 10% (5% for dispositions prior to December 18, 2015) of our common stock during such testing period.

For periods on or after December 18, 2015, to the extent our stock is held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” it will not be treated as a USRPI. Further, to the extent such

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treatment applies, any distribution to such shareholder will not be treated as gain recognized from the sale or exchange of a USRPI. For these purposes, a qualified shareholder is generally a non-U.S. stockholder that (i)(A) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program, and the principal class of interests of which is listed and regularly traded on one or more stock exchanges as defined by the treaty, or (B) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the New York Stock Exchange or Nasdaq, (ii) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Code) and (iii) maintains records of persons holding 5% or more of the class of interests described in clauses (i)(A) or (i)(B) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply with respect to a portion of the qualified shareholder’s stock (determined by applying the ratio of the value of the interests held by applicable investors in the qualified shareholder to the value of all interests in the qualified shareholder and applying certain constructive ownership rules). Such ratio applied to the amount realized by a qualified shareholder on the disposition of our stock or with respect to a distribution from us attributable to gain from the sale or exchange of a USRPI will be treated as amounts realized from the disposition of USRPIs. Such treatment shall also apply to applicable investors in respect of distributions treated as a sale or exchange of stock with respect to a qualified shareholder. For these purposes, an “applicable investor” is person who holds an interest in the qualified shareholder and holds more than 10% of our stock applying certain constructive ownership rules.

For periods on or after December 18, 2015, the FIRPTA rules will not apply to any USRPI held directly (or indirectly through one or more partnerships) by, or to any distribution received from a REIT by a “qualified foreign pension fund” or any entity all of the interests of which are held by an qualified foreign pension fund. For these purposes, a “qualified foreign pension fund” is an organization or arrangement (i) created or organized in a foreign country, (ii) established to provide retirement or pension benefits to current or former employees (or their designees) of one or more employers for services rendered, (iii) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to relevant local tax authorities and (v) with respect to which, under its local laws, contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or taxation of its income is deferred or taxed at a reduced rate.

If the gain on the sale of our stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to any applicable alternative minimum tax. Furthermore, a non-U.S. stockholder generally will incur U.S. federal income tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain and may be subject to the 30% branch profits tax in the case of a foreign corporation; or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and meets certain other criteria, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains derived from sources within the United States.

FATCA Withholding on Certain Foreign Accounts and Entities. The Foreign Account Tax Compliance Act, or FATCA, provisions of the Code, enacted in 2010, together with administrative guidance and certain intergovernmental agreements entered into thereunder, impose a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each

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substantial U.S. owner. If the payee is a foreign financial institution that is not subject to special treatment under certain intergovernmental agreements, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertakes to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent them from complying with these reporting and other requirements. Investors in jurisdictions that have entered into intergovernmental agreements may, in lieu of foregoing requirements, be required to report such information to their home jurisdiction. Withholding under FATCA will apply after December 31, 2018 with respect to the gross proceeds from a disposition of property that can produce U.S. source interest or dividends and began after June 30, 2014 with respect to other withholdable payments. Prospective investors should consult their tax advisors regarding this legislation.

Information Reporting and Backup Withholding. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non- U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a U.S. person.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

We and/or holders of our stock may be subject to state, local and foreign taxation in various state or local or foreign jurisdictions, including those in which we or they transact business or reside. The foreign, state and local tax treatment of us and of holders of our stock may not conform to the U.S. federal income tax considerations discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in our common stock or preferred stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted, amended or repealed. Changes to the U.S. federal income tax laws and to interpretations of the U.S. federal income tax laws could adversely affect an investment in our common stock or preferred stock.

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PLAN OF DISTRIBUTION

We may sell the securities in any one or more of the following ways:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public; and

•	through a combination of any such methods of sale.

If we sell securities to a dealer acting as principal, the dealer may resell such securities at varying prices to be determined by such dealer in its discretion at the time of resale without consulting with us and such resale prices may not be disclosed in the applicable prospectus supplement.

Any underwritten offering may be on a best efforts or a firm commitment basis. We may also offer securities through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Sales of the securities may be effected from time to time in one or more transactions, including negotiated transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any of the prices may represent a discount from the then prevailing market prices.

In the sale of the securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Discounts, concessions and commissions may be changed from time to time. Dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts, concessions or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.

The applicable prospectus supplement will, where applicable:

•	identify any such underwriter, dealer or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate by all underwriters and agents;

•	describe any discounts, concessions or commissions allowed by underwriters to participating dealers;

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•	identify the amounts underwritten; and

•	identify the nature of the underwriter’s or underwriters’ obligation to take the securities.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of common stock of Easterly Government Properties, Inc., which are listed on the NYSE. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering, sales made directly on the NYSE or sales made to or through a market maker other than on an exchange.

Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against or contribution towards certain civil liabilities, including liabilities under the applicable securities laws.

Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our tenants in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price

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set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total amount of the securities less the amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, Easterly Government Properties, Inc., Easterly Government Properties LP or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

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LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Goodwin Procter LLP, New York, New York.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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PROSPECTUS

25,885,151 Shares

Common Stock

This prospectus relates to the possible resale, from time to time, by the selling stockholders to be named in a prospectus supplement of up to 7,033,712 shares of our common stock initially sold in a private placement that occurred simultaneously with our initial public offering and 3,308,000 shares of common stock issued as consideration for the contribution of certain property-owning subsidiaries in connection with our initial public offering and formation transactions on February 11, 2015. It also relates to the possible issuance of up to 15,543,439 shares of our common stock in exchange for common units of partnership interest, or common units, in Easterly Government Properties LP, our operating partnership, tendered for redemption by one or more of the limited partners pursuant to their contractual rights, and the possible resale from time to time of some or all of such shares of common stock by the selling stockholders to be named in a prospectus supplement. We are registering the applicable shares of our common stock to provide the selling stockholders with freely tradable securities.

The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the holders of common units will request that our operating partnership redeem their common units, that upon any such redemption we will elect, in our sole and absolute discretion, to exchange some or all of the common units tendered for redemption for common stock, or that any shares of our common stock requested for resale or received in exchange for common units will be sold by the selling stockholders.

We will receive no proceeds from any issuance of the shares of our common stock covered by this prospectus to the selling stockholders or from any resale of the shares covered by this prospectus by the selling stockholders, but we have agreed to pay certain registration expenses.

The common stock of Easterly Government Properties, Inc. is listed on the New York Stock Exchange, or the NYSE, under the symbol “DEA.” On March 8, 2016, the last reported sale price of our common stock on the NYSE was $17.52 per share.

We impose certain restrictions on the ownership and transfer of our capital stock. You should read the information under the section entitled “Description of Common Stock—Restrictions on Ownership and Transfer of Stock” in this prospectus for a description of these restrictions.

Investing in our securities involves various risks. See “Risk Factors” beginning on page 2 as well as the risk factors contained in documents we file with the Securities and Exchange Commission and which are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 3, 2016.

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any of the selling stockholders has authorized anyone to provide you with different or additional information. Neither we nor any of the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any applicable prospectus supplement or the documents incorporated by reference herein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus and the registration statement on Form S-3 of which this prospectus is a part, unless the context otherwise requires, the terms “we,” “us,” and “our” refer to Easterly Government Properties, Inc., a Maryland corporation, individually or together with its subsidiaries, including Easterly Government Properties LP, a Delaware limited partnership. Easterly Government Properties LP is the entity through which Easterly Government Properties, Inc. conducts substantially all of its business and owns substantially all of its assets. In addition, we sometimes refer to Easterly Government Properties LP as “our operating partnership,” and Easterly Government Properties, Inc. as “our company.”

As used in this prospectus and the registration statement on Form S-3 of which this prospectus is a part, unless the context otherwise requires, (i) “Easterly Fund I” refers to all entities or interests in U.S. Government Properties Income and Growth Fund L.P., U.S. Government Properties Income and Growth Fund REIT, Inc. and the related feeder and subsidiary entities, (ii) “Easterly Fund II” refers to all entities or interests in U.S. Government Properties Income and Growth Fund II, LP, USGP II REIT LP, USGP II (Parallel) Fund, LP and their related feeders and subsidiary entities, and together with Easterly Fund I, the “Easterly Funds,” (iii) “management companies” refer to the entities that managed the Easterly Funds at the time of our initial public offering.

i

PROSPECTUS SUMMARY

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this prospectus, selling stockholders named in this prospectus or to be named in a prospectus supplement may sell shares of our common stock from time to time. The exhibits to our registration statement and documents incorporated by reference contain the full text of certain contracts and other important documents that we have summarized in this prospectus or that we may summarize in an accompanying prospectus supplement. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the common stock any selling stockholders may offer, you should review the full text of these documents.

In connection with offerings by selling stockholders, we may file one or more prospectus supplements that would contain specific information about the method and terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and the applicable prospectus supplement, together with any additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before you decide whether to invest in our common stock.

Selling stockholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our common stock covered by this prospectus through underwriters or dealers, directly to purchasers or through broker-dealers or agents. See “Plan of Distribution.”

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. is an internally managed real estate investment trust, or REIT, focused primarily on the acquisition, development and management of Class A commercial properties that are leased to U.S. Government agencies that serve essential functions. We generate substantially all of our revenue by leasing our properties to such agencies through the U.S. General Services Administration, or GSA. Our objective is to generate attractive risk-adjusted returns for our stockholders over the long term through dividends and capital appreciation. We are the sole general partner of our operating partnership, and as of December 31, 2015, we owned approximately 60.9% of the aggregate operating partnership units in our operating partnership.

As of March 9, 2016, we wholly owned 37 properties in the United States, including 34 properties that were leased primarily to U.S. Government tenant agencies and three properties that were entirely leased to private tenants, encompassing approximately 2.7 million square feet in the aggregate. We focus on acquiring, developing and managing GSA-leased properties that are essential to supporting the mission of the tenant agency and strive to be a partner of choice for the U.S. Government, working closely with the GSA to meet the needs and objectives of the tenant agency.

We were incorporated in Maryland as a corporation on October 9, 2014 and did not have any meaningful operations until the completion of our formation transactions and our initial public offering on February 11, 2015 and intend to elect to be treated as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2015.

Our principal executive offices are located at 2101 L Street NW, Suite 750 Washington, DC 20037, and our telephone number is 202-595-9500.

RISK FACTORS

Investing in our common stock involves risks. Before exchanging common units for shares of common stock or purchasing any shares of common stock pursuant to this prospectus you should carefully consider the risks, uncertainties and additional information (ii) set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated, or deemed to be incorporated, by reference into this prospectus, and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus and (ii) contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” The risks and uncertainties in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, and any accompanying prospectus supplement, contain forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. We caution investors that any such forward-looking statements presented in this prospectus or any of the documents incorporated by reference, or which management may make orally or in writing from time to time, are based on beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “result,” “should,” “will” and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected by the forward-looking statements. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. Accordingly, investors should use caution in relying on forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	risks associated with our dependence on the U.S. Government and its agencies for substantially all of our revenues, including credit risk and risk that the U.S. Government reduces its spending on real estate or that it changes its preference away from leased properties;

•	risks associated with ownership and development of real estate;

•	decreased rental rates or increased vacancy rates;

•	loss of key personnel;

•	general volatility of the capital and credit markets and the market price of our common stock;

•	the risk that the market price of our common stock may be negatively impacted by increased selling activity following the liquidation of certain private investment funds that contributed assets in our initial public offering;

•	the risk we may lose one or more major tenants;

•	failure of acquisitions or development projects to yield anticipated results;

•	risks associated with actual or threatened terrorist attacks;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space;

•	insufficient amounts of insurance or exposure to events that are either uninsured or underinsured;

•	uncertainties and risks related to adverse weather conditions, natural disasters and climate change;

•	exposure to liability relating to environmental and health and safety matters;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments and the nature of our assets;

•	exposure to litigation or other claims;

•	risks associated with breaches of our data security;

•	risks associated with our indebtedness;

•	failure to refinance current or future indebtedness on favorable terms, or at all;

•	failure to meet the restrictive covenants and requirements in our existing and new debt agreements;

•	fluctuations in interest rates and increased costs to refinance or issue new debt;

•	risks associated with derivatives or hedging activity;

•	risks associated with mortgage debt or unsecured financing or the unavailability thereof, which could make it difficult to finance or refinance properties and could subject us to foreclosure; and

•	the other risk factors identified in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including those described under the caption “Risk Factors,” and our other reports filed from time to time with the SEC and any prospectus supplement.

The risks included herein are not exhaustive, and you should be aware that there may be other factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Investors should also refer to the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are incorporated herein by reference, including those filed in the future, and to other materials we may furnish to the public from time to time through Current Reports on Form 8-K or otherwise, for a discussion of risks and uncertainties that may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements. We expressly disclaim any responsibility to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events, or otherwise, and you should not rely upon these forward-looking statements after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information we file at the offices of the NYSE, 20 Broad Street, New York, NY 10005. In addition, we maintain a website that contains information about us at www.easterlyreit.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or documents we file with or furnish to the SEC.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph. Please be aware that statements in this prospectus referring to a contract or other document are summaries and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC:

•	Easterly Government Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 2, 2016; and

•	the description of Easterly Government Properties, Inc.’s common stock contained in Easterly Government Properties, Inc.’s Registration Statement on Form 8-A, filed on February 3, 2015, including any amendments and reports filed for the purpose of updating such description.

All documents filed by Easterly Government Properties, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or this registration statement has been withdrawn shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference in this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, by writing or telephoning us at the following:

Easterly Government Properties, Inc.

2101 L Street NW, Suite 750

Washington, D.C. 20037

Attention: Investor Relations

(202) 595-9500

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part pursuant to our contractual obligation to the holders of our common stock and common units named in the section entitled “Selling Stockholders.” We will not receive any of the proceeds from the issuance of shares of our common stock to such holders or the resale of shares of our common stock from time to time by such holders, but we will acquire additional common units in our operating partnership in exchange for any such issuances. Consequently, with each redemption of common units our percentage ownership interest in our operating partnership will increase. We will also pay registration expenses, which we estimate to be approximately $45,434.

DESCRIPTION OF COMMON STOCK

The following summary of the material terms of Easterly Government Properties, Inc. common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Maryland law. References in this section to “we,” “our,” “us,” and “our company” refer to Easterly Government Properties, Inc.

General

Our charter provides that we may issue up to 200,000,000 shares of our common stock, par value $0.01 per share, referred to as our common stock, and up to 50,000,000 shares of preferred stock, par value $0.01 per share, referred to as preferred stock. Our charter authorizes our board of directors, without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock. As of March 9, 2016, there were 24,168,379 shares of our common stock outstanding, and no shares of preferred stock issued and outstanding.

Under Maryland law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All of the shares of our common stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable and all of the shares of our common stock have equal rights as to earnings, assets, dividends and voting. Subject to the preferential rights of holders of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our common stock generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of preferred stock, if any preferred stock is outstanding at such time, and our charter restrictions on the transfer and ownership of our stock.

Except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of stock, the holders of shares of our common stock will possess the exclusive voting power. A plurality of votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of our directors, which means that a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any director. Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on such matters, except that the provisions of our charter relating to the restrictions on ownership and transfer of shares of our stock and the vote required to amend these provisions may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter. In addition to the approval of mergers, consolidations or sales of all or substantially all of our assets by the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast, the partnership agreement of our operating partnership also requires us to obtain partnership approval for any transfers of our interest in our operating partnership, a withdrawal as general partner of our operating partnership or consummation of a fundamental transaction, as such term is defined in the partnership agreement of our operating partnership.

Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because substantially all of our assets are held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders, subject to any applicable contractual restrictions.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of our common or preferred stock into one or more classes or series of preferred stock. Prior to the issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of each such class or series. As a result, our board of directors, without the approval of our stockholders, could authorize the issuance of shares of preferred stock that have priority over shares of our common stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

Our charter authorizes our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of our common or preferred stock and to classify or reclassify unissued shares of our common or preferred stock and thereafter to issue such classified or reclassified shares of stock. These charter provisions will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of our stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or market system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests. See “Material Provisions of Maryland Law and Our Charter and Bylaws—Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of our stock (after taking into account certain options to acquire shares of stock) may be owned, directly or indirectly or through application of certain attribution rules by five or fewer “individuals” (as defined in the Code to include certain entities, such as private foundations) at any time during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made), such test being referred to as the 5/50 test. In addition, if 50% or more of our stock is owned by persons owning 50% or more of another REIT, we could be treated as the successor of that REIT and our REIT status for a certain period would depend on that REIT qualifying as a REIT.

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with the REIT ownership requirements, to continue to qualify as a REIT and to prevent us from being treated as a successor of certain entities included in the fund structure of private investment funds that contributed assets in our initial public offering. The relevant sections of our charter provide that no person or entity may actually own or be deemed to own by virtue of the applicable constructive ownership provisions, more than 7.1% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of each class or series of our stock, or 7.1% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our stock that are not treated as outstanding for U.S. federal income tax purposes. Subject to the exceptions described below, our charter further prohibits any person or entity from actually or constructively owning shares in excess of these limits. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below, and, if appropriate in the context, any person or entity that would have been the record owner of such shares, is referred to as a “prohibited owner.”

The applicable constructive ownership rules under the Code are complex and, for instance, may cause stock owned actually or constructively by a group of related individuals and/or entities to be treated as owned constructively by one individual or entity. As a result, the acquisition of less than 7.1% in value of our outstanding stock or less than 7.1% in the value or number of any class or series of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of the ownership limits.

Our charter provides that our board of directors may, prospectively or retroactively, waive the ownership limit with respect to a particular stockholder. In granting such waiver, our board of directors may also require the stockholder receiving such waiver to make certain representations, warranties and covenants related to our ability to qualify as a REIT. As a condition of such waiver, our board of directors may require an opinion of counsel or Internal Revenue Service (“IRS”) ruling, in either case in form and substance satisfactory to our board of directors, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and such representations and undertakings as are reasonably necessary to make the determinations above. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception. Our board of directors has granted waivers to Michael P. Ibe, U.S. Government Properties Income & Growth Fund, LP and U.S. Government Properties Income & Growth Fund II, LP to own approximately 21%, 22% and 28%, respectively, of our outstanding common stock in the aggregate. We do not expect that the issuance of these waivers will adversely affect our ability to qualify as a REIT.

Our charter further prohibits:

•	any person from owning shares of our stock to the extent such ownership would result in our failing to qualify as a REIT;

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution);

•

any person from owning shares of our stock to the extent such ownership would result in the beneficial owners of 50% or more of certain entities included in the fund structure of private investment funds that contributed assets in our initial public offering from owning 50% or more of our capital stock, applying certain attribution of ownership rules.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limitation provisions or any of the other restrictions on ownership or transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days’ prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT.

The ownership limitation provisions and other restrictions on ownership and transfer of our stock described above will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with any such restriction or limitation is no longer required for REIT qualification.

Pursuant to our charter, if any purported transfer of our stock or any other event otherwise would result in any person violating the ownership restrictions in our charter, then that number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our failing to qualify as a REIT, then our charter provides that the transfer of shares resulting in such violation will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be automatically void and of no force or effect and the intended transferee will acquire no rights in the shares.

The trustee must sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or any of the other restrictions on ownership and transfer of our stock; provided that the right of the trustee to sell the shares will be subject to the rights of any person or entity to purchase such shares from the trust that we establish by an agreement entered into prior to the date the shares are transferred to the trust. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of: (a) the fair market value of such shares on the day of the transfer or other event that resulted in the transfer of such shares to the trust and (b) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividends or other distributions paid to the prohibited owner and owed by the prohibited owner before our discovery that the shares had been transferred to the trust and that is owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trust, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares and may also exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors determines in good faith that a proposed transfer or other event has taken place that would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors will take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Following the end of each REIT taxable year, every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of any class or series of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitation provisions. In addition, any person or entity that is an actual owner, beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for an actual owner, beneficial owner or constructive owner must, on request, disclose to us such information as we may request in good faith in order to determine our qualification as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders believe to be in their best interest.

Listing

Our common stock is listed on the NYSE under the symbol “DEA.”

Transfer Agent and Registrar

The transfer agent and registrar for the shares of our common stock is American Stock Transfer & Trust Company, LLC.

MATERIAL PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Maryland law. See “Where You Can Find More Information.” References in this section to “we,” “our,” “us” and “our company” refer to Easterly Government Properties, Inc.

Number of Directors; Vacancies

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL, which is one, nor, except as set forth in our charter and our bylaws, more than 15. Because our board of directors has the power to amend our bylaws, it could modify the bylaws to change that range.

Our bylaws provide that any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

Annual Elections

Each of our directors will be elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Directors will be elected by a plurality of the votes cast at a meeting of stockholders at which a quorum is present. There will not be cumulative voting in the election of directors.

Removal of Directors

Our charter provides that, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. “Cause” is defined in our charter to mean conviction of a director of a felony or a final judgment of a court of competent jurisdiction holding that a director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon the affirmative vote of at least a majority of the votes entitled to be cast on the matter and for cause and (2) filling the vacancies created by such removal with their own nominees.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our chairman of the board, our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years following the most recent date on which the interested stockholder became an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. In addition, a person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution exempting any business combinations between us and any other person or entity from the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person as described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute.

Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with any such resolution (including an amendment to that bylaw provision), with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock. However, we cannot assure you that our board of directors will not recommend to stockholders that the board of directors alter or repeal this resolution in the future. However, an alteration or repeal of the resolution described above will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two thirds of the votes entitled to be cast on the matter, excluding shares of stock of a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (a) a person who makes or proposes to make a control share acquisition; (b) an officer of the corporation; or (c) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock, which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares acquired or to be acquired in the control share acquisition. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless appraisal rights are eliminated under the charter. Our charter eliminates all appraisal rights of stockholders.

The control share acquisition statute does not apply to: (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This bylaw provision may be amended only with the affirmative vote of a majority of the votes cast on such an amendment by holders of outstanding shares of our common stock.

Appraisal Rights

The MGCL provides that stockholders may exercise appraisal rights unless appraisal rights are eliminated under a company’s charter. Our charter generally eliminates all appraisal rights of stockholders.

Subtitle 8

Under Subtitle 8 of Title 3 of the MGCL, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three directors who are not officers or employees of the corporation, and who are not affiliated with a person who is seeking to acquire control of the corporation, may elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board requirement;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a requirement for the calling of a special meeting of stockholders only at the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting.

We have elected in our charter to be subject to the provision of Subtitle 8 that provides that vacancies on our board of directors may be filled only by the remaining directors. We have not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify our board of directors or increase the vote required to remove a director without stockholder approval. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors, we may not elect to be subject to any of these additional provisions of Subtitle 8.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast in the election of directors for the removal of any director from the board, which removal also requires cause, (b) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws and (c) require, unless called by the chairman of our board of directors, chief executive officer, president or our board of directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board.

Amendments to Our Charter and Bylaws

Other than amendments to certain provisions of our charter described below and amendments permitted to be made without stockholder approval under Maryland law or by a specific provision in our charter, our charter may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The provisions of our charter relating to the restrictions on ownership and transfer of shares of our stock, and relating to the vote required to amend such provisions, may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter. Our board of directors, without stockholder approval, has the power under our charter to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws, except the following bylaw provisions, each of which may be amended only with the affirmative vote of a majority of the votes cast on such amendment by holders of outstanding shares of our common stock:

•	provisions opting out of the control share acquisition provisions of the MGCL;

•	provisions prohibiting our board of directors without the approval of a majority of the votes entitled to be the cast by holders of outstanding shares of our common stock, from revoking altering or amending any resolution, or adopting any resolution inconsistent with any previously adopted resolution of our board of directors, that exempts any business combination between us and any other person or entity from the business combination provisions of the MGCL;

•	provisions that require stockholder approval prior to adoption of any stockholder rights plan, except under limited circumstances; and

•	the provision that requires the affirmative vote of a majority of the votes cast for the aforementioned amendments.

Transactions Outside the Ordinary Course of Business

We generally may not merge with or into or consolidate with another company, sell all or substantially all of our assets or engage in a statutory share exchange or convert unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

In addition to the approval of mergers, consolidations or sales of all or substantially all of our assets by the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast, the partnership agreement of our operating partnership also requires us to receive the approval of a majority of the outstanding common units, including units held by Easterly Government Properties, Inc., for Easterly Government Properties, Inc., to transfer or assign our interest in our operating partnership or to consummate any such fundamental transaction. If we do not receive the approval of holders of a majority of the outstanding common units, Easterly Government Properties, Inc. will not be permitted to complete the fundamental transaction even if stockholders of Easterly Government Properties, Inc. entitled to cast a majority of all votes approve any such fundamental transaction.

No Stockholder Rights Plan

We have no stockholder rights plan. Under our bylaws, we may not adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by our board of directors, the plan provides that it will expire unless ratified by the affirmative vote of the majority of the votes cast on the matter by stockholders within one year of adoption or extension.

Dissolution of Our Company

The voluntary dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders must be held each year at a date, time and place determined by our board of directors. Special meetings of stockholders may be called by the chairman of our board of directors, our chief executive officer, our president or our board of directors. Additionally, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures and provided the information and certifications required by the advance notice procedures set forth in our bylaws; and

•	with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:

•	by or at the direction of our board of directors; or

•	provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures and provided the information and certifications required by the advance notice procedures set forth in our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain actions, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Action by Stockholders

Our charter provides that stockholder action can be taken at an annual or special meeting of stockholders, or by written consent in lieu of a meeting only if such consent is approved unanimously. These provisions, combined with the requirements of our bylaws regarding advance notice of nominations and other business to be considered at a meeting of stockholders and the calling of a stockholder-requested special meeting of stockholders, may have the effect of delaying consideration of a stockholder proposal.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of the MGCL, our charter and our bylaws described above including, among others, the restrictions on ownership and transfer of our stock, the exclusive power of our board of directors to fill vacancies on the board and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests. Likewise, if our stockholders were to vote to opt-in to the provisions of Subtitle 8 of Title 3 of the MGCL providing for a classified board of directors or if our stockholders were to vote to amend our bylaws to opt-in to the business combination provisions of the MGCL or the control share acquisition provisions of the MGCL, these provisions of the MGCL could cause similar anti-takeover effects.

Exclusive Forum

Our bylaws contain a provision designating the Circuit Court for Baltimore City, Maryland (or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division) as the sole and exclusive forum for derivative claims brought on our behalf, claims against any of our directors, officers or other employees alleging a breach of duty owed to us or our stockholders, claims against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws, claims against us or any of our directors, officers or other employees governed by the internal affairs doctrine, and any other claims brought by or on behalf of any stockholder of record or any beneficial owner of our common stock (either on his, her or its own behalf or on behalf of any series or class of shares of our stock or any group of our stockholders) against us or any of our directors, officers or other employees, unless we consent to an alternative forum. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (a) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in the proceeding, against reasonable expenses incurred by the director or officer in connection with the proceeding, claim, issue or matter. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not, however, indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, unless limited by the charter (which our charter does not), a court of appropriate jurisdiction, upon application of a director or officer, may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the standards of conduct described above or has been adjudged liable on the basis that a personal benefit was improperly received, but such indemnification shall be limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, except in the case of certain judgments, penalties, and settlements for an accounting of profits from the purchase and sale of our securities, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any officer, employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our executive officers and directors, whereby we agree to indemnify our executive officers and directors against all expenses and liabilities and pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the fullest extent permitted by Maryland law if they are made or threatened to be made a party to the proceeding by reason of their service to our company, subject to limited exceptions. The partnership agreement also provides that we, as general partner, and our affiliate limited partner, directors, officers, employees and agents are indemnified to the extent provided therein.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have obtained an insurance policy under which our directors and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

Corporate Opportunities

Our charter, to the maximum extent permitted from time to time by Maryland law, provides that our board of directors has the power to cause us to renounce any interest or expectancy that we have in, or any right to be offered an opportunity to participate in, any business opportunities that are from time to time presented to our directors, unless the business opportunity is expressly offered to such person in his or her capacity as a director.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF EASTERLY GOVERNMENT PROPERTIES LP

The following summary of the terms of the agreement of limited partnership of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of Easterly Government Properties LP, or partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” References in this section to “we,” “our,” “us” and “our company” refer to Easterly Government Properties, Inc.

General

We conduct substantially all of our operations and make substantially all of our investments through our operating partnership, Easterly Government Properties LP, a Delaware limited partnership that was formed on October 10, 2014, which we refer to as our operating partnership. We are the sole general partner of our operating partnership, and as of December 31, 2015, we owned approximately 60.9% of the aggregate operating partnership units in our operating partnership.

Although all of our assets are currently held through the operating partnership, we may in the future elect for various reasons to hold certain of our assets directly rather than through our operating partnership, in which case we have agreed to take commercially reasonable measures to ensure that the economic benefits and burdens of any assets directly held by us are still vested in our operating partnership.

Our operating partnership is structured to make distributions with respect to common units that are equivalent to the distributions made to our common stockholders. Finally, our operating partnership is structured to permit limited partners in our operating partnership, through the exercise of their redemption rights, to exchange one common unit for cash or shares of our common stock on a one-for-one basis (in a taxable transaction) and achieve liquidity for their investment in our operating partnership.

Management

We are the sole general partner of our operating partnership and are liable for its obligations. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions including a merger of our operating partnership or sale of all or substantially all of its assets, as well as acquisitions, dispositions and refinancings, make distributions to partners and to cause changes to the business of our operating partnership. The partnership agreement requires that our operating partnership be operated in a manner that permits us to qualify as a REIT. Our operating partnership is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions.

Transferability of General Partner Interests; Extraordinary Transactions

We may not voluntarily withdraw from our operating partnership or transfer or assign our interest in our operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets without obtaining partnership approval as discussed below:

•	we are the surviving entity in the transaction and our stockholders do not receive cash, securities or other property in the transaction; or

•

if immediately after such a transaction (i) substantially all of the assets of the successor or surviving entity, other than common units held by us, are owned, directly or indirectly, by our operating partnership or another limited partnership or limited liability company, which we refer to as the surviving partnership; (ii) the rights, preferences and privileges of the limited partners in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or nonmanaging members of the surviving partnership (who have, in either case, the rights of a common equity holder); and (iii) such rights of the limited partners include the right to exchange their common units in the surviving partnership if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities and the shares of our common stock as of the time of the transaction.

We also may transfer all or any portion of our general partner interest to a wholly owned subsidiary and following such transfer may withdraw as the general partner, in favor of such subsidiary.

The partnership agreement provides that Easterly Government Properties, Inc. may not transfer any of its interest in our operating partnership, withdraw as general partner of our operating partnership or consummate a fundamental transaction, including mergers, consolidations and sales of all or substantially all of its assets, subject to certain limited exceptions, without partnership approval, as such term is defined in the partnership agreement. Partnership approval is obtained when the sum of (a) the number of common units issued in the formation transactions and consenting to the transaction that are held by certain private investment funds that contributed assets in our initial public offering, or continuing investors, plus (b) the product of (x) the number of common units held by Easterly Government Properties, Inc. and its subsidiaries multiplied by (y) the percentage of the votes that were cast in favor of the transaction by the holders of shares of our common stock, exceeds 50% of the aggregate number of common units issued in the formation transactions and common units held by Easterly Government Properties, Inc. and its subsidiaries outstanding at such time. This right to vote by certain holders of common units on a transfer or assignment of Easterly Government Properties, Inc.’s interest in our operating partnership, withdrawal as general partner of our operating partnership, or consummation of a fundamental transaction will permanently terminate at such time as we own more than 85% of the aggregate of (a) the outstanding common units held by us and (b) the common units issued in the formation transactions that are held by our continuing investors and their respective affiliates and direct or indirect investors.

In addition, unless approved by a majority in interest of our outside limited partners (which excludes us and our subsidiaries), all limited partners (other than our company) must receive for each common unit in a fundamental transaction an amount of cash, securities and other property equal in value to the greatest amount of cash, securities and other property paid in the transaction to a holder of shares of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of common units (other than those held by our company or its subsidiaries) shall be given the option to exchange its common units for the greatest amount of cash, securities or other property that a limited partner would have received had it exercised its redemption right (described below) and sold, tendered or exchanged pursuant to the offer the shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer.

Limited partners generally have no voting or consent rights, except as set forth above and for certain amendments to the partnership agreement. Amendments to reflect the issuance of additional partnership interests or to set forth or modify the designations, rights, powers, duties and preferences of holders of any additional partnership interests in the partnership may be made by the general partner without the consent of the limited partners. In addition, amendments that would not adversely affect the rights of the limited partners in any material respect and certain other specified types of amendments may be made by the general partner without the consent of the limited partners. Otherwise, amendments to the partnership agreement that would adversely affect the rights of the limited partners in any material respect must be approved by limited partners holding a majority of the common units and LTIP units, voting together as a single class, (including the common units held by our company and our affiliates) and, if such amendments would modify certain provisions of the partnership agreement relating to distributions, allocations, and redemptions, among others, the consent of a majority in interest of the common units held by limited partners (other than our company and its subsidiaries) is required if such an amendment would disproportionately affect such limited partners. In addition, any amendment to the partnership agreement that would convert a limited partner interest into a general partner interest (except for our acquiring such interest), modify the limited liability of a limited partner or prohibit the exercise of, or alter any of the material terms related to, the redemption right would require the consent of each limited partner adversely affected or otherwise will be effective against only those limited partners who provide consent.

Capital Contributions

The partnership agreement provides that if our operating partnership requires additional funds at any time in excess of funds available to our operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, if we issue any equity securities, we are obligated to contribute the proceeds from such issuance as additional capital to our operating partnership and we will receive additional partnership interests or, rights, options, warrants or convertible or exchangeable securities with economic interests substantially similar to those of the securities we issued. In addition, if we contribute additional capital to our operating partnership, we generally will revalue the property of our operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. Our operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, that could have priority over common partnership interests with respect to distributions from our operating partnership, including the partnership interests we own.

Redemption Rights

Pursuant to the partnership agreement, limited partners, other than our company or our subsidiaries, will receive redemption rights on or after the date that is 15 months from the date of issuance of such common units, which will enable them to cause our operating partnership to redeem one common unit, or the common unit to be received upon conversion of a long-term incentive plan unit, or LTIP unit, held by such limited partners in exchange for cash or, at our option, one share of common stock. The cash redemption amount per common unit would be based, if common stock is traded on a national securities exchange, on the closing price of common stock (as of the date of receipt by our partnership of a notice of redemption, or if such date is not a business day, the first business day thereafter) as reported by such national securities exchange, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day. The number of shares of common stock issuable upon redemption of common units held by limited partners may be adjusted upon the occurrence of certain events such as stock dividends, stock subdivisions or combinations. We expect to fund cash redemptions, if any, out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner could cause:

•	the redeeming partner or any other person to violate any of the restrictions on ownership and transfer of our stock contained in our charter;

•	a termination of our operating partnership for U.S. federal or state income tax purposes (except as a result of the redemption of all common units other than those owned by us);

•	our operating partnership to cease to be classified as a partnership for U.S. federal income tax purposes (except as a result of the redemption of all common units other than those owned by us);

•	our operating partnership to become, with respect to any employee benefit plan subject to Title I of Employee Retirement Income Security Act of 1974, or ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) of the Code);

•	any portion of the assets of our operating partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;

•	our operating partnership to become a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code, that is taxable as a corporation under Section 7704 of the Code;

•	our operating partnership to be regulated under the 1940 Act, the Investment Advisers Act of 1940, as amended, or ERISA; or

•	an adverse effect on our ability to continue to qualify as a REIT or any taxes to become payable by us under Section 857 or Section 4981 of the Code.

We may, in our sole and absolute discretion, waive any of these restrictions.

Reimbursement of Expenses

We will not receive any compensation for our services as general partner of our operating partnership. In addition to the administrative and operating costs and expenses incurred by our operating partnership, our operating partnership paid all expenses relating to our formation and generally pays all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and operation;

•	all expenses relating to offerings, registrations and repurchases of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under U.S. federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body;

•	all expenses for compensation of our directors, director nominees, officers and employees; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of our operating partnership.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage our company in a manner consistent with the best interests of our stockholders. At the same time, we, as the general partner of our operating partnership, have fiduciary duties under applicable Delaware law to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. The limited partners of our operating partnership expressly acknowledge that, as the general partner of our operating partnership, we are acting for the benefit of our operating partnership, the limited partners and our stockholders collectively. When deciding whether to cause our operating partnership to take or decline to take any actions, we, as the general partner, will be under no obligation to give priority to the separate interest of (i) the limited partners in our operating partnership (including, without limitation, tax considerations of our limited partners except as provided in a separate written agreement) or (ii) our stockholders. In addition, the partnership agreement provides that if there is a conflict between the interests of our stockholders and the limited partners of our operating partnership, we, as the general partner, will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners of our operating partnership must be resolved in favor of our stockholders.

Distributions

The partnership agreement provides that, subject to the terms of any preferred partnership interests, our operating partnership will use reasonable efforts to make non-liquidating distributions at least quarterly and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in our operating partnership. We will be subject to certain prohibitions with respect to distributions if we are in default under our senior unsecured revolving credit facility which we entered into in connection with our initial public offering.

Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans and subject to the terms of any preferred partnership interests, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each taxable year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership, subject to certain allocations to be made with respect to LTIP units as described below or the terms of any preferred partnership interests. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury Regulations promulgated thereunder. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit and subject to contractual constraints required by agreements we enter into with the contributing parties in the formation transactions, we, as the general partner, shall have the authority to elect the method to be used by our operating partnership for allocating items with respect to any contributed property acquired in connection with this offering or thereafter for which fair market value differs from the adjusted tax basis at the time of contribution, or with respect to properties that are revalued and carried for purposes of maintaining capital accounts at a value different from adjusted tax basis at the time of revaluation, and such election shall be binding on all partners.

LTIP Units

Our operating partnership has issued, and may in the future issue, LTIP units, which are intended to qualify as “profits interests” in our operating partnership for U.S. federal income tax purposes, to persons providing services to our operating partnership. LTIP units may be issued subject to vesting requirements, which, if they are not met, may result in the automatic forfeiture of any LTIP units issued. Generally, LTIP units will be entitled to the same non-liquidating distributions and allocations of profits and losses as the common units on a per unit basis, subject to certain limitations as described below.

As with common units, liquidating distributions with respect to LTIP units are made in accordance with the positive capital account balances of the holders of these LTIP units to the extent associated with these LTIP units. However, unlike common units, upon issuance, LTIP units will have a capital account equal to zero. Upon the sale of all or substantially all of the assets of our operating partnership or a book-up event for tax purposes in which the book values of our operating partnership’s assets are adjusted, a holder of an LTIP unit will be entitled to priority allocations of cumulative book gain as measured against the value of the LTIP unit as of the date of its issuance until the capital account associated with that LTIP unit equals the capital account associated with common units. The amount of these priority allocations will determine the liquidation value of the LTIP units. In addition, once the capital account associated with a vested LTIP unit has increased to equal, on a per unit basis, the capital accounts associated with the common units, that LTIP unit, generally, may be converted into a common unit by the holder or us. The book gain that may be allocated to increase the capital accounts associated with LTIP units is comprised of unrealized gain, if any, inherent in the property of our operating partnership on an aggregate basis at the time of a book-up event. Book-up events are events that, for U.S. federal income tax purposes, require a partnership to revalue its property and allocate any unrealized gain or loss since the last book-up event to its partners. Book-up events, generally, include, among other things, acquisition of assets by our operating partnership in exchange for partnership interests and the issuance or redemption by a partnership of more than a de minimis amount of partnership interests.

LTIP units are not entitled to the redemption right described above, but any common units into which LTIP units are converted are entitled to redemption. LTIP units, generally, vote with the common units and do not have any separate voting rights except in connection with actions that would materially and adversely affect the rights of the LTIP units.

Term

Our operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our withdrawal (unless the limited partners elect to continue the partnership);

•	an election by us in our capacity as the general partner to dissolve the partnership;

•	entry of a decree of judicial dissolution; or

•	a final and non-appealable judgment of our bankruptcy or insolvency (unless the limited partners elect to continue the partnership).

Tax Matters

Our partnership agreement provides that we, as the sole general partner of our operating partnership, are tax matters partner of our operating partnership and have authority to handle tax audits and to make tax elections under the Code on behalf of our operating partnership.

COMPARISON OF COMMON UNITS AND COMMON STOCK

The information below highlights a number of the significant differences between our common units and our shares of common stock, including, among other things, the nature of the investment, voting rights, distributions and dividends, liquidity and transferability, liquidation rights, redemption rights and certain tax matters. These comparisons are intended to assist holders of common units in understanding how their investment changes if they exchange their common units for shares of our common stock.

This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of common units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, and the documents we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, particularly our charter, our bylaws and the partnership agreement, for additional important information. This discussion, to the extent it constitutes a summary of our charter, our bylaws or the partnership agreement, is qualified entirely by reference to those documents.

Common Units	Common Stock
Nature of Investment
The common units constitute limited partnership interests in Easterly Government Properties LP, a Delaware limited partnership.	The shares of common stock constitute equity securities in Easterly Government Properties, Inc., a Maryland corporation, or Easterly.
Voting Rights

Under the partnership agreement, holders of common units have voting rights as limited partners only with respect to certain limited matters, such as certain types of amendments and waivers or relinquishment to the partnership agreement.

In addition, the partnership agreement provides that Easterly may not transfer any of its interest in our operating partnership, withdraw as general partner of our operating partnership or consummate a fundamental transaction, including mergers, consolidations and sales of all or substantially all of its assets, subject to certain limited exceptions, without partnership approval, as such term is defined in the partnership agreement. Partnership approval is obtained when the sum of (a) the number of common units issued in the formation transactions and consenting to the transaction that are held by certain private investment funds that contributed assets in our initial public offering, or continuing investors, plus (b) the product of (x) the number of common units held by Easterly and its subsidiaries multiplied by (y) the percentage of the votes that were cast in favor of the transaction by the holders of shares of our common stock, exceeds 50% of the aggregate number of common units issued in the formation transactions and common units held by Easterly and its subsidiaries outstanding at such time. This right to vote by certain holders of common units on a transfer or

Each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of our stockholders, including the election of directors.

Holders of our common stock have the right to vote on, among other things, a merger of Easterly, amendments to the Easterly charter and dissolution of Easterly. Certain amendments to our charter require the affirmative vote of not less than two-thirds of votes entitled to be cast on the matter. Our charter permits our board of directors to classify and issue capital stock in one or more series having voting power which may differ from that of our common stock.

Under our charter and bylaws, a consolidation, combination, merger, transfer, or sale of all or substantially all of our assets or the dissolution of Easterly requires the affirmative vote of a majority of all the votes entitled to be cast by stockholders on the matter. Provisions of our charter relating to the restrictions on ownership and transfer of shares of our stock and the vote necessary to amend these provisions requires the affirmative vote of two-thirds of all the votes entitled to be cast by stockholders on the matter.

Common Units	Common Stock
assignment of Easterly’s interest in our operating partnership, withdrawal as general partner of our operating partnership, or consummation of a fundamental transaction will permanently terminate at such time as we own more than 85% of the aggregate of (a) the outstanding common units held by us and (b) the common units issued in the formation transactions that are held by our continuing investors and their respective affiliates and direct or indirect investors.
Distributions/Dividends

Holders of common units are entitled to receive cash distributions in an amount determined by the general partner in its sole and absolute discretion. Distributions will be made to holders of common units in accordance with their respective percentage interests in our operating partnership.

In no event may a holder of common units receive a distribution of cash with respect to a common unit if such holder is entitled to receive a cash distribution as the holder of record of a share of our common stock for which all or part of such common unit has been or will be exchanged.

Holders of our common stock are entitled to receive dividends when and as authorized by our board of directors and declared by us out of funds legally available therefor.

Under the REIT rules, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (A) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (B) 90% of the income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. See “United States Federal Income Tax Considerations—Classification and Taxation of Easterly Government Properties, Inc. as a REIT—Annual Distribution Requirements Applicable to REITs.”

Additional Equity
As the sole general partner of our operating partnership, Easterly is authorized, without the consent of the holders of common units, to cause our operating partnership to issue additional units to Easterly, to limited partners or to other persons for such consideration and on such terms and conditions as Easterly deems appropriate. These additional units may include units of limited partnership that are preferred as to distributions and upon liquidation and other types of units with such rights and obligations as may be established by the general partner from time to time.	Our board of directors may issue, in its discretion, additional shares of common stock or additional shares of preferred stock, provided that such additional shares do not exceed the authorized number of shares of stock stated in our charter. Our charter authorizes our board of directors to increase the aggregate number of authorized shares or the number of authorized shares of any class or series without stockholder approval. Under the partnership agreement, we are required to contribute to our operating partnership, in exchange for units in our operating partnership, the net proceeds of any subsequent offering of our common stock or preferred stock as additional capital to our operating partnership.

Common Units	Common Stock
Management Control
All management powers over the business and affairs of our operating partnership are vested in Easterly as the sole general partner, and generally no limited partner has any authority in their capacity as a limited partner to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law. Our operating partnership is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions.

Under our charter and bylaws:

•    our business and affairs shall be managed under the direction of our board of directors, except as may be conferred on or reserved to the stockholders by statute or by our charter or bylaws;

•    at each annual meeting of stockholders, our stockholders elect directors for one-year terms, serving until the next annual meeting and until their successors are duly elected and qualify;

•    if our board of directors determines that it is no longer in our best interests to continue to be qualified as a REIT, our board of directors may revoke or otherwise terminate our REIT election pursuant to Section 856(g) of the Code, without the approval of stockholders;

•    other than amendments to certain provisions of our charter described below and amendments permitted to be made without stockholder approval under Maryland law or by a specific provision in our charter, our charter may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The provisions of our charter relating to the restrictions on ownership and transfer of shares of our stock, and relating to the vote required to amend such provisions, may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter; and

•    our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws, other than certain amendments related to control share acquisitions, business combinations or any stockholder rights, which also require stockholder approval.

Common Units	Common Stock
Liquidity and Transferability/Redemption at Holder’s Option

There is no public market for the common units and the common units are not listed on any securities exchange.

Transfers of common units are subject to a number of restrictions contained in the partnership agreement, including restrictions on transfers to persons other than permitted transferees.

Holders of common units will have a right to redeem their units on or after the date that is 15 months from the date of issuance of their common units. Pursuant to such right, each holder of common units has the right to require our operating partnership to redeem all or a portion of the common units held by such limited partners in exchange for cash or, at our option, shares of our common stock on a one-for-one basis. The cash redemption amount per common unit would be based on the market price of our common stock at the time of redemption. The number of shares of our common stock issuable upon redemption of common units held by limited partners may be adjusted upon the occurrence of certain events such as stock dividends, stock subdivisions or combinations.

Our common stock is listed on the New York Stock Exchange under the symbol “DEA.” Transfers of our common stock are subject to the ownership limits set forth in our charter as such limits may be changed by our board of directors. Our common stock is not redeemable or convertible at the option of the holder.
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding up of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, any remaining assets will be distributed to the partners to the extent of the positive balance of the capital account of each partner.	Holders of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential liquidation rights of any other class or series of our stock.
Certain U.S. Federal Income Tax Matters

The operating partnership itself generally is not required to pay U.S. federal income taxes. Instead, each holder of common units includes its allocable share of partnership taxable income or loss in determining its individual U.S. federal income tax liability. Income and loss generally is subject to “passive activity” limitations. Under the “passive activity” rules, partners can generally offset income and loss that is considered “passive” against income and loss from other investments that constitute “passive activities.”

As long as we qualify as a REIT, distributions of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. stockholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. In addition, these distributions generally will not be eligible for treatment as “qualified dividend income” for individual U.S. stockholders. Distributions that we properly

Common Units	Common Stock

Partnership cash distributions are generally not taxable to a holder of common units except to the extent they exceed the holder’s basis in its partnership interest, which will include such holder’s allocable share of the debt of the partnership.

Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which our operating partnership owns property, even if they are not residents of those states.

Non-U.S. holders of units are generally considered to be engaged in a U.S. trade or business on account of their ownership of common units. As a result, such holders are generally required to file U.S. federal income tax returns that include their allocable share of our operating partnership’s income that is effectively connected to its U.S. trade or business. We generally will withhold 35%-39.5% of a non-U.S. holder’s share of our operating partnership’s taxable income. If a non-U.S. holder sells or otherwise disposes of its common units in a taxable transaction, any gain attributable to U.S. real property interests or a U.S. trade or business will, subject to any applicable exception, generally be subject to tax as effectively connected income.

designate as capital gain dividends will be taxable to our taxable U.S. stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. Distributions in excess of current and accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a U.S. stockholder’s adjusted basis in its common stock, with the excess taxed as capital gain.

Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain.

Stockholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions.

Non-U.S. stockholders are not generally considered to be engaged in a U.S. trade or business solely on account of their ownership of our shares. However, non-U.S. stockholders will be treated as recognizing gain that is effectively connected with a U.S. trade or business and subject to U.S. federal income tax to the extent of any distributions with respect to our common stock that are attributable to gain from the sale or exchange of U.S. real property interests, unless the non-U.S. stockholder did not own more than 10% (5% for dispositions prior to December 18, 2015) of our common stock at any time during the 1-year period ending on the applicable distribution date or was otherwise eligible for the exceptions applicable to “qualified shareholders” or “qualified foreign pension funds.” Distributions paid out of our earnings and profits and not designated as capital gain dividends (and, in the case of a non-U.S. stockholder whose ownership of our common stock exceeded 10% (5% for dispositions prior to December 18, 2015) during the 1-year period ending on the distribution date, not attributable to gain from the sale or exchange of U.S. real property interests), will be subject to 30% U.S. withholding tax unless a treaty reduction or other exemption applies. In any event, we generally expect to withhold at least 30% of any distribution (absent appropriate documentation to apply a lower treaty rate). If a non-U.S. stockholder sells or otherwise disposes of our common shares, any gain would be taxed as income

Common Units	Common Stock
effectively connected with a U.S. trade or business (generally in the same manner as U.S. stockholders are taxed) unless at all times during the 5-year period ending on the date of disposition (i) the non-U.S. stockholder did not own more than 10% (5% for dispositions prior to December 18, 2015) of our common stock or was otherwise a “qualified shareholder” or “qualified foreign pension fund,” or (ii) we qualified as a “domestically controlled” REIT. Non-U.S. stockholders subject to withholding under the “Foreign Account Tax Compliance Act,” or “FATCA,” will be subject to 30% withholding on our dividends and, beginning in 2019, on gross proceeds from dispositions of our shares.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and relating to the purchase, ownership and disposition of our shares of common stock. Because this is a summary that is intended to address only certain material U.S. federal income tax considerations relating to the ownership and disposition of our common stock generally applicable to holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a broker-dealer, a trust, an estate, a regulated investment company, a REIT, a financial institution, an insurance company, a person who holds 10% or more (by vote or value) of our stock, a person holding their interest through a partnership or similar pass-through entity, a person subject to the alternative minimum tax provisions of the Code, a person holding our common stock as part of a “straddle,” “hedge,” “short sale,” “conversion transaction,” “synthetic security” or other integrated investment, a person who marks-to market our common stock, a U.S. expatriate, a U.S. stockholder (as defined below) whose functional currency is not the U.S. dollar or are otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary assumes that stockholders hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code;

•	this summary does not address U.S. federal income tax considerations applicable to tax-exempt organizations and non-U.S. persons, except to the limited extent described below; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our common stock on your particular tax situation, including any state, local or non-U.S. tax consequences.

For purposes of this discussion, references to “we,” “us” or “our” and any similar terms, refer solely to Easterly Government Properties, Inc. and not our operating partnership.

The information in this section is based on the current Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law, possibly with retroactive effect. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion that do not bind the IRS or the courts, and that a court could agree with the IRS.

Classification and Taxation of Easterly Government Properties, Inc. as a REIT

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2015. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

We believe that our ownership, form of organization and our operations through the date hereof and our proposed ownership, organization and method of operations thereafter have enabled and will enable us to qualify as a REIT beginning with our taxable year ended December 31, 2015. We have received an opinion of our tax counsel, Goodwin Procter LLP, to the effect that (i) we have been organized in conformity with the requirements for qualification and taxation as a REIT, and (ii) our prior, current and proposed organization, ownership and method of operation as represented by management have allowed and will allow us to satisfy the requirements for qualification and taxation as a REIT commencing with our taxable year ended December 31, 2015. This opinion was based on representations made by us as to certain factual matters relating to our prior and intended and expected organization, ownership and method of operation, including a representation that our past, current and future ownership has not and will not cause us to be a successor of either of the Easterly Fund REITs. Goodwin Procter LLP has not verified those representations, and their opinion assumes that such representations and covenants are accurate and complete, that we have been owned, organized and operated and will continue to be owned, organized and will continue to operate in accordance with such representations and that we will take no action inconsistent with our status as a REIT. In addition, this opinion was based on the law existing and in effect as of its date. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels, diversity of share ownership and various other qualification tests imposed under the Code discussed below. Goodwin Procter LLP has not reviewed and will not review our compliance with these tests on a continuing basis. Accordingly, the opinion of our tax counsel does not guarantee our ability to qualify as or remain qualified as a REIT, and no assurance can be given that we have satisfied and will satisfy such tests for our taxable year ended December 31, 2015 or for any subsequent period. Also, the opinion of Goodwin Procter LLP is not binding on the IRS, or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied retroactively. Goodwin Procter LLP will have no obligation to advise us or the holders of our stock of any subsequent change in the matters addressed in its opinion, the factual representations or assumptions on which the conclusions in the opinion are based, or of any subsequent change in applicable law.

So long as we qualify for taxation as a REIT, we generally will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal income tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, even if we qualify for taxation as a REIT, we will be subject to federal income tax as follows:

•	We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•	Under some circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

•	If we have net income from “prohibited transactions” we will be subject to a 100% tax on this income. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

•	If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which we fail the 75% gross income test for the taxable year or (2) the amount by which we fail the 95% gross income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests, as described below, other than a failure by a de minimis amount of the 5% or 10% assets tests, and we qualify for and satisfy certain cure provisions, then we will be required to pay a tax equal to the greater of $50,000 or the product of (x) the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests and (y) the highest U.S. federal income tax rate then applicable to corporations.

•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to qualify for taxation as a REIT because we fail to distribute by the end of the relevant year any earnings and profits we inherit from a taxable C corporation during the year (e.g., by tax-free merger or tax-free liquidation), and the failure is not due to fraud with intent to evade tax, we generally may retain our REIT status by paying a special distribution, but we will be required to pay an interest charge on 50% of the amount of undistributed non-REIT earnings and profits.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification as a REIT.”

•	We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year; and any undistributed taxable income from prior taxable years. We will be subject to a 100% penalty tax on some payments we receive or on certain other amounts (or on certain expenses deducted by our TRSs) if arrangements among us, our tenants and/or our TRSs are not comparable to similar arrangements among unrelated parties.

•	We may be subject to tax on gain recognized in a taxable disposition of assets acquired by way of a tax-free merger or other tax-free reorganization with a non-REIT corporation or a tax-free liquidation of a non-REIT corporation into us. Specifically, to the extent we acquire any asset from a C corporation in a carry-over basis transaction and we subsequently recognize gain on a disposition of such asset during a five-year period beginning on the date on which we acquired the asset, then, to the extent of any “built-in gain,” such gain will be subject to U.S. federal income tax at the highest regular corporate tax rate, which is currently 35%. Built-in gain means the excess of (i) the fair market value of the asset as of the beginning of the applicable recognition period over (ii) our adjusted basis in such asset as of the beginning of such recognition period. See “—Tax on Built-in Gains of Former C Corporation Assets.”

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would: (1) include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, (2) be deemed to have paid its proportionate share of the tax that we paid on such gain and (3) be allowed a credit for its proportionate share of the tax deemed to have been paid, with an adjustment made to increase the stockholders’ basis in our stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are C corporations that will elect, jointly with us, to be treated as our TRSs, the earnings of which would be subject to U.S. federal corporate income tax.

No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local and foreign income, franchise, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

We intend to elect to be taxed as a REIT under the Code effective with our taxable year ended December 31, 2015. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, ownership, sources of income, nature of assets and distributions of income to stockholders, beginning with our taxable year ended December 31, 2015, unless otherwise noted.

The Code defines a REIT as a corporation, trust, or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT under Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer “individuals,” as defined in the Code to include specified entities;

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year, which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT (which, in our case, was our taxable year ended December 31, 2015). For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above. A successful challenge to our valuation determination could jeopardize our ability to comply with condition (6) above. For purposes of its opinion, Goodwin Procter LLP is relying on our determinations of relative values of our shares.

We believe that we have sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter provides restrictions regarding the transfer of shares of our capital stock that are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements.

We intend to comply with condition (7) above by making our REIT election as part of our U.S. federal income tax return for our taxable year ended December 31, 2015. Our ability to elect REIT status could be delayed for up to four taxable years if we are determined to have become a “successor” to another REIT whose

REIT election has been terminated. We generally intend to avoid successor status with respect to any other REITs, including any REITS that form part of the Easterly Funds, so that any infirmities with respect to any such other REIT’s qualification do not impact our ability to elect REIT status. In furtherance of that objective, our charter prohibits ownership of our capital stock by direct or indirect owners of the Easterly Fund REITs to the extent that ownership would cause us to be a successor of an Easterly Fund REIT, and we monitor and enforce that provision to the extent practicable.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

For purposes of condition (8) above, we will use a calendar year for U.S. federal income tax purposes, and we intend to comply with the applicable recordkeeping requirements.

Prior to our initial public offering we elected to be treated as a “subchapter S” corporation for U.S. federal income tax purposes. In connection with the closing of our formation transactions, we terminated our subchapter S status and thereby closed that taxable year, so that our first REIT taxable year began substantially concurrently with the consummation of the formation transactions.

Non-REIT Accumulated Earnings and Profits

As a REIT, we may not have any undistributed non-REIT earnings and profits at the end of any taxable year, including our first REIT taxable year ended December 31, 2015. Although we do not currently expect to have any non-REIT earnings and profits, if it is subsequently determined that we had undistributed non-REIT earnings and profits as of the end of our first taxable year as a REIT or at the end of any subsequent taxable year, we could fail to qualify as a REIT.

Taxable REIT Subsidiaries

Our TRS is a corporation in which we directly or indirectly own stock and that jointly with us elects to be treated as our TRS under Section 856(l) of the Code. In addition, if one of our TRSs owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our TRS. A TRS is subject to U.S. federal income tax and state and local income tax, where applicable, as a regular C corporation.

Generally, a TRS can perform impermissible tenant services without causing us to receive impermissible tenant services income from those services under the REIT income tests. A TRS may also engage in other activities that, if conducted by us other than through a TRS, could result in the receipt of non-qualified income or the ownership of non-qualified assets. However, several provisions regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to us in excess of a certain amount. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or certain other amounts or on certain expenses deducted by the TRS if the economic arrangements among us, our tenants and/or the TRS are not comparable to similar arrangements among unrelated parties.

We own and may continue to own interests in one or more TRSs that may perform certain services for our tenants (including in particular construction management services and certain other non-customary services we have identified), receive management fee income and/or hold interests in joint ventures and private equity real estate funds that might hold assets or generate income that could cause us to fail the REIT income or asset tests or subject us to the 100% tax on prohibited transactions. Our TRSs may incur significant amounts of U.S. federal, state and local income taxes.

Although we do not expect any non-U.S. TRSs (or other non-U.S. subsidiaries) to incur significant U.S. income taxes, any such non-U.S. entities may incur significant non-U.S. taxes.

Subsidiary REITs

If any REIT in which we acquire an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a TRS, as further described below.

Ownership of Partnership Interests and Disregarded Subsidiaries by a REIT

A REIT that is a partner in a partnership (or a member of a limited liability company or other entity that is treated as a partnership for U.S. federal income tax purposes) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs, as described below. Thus, our proportionate share of the assets and items of income of our operating partnership, including our operating partnership’s share of the assets, liabilities and items of income of any subsidiary partnership (or other entity treated as a partnership for U.S. federal income tax purposes) in which our operating partnership holds an interest, will be treated as our assets, liabilities and items of income for purposes of applying the REIT income and asset tests. As a result, to the extent that our operating partnership holds interests in partnerships that it does not control, our operating partnership may need to hold such interests through TRSs.

If a REIT owns a corporate subsidiary (including an entity that is treated as an association taxable as a corporation for U.S. federal income tax purposes) that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. Our qualified REIT subsidiaries will not be subject to U.S. federal income taxation, but may be subject to state and local taxation in some states. Certain other entities also may be treated as disregarded entities for U.S. federal income tax purposes, generally including any domestic unincorporated entity that would be treated as a partnership if it had more than one owner. For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of any such disregarded entity will be treated as assets, liabilities and items of income, deduction and credit of the owner of the disregarded entity.

Income Tests Applicable to REITs

To qualify as a REIT, we must satisfy two gross income tests annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain other income and gains described below, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate assets other than certain debt instruments of publicly offered REITs, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Interest and gain on debt instruments issued by publicly offered REITs that are not secured by mortgages on real property or interests in real property are not qualifying income for the 75% test. Second, at least 95% of our gross income for each taxable year, excluding gross income from prohibited transactions and certain other income and gains described below, must be derived from any combination of income qualifying under the 75% test and dividends, interest and gain from the sale or disposition of stock or securities.

Rents we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i), and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to us of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

We have earned and expect to continue to earn fees from certain construction management services we will provide to our tenants and other third parties. Gross income from such services generally may only constitute qualifying income for purposes of the 75% and 95% gross income tests to the extent that it is attributable to construction services provided to our tenants in connection with the entering into or renewal of a lease and certain other requirements are satisfied. Construction management services provided to our tenants other than in such circumstances might constitute non-customary services. As a result, to the extent that we provide construction management services to third parties or to tenants other than in connection with the entering into or renewal of a lease, we have provided and intend to continue to provide such services through a TRS, which will be subject to full corporate tax with respect to such income.

We have not derived, and do not anticipate deriving, rents based in whole or in part on the income or profits of any person, rents from related party tenants and/or rents attributable to personal property leased in connection with real property that exceeds 15% of the total rents from that property in sufficient amounts to jeopardize our status as REIT. We also have not derived, and do not anticipate deriving, impermissible tenant service income that exceeds 1% of our total income from any property if the treatment of the rents from such property as nonqualifying rents would jeopardize our status as a REIT. Our operating partnership and its subsidiaries may receive other amounts of nonqualifying income, such as management fees, but we intend to structure our interests in those sources of nonqualifying income as needed to preserve our REIT status, such as by conducting management activities that might earn excessive amounts of management fees though a TRS.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and otherwise comply with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur unexpectedly exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. Even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Asset Tests Applicable to REITs

At the close of each quarter of our taxable year, we must satisfy five tests relating to the nature of our assets:

(1)	at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. Government securities. Real estate assets include interests in real property (such as land, buildings, leasehold interest in real property and, for taxable years beginning on or after January 1, 2016, personal property leased with real property if the rents attributable to the personal property would be rents from real property under the income tests discussed above), interests in mortgages on real property or on interests in real property, shares in other qualifying REITs, and stock or debt instruments held for less than one year purchased with the proceeds from an offering of shares of our stock or certain debt and, for tax years beginning on or after January 1, 2016, debt instruments issued by publicly offered REITs;

(2)	not more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class;

(3)	except for equity investments in REITs, qualified REIT subsidiaries, other securities that qualify as “real estate assets” for purposes of the test described in clause (1) or securities of our TRSs: the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of any one issuer’s outstanding voting securities; and we may not own more than 10% of the value of the outstanding securities of any one issuer;

(4)	not more than 25% (for taxable years beginning before January 1, 2018) or 20% (for taxable years beginning on or after January 1, 2018) of the value of our total assets may be represented by securities of one or more TRSs; and

(5)	not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.

Securities for purposes of the asset tests may include debt securities that are not fully secured by a mortgage on real property (or treated as such). However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

We believe that our assets comply with the above asset tests and that we can operate so that we can continue to comply with those tests. However, our ability to satisfy these asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination and for which we will not obtain independent appraisals. For example, we may hold significant assets through our TRSs or hold significant non-real estate assets (such as certain goodwill), and we cannot provide any assurance that the IRS might not disagree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets (including changes in relative values as a result of fluctuations in foreign currency exchange rates). If the failure to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10% value limitation. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets or otherwise satisfy the requirements of such asset tests within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of the total value of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect and, following our identification of the failure, we filed a schedule in accordance with the Treasury Regulations describing each asset that caused the failure, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps to satisfy the requirements of the applicable asset test within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred, including the disposition of sufficient assets to meet the asset tests and paying a tax equal to the greater of $50,000 or the product of (x) the net income generated by the nonqualifying assets during the period in which we failed to satisfy the relevant asset test and (y) the highest U.S. federal income tax rate then applicable to U.S. corporations.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. For purposes of the distribution requirements, any built-in gain (net of the applicable tax) we recognize during the applicable recognition period that existed on an asset at the time we acquired it from a C corporation in a carry-over basis transaction will be included in our REIT taxable income. See “—Tax on Built-in Gains of Former C Corporation Assets” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

To the extent that we do not distribute (and are not deemed to have distributed) all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to U.S. federal income tax on these retained amounts at regular corporate tax rates.

We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

We believe we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement and to distribute such greater amount as may be necessary to avoid U.S. federal income and excise taxes. It is possible, however, that, from time to time, we may not have sufficient cash or other liquid assets to fund required distributions as a result, for example, of differences in timing between our cash flow, the receipt of income for GAAP purposes and the recognition of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, the creation of reserves, payment of required debt service or amortization payments, or the need to make additional investments in qualifying real estate assets. The insufficiency of our cash flow to cover our distribution requirements could require us to (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms, (3) distribute amounts that would otherwise be invested in future acquisitions or capital expenditures or used for the repayment of debt, (4) pay dividends in the form of taxable stock dividends or (5) use cash reserves, in order to comply with the REIT distribution requirements. Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Tax on Built-in Gains of Former C Corporation Assets

If a REIT acquires an asset from a C corporation in a transaction in which the REIT’s basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation (e.g., a tax-free reorganization under Section 368(a) of the Code), the REIT may be subject to an entity-level tax upon a taxable disposition during a 5-year period following the acquisition date. The amount of the tax is determined by applying the highest regular corporate tax rate, which is currently 35%, to the lesser of (i) the excess, if any, of the asset’s fair market value over the REIT’s basis in the asset on the acquisition date, or (ii) the gain recognized by the REIT in the disposition. The amount described in clause (i) is referred to as “built-in gain.” We do not believe we have acquired and do not currently expect to acquire assets the disposition of which would be subject to the built-in gains tax but are not foreclosed from doing so in the future.

In that regard, after 15 months from the date of this offering, we may acquire assets (i.e., common units) with built-in gain from an Easterly Fund REIT in exchange for shares of our common stock in transactions that might qualify as tax-deferred reorganizations within the meaning of Section 368(a) of the Code, with the result that we would take a carryover tax basis in the assets acquired. While we do not expect that the built-in gains tax will apply to the common units and common stock acquired from the Easterly Fund REIT because it is intended to qualify as a REIT, the tax would apply to the common units and common stock acquired from the Easterly Fund REIT (and a corresponding portion of built-in gain in each property held by the operating partnership at that time) if both the acquisition qualified as a tax-deferred reorganization under Section 368(a) of the Code and the Easterly Fund REIT failed to qualify as a REIT prior to the tax-deferred reorganization. Although the acquisition of common units from the Easterly Fund REIT could qualify as a tax-deferred reorganization, we currently expect to structure any such acquisition of common units and common stock in exchange for our shares as an asset acquisition that should not cause us to inherit any tax liabilities of the Easterly Funds, including any Easterly Fund REIT.

Prohibited Transactions

Net income derived from prohibited transactions is subject to a 100% tax. The term “prohibited transactions” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the specific facts and circumstances. The Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain additional requirements will not be treated as prohibited transactions, but compliance with the safe harbor may not always be practical. We have conducted and intend to continue to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers and that a sale of any such asset will not be treated as having been in the ordinary course of our business. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives, however, no assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that the safe-harbor provisions will apply. The 100% tax will not apply to gains from the sale of property held through a TRS or other taxable corporation, although such income will be subject to U.S. federal income tax at regular corporate income tax rates. The potential application of the prohibited transactions tax could cause us to forego potential dispositions of other property or to forego other opportunities that might otherwise be attractive to us (such as developing property for sale), or to undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Hedging Transactions and Foreign Currency Gains

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction (1) made in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, (2) entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property that generates such income or gain), or, (3) for taxable years beginning after December 31, 2015, that hedges against transactions described in clause (i) or (ii) and is entered into in connection with the extinguishment of debt or sale of property that is being hedged against by the transaction described in clause (i) or (ii), and which complies with certain identification requirements, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% gross income test and the 75% gross income test. To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

In addition, certain foreign currency gains may be excluded from gross income for purposes of one or both of the REIT gross income tests, provided we do not deal in or engage in substantial and regular trading in securities.

Investments in Loans

Except as provided below, in cases where a mortgage loan is secured by both real property and other property, if the outstanding principal balance of a mortgage loan during the year exceeds the value of the real property securing the loan at the time we committed to acquire the loan, which may be the case, for instance, if we acquire a “distressed” mortgage loan, including with a view to acquiring the collateral, a portion of the interest accrued during the year will not be qualifying income for purposes of the 75% gross income test applicable to REITs and a portion of such loan will not be a qualifying real estate asset. Furthermore, we may be required to retest modified loans that we hold to determine if the modified loan is adequately secured by real property as of the modification date. If the IRS were to assert successfully that any mortgage loans we hold were not properly secured by real estate or that the value of the real estate collateral (at the time of commitment or retesting) was otherwise less than the amount of the loan, we could, as mentioned, earn income that is not qualifying for the 75% income test and also be treated as holding a non-real estate investment in whole or part, which could result in our failure to qualify as a REIT. Notwithstanding the foregoing, for taxable years beginning after December 31, 2015, a mortgage loan secured by both real property and personal property shall be treated as a wholly qualifying real estate asset and all interest shall be qualifying income for purposes of the 75% income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.

While we do not currently expect to originate or acquire mortgage or mezzanine loans, we are not prohibited from doing so. The IRS has provided a safe harbor with respect to the treatment of a mezzanine loan as a mortgage loan and therefore as a qualifying asset for purposes of the REIT asset tests, but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a qualifying real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. However, structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor, such loans might not be properly treated as qualifying mortgage loans for REIT purposes.

Tax Aspects of Our Operating Partnership

In General. We will own all or substantially all of our assets through our operating partnership, and our operating partnership in turn will own a substantial portion of its assets through interests in various partnerships and limited liability companies.

Except in the case of subsidiaries that have elected REIT or TRS status, we expect that our operating partnership and its partnership and limited liability company subsidiaries will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships for U.S. federal income tax purposes are treated as “pass-through” entities that are not required to pay U.S. federal income taxes. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. We will include in our income our allocable share of the foregoing items for purposes of computing our REIT taxable income, based on the applicable operating agreement. For purposes of applying the REIT income and asset tests, we will include our pro rata share of the income generated by and the assets held by our operating partnership, including our operating partnership’s share of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes, based on our capital interests in such entities. See “—Ownership of Partnership Interests and Disregarded Subsidiaries by a REIT.”

Our ownership interests in such subsidiaries involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If our operating partnership or one or more of its subsidiary partnerships or limited liability companies intended to be taxed as partnerships, were treated as an association, it would be taxable as a corporation and would be subject to U.S. federal income taxes on its income. In that case, the character of the entity and its income would change for purposes of the asset and income tests applicable to REITs and could prevent us from satisfying these tests. See “—Asset Tests Applicable to REITs” and “—Income Tests Applicable to REITs.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify as a REIT” for a discussion of the effect of our failure to meet these tests for a taxable year.

We believe that our operating partnership and other subsidiary partnerships and limited liability companies that do not elect REIT or TRS status have been and/or will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and the remainder of the discussion under this section “—Tax Aspects of Our Operating Partnership” is based on such classification.

Although a domestic unincorporated entity is generally treated as a partnership (if it has more than one owner) or a disregarded entity (if it has a single owner) for U.S. federal income tax purposes, in certain situations such an entity may be treated as a corporation for U.S. federal income tax purposes, including if the entity is a “publicly traded partnership” that does not qualify for an exemption based on the character of its income. A partnership is a “publicly traded partnership” under Section 7704 of the Code if:

•	interests in the partnership are traded on an established securities market; or

•	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

A partnership will not be treated as a publicly traded partnership if it qualifies for certain safe harbors, one of which applies to certain partnerships with fewer than 100 partners. We expect our operating partnership to qualify for this safe harbor immediately following the consummation of the formation transactions, but we may exceed the 100 partners limit in future periods.

There is a risk that the right of a holder of operating partnership common units to redeem the units for cash (or common stock at our option) could cause operating partnership common units to be considered readily tradable on the substantial equivalent of a secondary market, and we may not be eligible for a safe harbor at all times. If our operating partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income has consisted and will consists of “qualifying income” under Section 7704 of the Code. Qualifying income generally includes real property rents and other types of passive income. We believe that our operating partnership has had and will continue to have sufficient qualifying income so that it would be taxed as a partnership, even if it were classified as a publicly traded partnership. The income requirements applicable to REITs under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences will cause our operating partnership to fail the 90% gross income test applicable to publicly traded partnerships.

Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members for U.S. federal income tax purposes. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of their partners or members. If an allocation is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in our operating partnership and its partnership subsidiaries are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. In general, when property is contributed to a partnership in exchange for a partnership interest, the partnership inherits the carry-over tax basis of the contributing partner in the contributed property. Any difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution is referred to as a “book-tax difference.” Under Section 704(c) of the Code, income, gain, loss and deduction attributable to property with a book-tax difference that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time, so that, to the extent possible under the applicable method elected under Section 704(c) of the Code, the non-contributing partners receive allocations of depreciation and gain or loss for tax purposes comparable to the allocations they would have received in the absence of book-tax differences. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Similar tax allocations are required with respect to the book-tax differences in the assets owned by a partnership when additional assets are contributed in exchange for a new partnership interest.

A significant portion of our operating partnership’s assets have book tax differences, including assets contributed by our operating partnership’s limited partners (or their predecessors). Consequently, the agreement of limited partnership of our operating partnership requires such allocations to be made in a manner consistent with Section 704(c) of the Code. As a result of such tax allocations and the carry-over basis of any assets we contribute to our operating partnership in the future, we may be allocated lower amounts of depreciation and other deductions for tax purposes, and possibly greater amounts of taxable income in the event of a disposition, as compared to our share of such items for economic or book purposes. Thus, these rules may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Annual Distribution Requirements Applicable to REITs.

Withholding Obligations with respect to Non-U.S. Partners. With respect to any non-U.S. limited partner, our operating partnership generally will be required to withhold at rates of 20%-35% with respect to the non-U.S. limited partner’s share of our operating partnership income (with the rate varying based on the character of the items comprising the income and the status of the limited partner for U.S. federal income tax purposes), regardless of the amounts distributed to such non-U.S. limited partner. We will be liable for any under withholdings (including interest and penalties). Our operating partnership will have to make the withholding payments in any event even if the withholding obligation exceeds a limited partner’s share of distributions. Unless it can recover the excess withholdings from the limited partner, our operating partnership will have to find other sources of cash to fund excess withholdings.

Recent Legislation. Congress recently revised the rules applicable to federal income tax audits of partnerships (such as our operating partnership) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed against the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs (such as

us), and it is not clear at this time what effect this new legislation will have on us. However, these changes could increase the U.S. federal income tax, interest, and/or penalties otherwise borne by us in the event of a federal income tax audit of our operating partnership or one of its subsidiary partnerships.

Failure to Qualify as a REIT

In the event we violate a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief. If we fail to qualify as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable to stockholders who are individual U.S. stockholders at a maximum rate of 20%, and dividends received by our corporate U.S. stockholders may be eligible for a dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing REIT status for the four taxable years following a year during which qualification was lost.

Taxation of Stockholders and Potential Tax Consequences of Their Investment in Shares of Common Stock

Taxation of Taxable U.S. Stockholders

The term “U.S. stockholder” means a holder of shares of common stock who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your own tax advisor regarding the consequences of the ownership and disposition of shares of common stock by the partnership.

Dividends. As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends. Dividends paid to a non-corporate U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” Qualified dividend income generally includes dividends paid to most U.S. non-corporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders, our ordinary dividends generally will not be eligible for the 20% tax rate on qualified dividend income. As a result, our ordinary dividends will continue to be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary dividends (1) attributable to dividends received by us from taxable corporations, such as our TRSs, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend. Dividends paid to a corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. If we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gains for the taxable year, without regard to the period for which the U.S. stockholder has held our common stock. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at a maximum U.S. federal rate of 20%, in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% U.S. federal income tax rate for U.S. stockholders who are individuals, trusts or estates, to the extent of previously claimed depreciation deductions.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, we may elect to designate the retained amount as a capital gain dividend with the result that a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize gain upon a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain if the shares of stock have been held for more than one year, or short-term capital gain, if the shares of stock have been held for one year or less.

Stockholders may not include in their own income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Dispositions of Stock. In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. stockholder has held our stock for more than one year. Otherwise, the U.S. stockholder must treat any such gain or loss as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of our stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder repurchases our common stock within 30 days before or after the disposition.

Capital Gains and Losses. The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 39.6%. The maximum tax rate on long-term capital gains applicable to non-corporate taxpayers is 20% for sales and exchanges of capital assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain, known as “unrecaptured section 1250 gains, would have been treated as ordinary income on depreciation recapture if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders as long-term capital gains or unrecaptured section 1250 gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate taxpayers) to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates (currently up to 35%). A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of certain Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Medicare Tax. A U.S. person that is an individual is subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which currently is between $125,000 and $250,000, depending on the individual’s circumstances). Estates and trusts that do not fall into a special class of trusts that is exempt from such tax are subject to the same 3.8% tax on the lesser of their undistributed net investment income and the excess of their adjusted gross income over a certain threshold. Net investment income generally includes dividends on our stock and gain from the sale of our stock. If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our common stock.

Information Reporting and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a current rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of any dividends or capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. Subject to the exceptions described below, a tax-exempt stockholder generally would not recognize unrelated business taxable income as a result of an investment in our common stock. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us and a portion of the gain on sale of our common stock could constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock by value at any time during a taxable year must treat a percentage of the dividends that it receives from us for the taxable year as unrelated business taxable income.

Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares by value only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of the value of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either (a) one pension trust owns more than 25% of the value of our stock; or (b) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals and foreign corporations (“non-U.S. stockholders”) are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our stock, including any reporting requirements.

Dividends. A non-U.S. stockholder who receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, or USRPIs, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the dividend (including any portion of any dividend that is payable in our stock) ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding tax rates do not apply to dividends from REITs (or are not as favorable for REIT dividends as compared to non-REIT dividends). However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions, and in the case of a corporate non-U.S. stockholder also may be subject to a branch profits tax at the rate of 30% (or lower treaty rate). We plan to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN or Form W-8BEN-E evidencing eligibility for that reduced rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income that is effectively connected with a trade or business in the United States.

A non-U.S. stockholder generally will not be subject to U.S. federal income tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder will be subject to U.S. federal income tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to U.S. federal income tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we may withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non- U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Additional withholding regulations may require us to withhold 10% (or, after February 16, 2016, 15%) of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution (other than distributions subject to FIRPTA, as described below, and except to the extent an exemption or a lower rate of withholding applies), to the extent that we do not do so, we will withhold at a rate of 10% (or, after February 16, 2016, 15%) on any portion of such a distribution.

Except as discussed below with respect to 5% or less holders of regularly traded classes of stock (for periods prior to December 18, 2015), and with respect to 10% or less holders of regularly traded classes of stock, “qualified shareholders” and “qualified foreign pension funds” (for periods on and after December 18, 2015), for any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions by us that are attributable to gain from our sale or exchange of USRPIs under special provisions of the U.S. federal income tax laws known as the Foreign Investment in Real Property Act, or FIRPTA. The term USRPIs includes interests in real property and shares in corporations at least 50% of whose real estate and business assets consist of interests in U.S. real property. Under those rules, a non-U.S. stockholder is taxed on distributions by us attributable to gain from sales of USRPIs as if the gain were effectively connected with a U.S. trade or business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at regular tax rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax. A corporate non-U.S. stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend and is a distribution attributable to USRPI gain and may be required to withhold 35% of any of other capital gain dividends. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. However, FIRPTA and the 35% withholding tax will not apply to any distribution with respect to any class of our stock that is regularly traded on an established securities market located in the United States if the recipient non-U.S. stockholder did not own more than 10% (5% for distributions occurring prior to December 18, 2015) of such class of stock at any time during the one-year period ending on the date of distribution. Instead, any capital gain dividend will be treated as an ordinary distribution subject to the rules discussed above, which generally impose a 30% withholding tax (unless reduced by a treaty).

Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains and to receive from the IRS a refund to the extent their proportionate share of this tax paid by us exceeds their actual U.S. federal income tax liability.

Dispositions of Stock. A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a disposition of our common stock as long as at all times during the five-year period ending on the date of disposition non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. For these purposes, beginning on December 18, 2015, a person holding less than 5% of our regularly traded classes of stock for five years will be treated as a U.S. person unless we have actual knowledge that such person is not a U.S. person. Because our common stock is publicly traded, we cannot assure you that our non-U.S. ownership will be less than 50% at any time. Even if our non-U.S. ownership remains under 50% for five years and we otherwise meet the requirements of this rule, pursuant to “certain wash sale” rules under FIRPTA, a non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of our stock within a certain period prior to a distribution attributable to USRPI gain and directly or indirectly (including through certain affiliates) reacquires our stock within certain prescribed periods, provided that this rule will not apply to a disposition and reacquisition of our common stock by a non-U.S. stockholder owning, actually or constructively, 5% or less of our common stock at any time during the one-year period ending on the date of such distribution attributable to USRPI gain.

Regardless of the extent of our non-U.S. ownership, a non-U.S. stockholder will not incur tax under FIRPTA on a disposition of the shares of our publicly traded stock if such non-U.S. stockholder owned, actually or constructively, at all times during a specified testing period, 10% (5% for dispositions prior to December 18, 2015) or less of the total fair market value of such class of stock. The testing period is the shorter of (1) the period during which the non-U.S. stockholder held the shares and (2) the five-year period ending on the disposition date. For as long as our common stock is regularly traded on an established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock unless it owns, actually or constructively, more than 10% (5% for dispositions prior to December 18, 2015) of our common stock during such testing period.

For periods on or after December 18, 2015, to the extent our stock is held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” it will not be treated as a USRPI. Further, to the extent such treatment applies, any distribution to such shareholder will not be treated as gain recognized from the sale or exchange of a USRPI. For these purposes, a qualified shareholder is generally a non-U.S. stockholder that (i)(A) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program, and the principal class of interests of which is listed and regularly traded on one or more stock exchanges as defined by the treaty, or (B) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the New York Stock Exchange or Nasdaq, (ii) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Code) and (iii) maintains records of persons holding 5% or more of the class of interests described in clauses (i)(A) or (i)(B) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply with respect to a portion of the qualified shareholder’s stock (determined by applying the ratio of the value of the interests held by applicable investors in the qualified shareholder to the value of all interests in the qualified shareholder and applying certain constructive ownership rules). Such ratio applied to the amount realized by a qualified shareholder on the disposition of our stock or with respect to a distribution from us attributable to gain from the sale or exchange of a USRPI will be treated as amounts realized from the disposition of USRPIs. Such treatment shall also apply to applicable investors in respect of distributions treated as a sale or exchange of stock with respect to a qualified shareholder. For these purposes, an “applicable investor” is person who holds an interest in the qualified shareholder and holds more than 10% of our stock applying certain constructive ownership rules.

For periods on or after December 18, 2015, the FIRPTA rules will not apply to any USRPI held directly (or indirectly through one or more partnerships) by, or to any distribution received from a REIT by a “qualified foreign pension fund” or any entity all of the interests of which are held by an qualified foreign pension fund. For these purposes, a “qualified foreign pension fund” is an organization or arrangement (i) created or organized in a foreign country, (ii) established to provide retirement or pension benefits to current or former employees (or their designees) of one or more employers for services rendered, (iii) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to relevant local tax authorities and (v) with respect to which, under its local laws, contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or taxation of its income is deferred or taxed at a reduced rate.

If the gain on the sale of our stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to any applicable alternative minimum tax. Furthermore, a non-U.S. stockholder generally will incur U.S. federal income tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain and may be subject to the 30% branch profits tax in the case of a foreign corporation; or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and meets certain other criteria, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains derived from sources within the United States.

FATCA Withholding on Certain Foreign Accounts and Entities. The Foreign Account Tax Compliance Act, or FATCA, provisions of the Code, enacted in 2010, together with administrative guidance and certain intergovernmental agreements entered into thereunder, impose a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution that is not subject to special treatment under certain intergovernmental agreements, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertakes to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent them from complying with these reporting and other requirements. Investors in jurisdictions that have entered into intergovernmental agreements may, in lieu of foregoing requirements, be required to report such information to their home jurisdiction. Withholding under FATCA will apply after December 31, 2018 with respect to the gross proceeds from a disposition of property that can produce U.S. source interest or dividends and began after June 30, 2014 with respect to other withholdable payments. Prospective investors should consult their tax advisors regarding this legislation.

Information Reporting and Backup Withholding. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non- U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a U.S. person.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

We and/or holders of our stock may be subject to state, local and foreign taxation in various state or local or foreign jurisdictions, including those in which we or they transact business or reside. The foreign, state and local tax treatment of us and of holders of our stock may not conform to the U.S. federal income tax considerations discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in our common stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted, amended or repealed. Changes to the U.S. federal income tax laws and to interpretations of the U.S. federal income tax laws could adversely affect an investment in our common stock.

Exchange of Operating Partnership Units

If a holder of common units (a “unitholder”) exercises its unit redemption rights, we have the right under our operating partnership’s partnership agreement to acquire the units directly in exchange for our common stock. However, we will be under no obligation to exercise this right.

The following summary is a general discussion of certain U.S. federal income tax considerations to a unitholder that exercises its option to have all or a portion of its common units redeemed. This summary is based upon the Code, the Treasury Regulations, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of Easterly Government Properties, Inc., and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreement. This summary does not address U.S. state or local taxes (including any state or local transfer taxes), or non-U.S. taxes; is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its specific investment or tax circumstances, or if a particular investor is subject to special tax rules (for example, if a particular investor is a financial institution; pass-through entity; broker-dealer; insurance company; dealer in securities or currencies; trader in securities that elects to use a mark to market method of accounting; person that holds its common units as part of a straddle, hedge, constructive sale, conversion or other integrated transaction for tax purposes; U.S. expatriate; regulated investment company; real estate investment trust; tax-exempt organization or, except to the extent discussed below, non-U.S. unitholder, as determined for U.S. federal income tax purposes). An investor who acquired its common units other than as part of our formation transactions also may have additional tax considerations not discussed below. This summary assumes that common units are held as capital assets, which generally means as property held for investment. No advance ruling has been or will be sought from the IRS, and no opinion of counsel will be received, regarding the U.S. federal income tax considerations discussed herein.

For purposes of this discussion, a “non-U.S. unitholder” is a person that is treated as a nonresident alien individual or foreign corporation for U.S. federal income tax purposes and is neither (i) otherwise subject to special tax treatment under the Code nor (ii) a nonresident alien individual who is present in the United States for 183 days or more in a taxable year.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common units, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

The U.S. federal income tax considerations for a unitholder that exercises its option to have units redeemed depends in some instances on determinations of fact and interpretations of highly technical and complex provisions of U.S. federal income tax law. No clear precedent or authority may be available on some questions. Accordingly, a unitholder should consult its tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences (including state and local transfer tax consequences) of an exchange or redemption of common units in light of such unitholder’s specific tax situation. This discussion is not, and is not intended to be, tax advice.

Exchange or Redemption of Common Units

If we elect to exchange shares of our common stock for common units tendered for redemption, the transaction will be a fully taxable sale to a unitholder, and such unitholder will recognize gain or loss in an amount equal to the difference between (i) the amount realized in the transaction (i.e., any cash received plus the fair market value, at the time of disposition, of our shares received in such exchange plus the amount of our operating partnership liabilities allocable to such exchanged units at such time) and (ii) the unitholder’s tax basis in such units, which tax basis will be adjusted for the unit’s allocable share of our operating partnership’s income, gain or loss for the taxable year of disposition. Because the amount realized includes any amount attributable to the relief from our operating partnership liabilities allocated to the common units disposed, a unitholder could have taxable income, or perhaps even a tax liability resulting from the gain recognized on the disposition of common units that exceeds the fair market value of cash and any shares of our common stock received in exchange therefor. A unitholder’s tax basis in any shares of common stock received in exchange for common units will be the fair market value of those shares on the date of the exchange. Similarly, a unitholder’s holding period in such shares will begin following the exchange and will not include the period during which the unitholder held its common units.

If we do not elect to acquire a unitholder’s common units in exchange for our common stock, our operating partnership generally will be required to redeem such common units for cash. If our operating partnership redeems such common units for cash contributed to it by us in order to effect the redemption, the redemption will likely be treated as a sale of common units to us in a fully taxable transaction, although the matter is not free from doubt. Under these circumstances, a redeeming unitholder’s amount realized will equal the sum of (i) the cash received and (ii) the amount of operating partnership liabilities allocated to the units redeemed. The unitholder’s taxable gain and the tax considerations of that gain would generally be the same as described in the preceding paragraph.

If our operating partnership redeems a tendered unit with cash that is not contributed by us to effect the redemption, the unitholder’s tax treatment generally will depend upon whether or not the redemption results in a disposition of all of the unitholder’s common units. If all of the unitholder’s common units are redeemed, the unitholder’s taxable gain and the tax considerations of that gain generally would be the same as described in the preceding paragraph. However, if our operating partnership redeems less than all of a unitholder’s units, the unitholder generally would recognize no taxable loss and would recognize taxable gain only if and to the extent that the unitholder’s amount realized on the redemption, i.e., cash plus the amount of our operating partnership liabilities allocable to the redeemed units, exceeded the unitholder’s adjusted tax basis in all of such unitholder’s units immediately before the redemption.

Disguised Sales

Under the Code, a transfer of property by a partner to a partnership followed by a related transfer by the partnership of money or other property to the partner (which includes an assumption of, or taking subject to, liabilities by the partnership) is treated as a disguised sale if (i) the second transfer would not have occurred but for the first transfer and (ii) the second transfer is not dependent on the entrepreneurial risks of the partnership’s operations. In a disguised sale, the partner is treated as if he or she sold the contributed property to the partnership as of the date the property was contributed to the partnership. Transfers of money or other property between a partnership and a partner that are made within two years of each other must be reported to the IRS and are presumed to be a disguised sale unless the facts and circumstances clearly establish that the transfers do not constitute a sale or an exception to disguised sale treatment applies.

There is no authority applying the disguised sale rules to the exercise of a redemption right by a partner with respect to a partnership interest received in exchange for property. It is also unclear how the disguised sale rules would apply in the case of a partner exercising a redemption right where such partner did not itself transfer property to the partnership but, rather, was a partner of an entity that transferred such property, as was the case in certain of our formation transactions where the Easterly Funds contributed properties to our operating partnership in exchange for common units and subsequent to such transactions, one of the Easterly Funds distributed common units to entities within the Fund structure. We believe that common unit redemptions on or after the date hereof are not likely to cause any part of our formation transactions to be treated as part of a disguised sale, but no assurance can be given that the IRS will not contend otherwise. Because of the presumption noted above that distributions within two years of a transfer of property to a partnership are presumed part of a disguised sale unless clearly established otherwise, the risk of a common unit redemption causing any of our formation transactions to be treated as a disguised sale is greater with respect to any common unit redemptions within the two year period.

If a redemption of common units was held to trigger a disguised sale, that portion of the contributed property with respect to which the units were issued would be treated as sold to our operating partnership in a taxable transaction at the time of the contribution. Except to the extent that the resulting gain was eligible for deferral (such as under the installment method), the contributor of such property would be deemed to have recognized gain or loss with respect to the portion sold, at the time of the contribution, based on the difference between such contributor’s adjusted tax basis in such portion deemed sold and the disguised sale consideration allocable to such portion (generally calculated separately for each asset). In a case where the resulting gain was eligible for deferral, the unitholder may have a portion of the redemption proceeds recharacterized as interest or be required to pay an interest charge on any tax due.

If a redemption of common units received in our formation transactions was held to trigger a disguised sale, the party treated as selling property to us likely would be the person that contributed the contributed property (and not, if different, the redeeming unitholder). Any resulting gain not eligible for deferral or loss likely would be allocated among the partners of such contributing partnership in accordance with such contributing partnership’s governing partnership agreement as then in effect. The redeeming unitholder whose redemption triggered the disguised sale likely would be treated for U.S. federal income tax purposes as if, on the date of the contributing partnership’s contribution of property to our operating partnership, our operating partnership transferred to the contributing partnership, and the contributing partnership transferred to the unitholder, an obligation to pay the redemption proceeds. The unitholder generally would recognize gain with respect to such obligation to the extent that the redemption proceeds exceeded the unitholder’s basis in such deferred payment obligation (to the extent not characterized as interest). In that case, the unitholder may be required to pay an interest charge on any tax due.

Character of Gain or Loss Recognized

In the case a unitholder’s common units are acquired in exchange for our common stock or cash contributed by us to our operating partnership in order to effect the redemption, except as described below, the gain or loss that a unitholder recognizes on an exchange of a tendered unit will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if the holding period for the unit exceeds 12 months. Subject to the additional considerations for non-U.S. unitholders, long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum federal income tax rate of 20%. To the extent that the gain that would be allocated to the exchanging unitholder on a hypothetical sale of our assets at fair market value would consist of (i) ordinary gain attributable to certain ordinary income assets or (ii) “unrecaptured section 1250 gain”, the exchanging unitholder generally will be deemed to recognize ordinary income or unrecaptured section 1250 gain, as applicable. Such ordinary income assets include, to the extent not previously included in our operating partnership’s income, any rights to payment for services rendered or to be rendered and real property used in a trade or business and held for less than a year. Such assets also include amounts attributable to prior depreciation deductions that would be subject to recapture as ordinary income if our operating partnership had sold its assets at their fair market value at the time of the redemption. The maximum U.S. federal income tax rate applicable to persons who are noncorporate taxpayers on long-term capital gains from the sale or exchange of “section 1250 property”, or depreciable real property, is currently 25% (rather than 20%) to the extent that such gain, known as “unrecaptured section 1250 gains,” would have been treated as ordinary income on depreciation recapture if the property were “section 1245 property.” Note that the application of these rules could cause a unitholder to realize a gain with respect to gain from the sale of ordinary income assets or depreciation recapture in an amount in excess of its overall tax gain in connection with the sale of common units, which could result in an offsetting capital loss corresponding to such excess.

In the case a unitholder’s common units that our operating partnership redeems in exchange for cash not contributed by us in order to effect the redemption, the unitholder could recognize ordinary gain to the extent the redemption reduces the unitholder’s share of such ordinary income assets, regardless of whether the redemption would otherwise trigger gain or loss.

Passive Activity Losses

The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. Unitholders are urged to consult their tax advisor concerning whether, and the extent to which, they have available suspended passive activity losses from our operating partnership or other investments that may be used to offset gain from the sale, exchange or redemption of their units tendered for redemption.

Tax Reporting

If a unitholder tenders a unit and such unit is acquired by us or our operating partnership, the unitholder may be required to report the transaction by filing a statement with its U.S. federal income tax return for the year of the disposition which provides certain required information to the IRS. To prevent the possible application of backup withholding with respect to payment of the consideration, a unitholder must provide us or our operating partnership with its correct taxpayer identification number.

Non-U.S. Unitholders

A non-U.S. unitholder will generally be considered to be engaged in a U.S. trade or business on account of its ownership of a common unit. In the case of a non-U.S. unitholder’s common units that we acquire in exchange for our common stock or that our operating partnership redeems with cash contributed by us in order to effect the redemption, any gain recognized by a non-U.S. unitholder on a sale, exchange or redemption of a unit tendered for redemption that is attributable to U.S. real property interests or a U.S. trade or business will generally be subject to U.S. federal income tax as income that is effectively connected to a U.S. trade or business (“effectively connected income”). Non-U.S. unitholders generally are taxed at regular U.S. rates on their effectively connected income (taking into account the character of the income and the status of the taxpayer as an individual, trust or corporation). A non-U.S. unitholder that is a corporation may also be subject to branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its allocable share of such income. Such branch profits tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the non-U.S. unitholder is resident for tax purposes. We or our operating partnership generally will be required to deduct and withhold 10% (or, after February 16, 2016, 15%) of the amount realized by a non-U.S. unitholder on such disposition. Pursuant to the terms of the partnership agreement of our operating partnership, we expect a tendering non-U.S. unitholder to pay to our operating partnership the amount of any tax withholding due upon redemption of its common units (and our operating partnership is authorized to retain a portion of the redemption cash amount as it reasonably determines is necessary to satisfy its tax withholding obligations). Similarly, in the event that we acquire tendered common units in exchange for our common shares, we expect the non-U.S. unitholder to pay us the amount of any tax withholding due upon the redemption, and, if the non-U.S. unitholder has not paid or made arrangements that are satisfactory to us, we may elect to either cancel such exchange, satisfy such tax withholding obligation by retaining shares of our common stock with a fair market value, as determined by us in our sole discretion, equal to the amount of such obligation or satisfy such tax withholding obligation using amounts paid by our operating partnership, which amounts shall be treated as a loan by our operating partnership to the non-U.S. unitholder under the partnership agreement of our operating partnership. A non-U.S. unitholder will be required to file a U.S. federal income tax return to report any gain and pay any additional tax due. The amount withheld would be creditable against such non-U.S. unitholder’s U.S. federal income tax liability and, if the amount withheld exceeds such non-U.S. unitholder’s actual tax liability, the non-U.S. unitholder could claim a refund from the IRS by filing a U.S. federal income tax return.

The proper treatment of a redemption with cash not contributed by us to our operating partnership in order to effect the redemption is less clear. To the extent that the redeeming non-U.S. unitholder would recognize gain on the redemption under the generally applicable rules discussed under “—Exchange or Redemption of Common Units,” the considerations generally should be comparable to those discussed above in this section. In addition, special rules may treat a partial redemption as a taxable disposition giving rise to effectively connected income to the extent that the redemption reduces the unitholder’s interest in U.S. real property interests, notwithstanding that the redemption would be treated as a tax deferred recovery of basis under those generally applicable rules.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE, EXCHANGE OR REDEMPTION OF COMMON UNITS TENDERED FOR REDEMPTION, INCLUDING ANY U.S. STATE AND LOCAL TAX (INCLUDING TRANSFER TAX), AND NON-U.S. TAX CONSEQUENCES.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale, from time to time, by the selling stockholders to be named in a prospectus supplement of up to 10,341,712 shares of our common stock and the possible issuance of up to 15,543,439 shares of our common stock in exchange for common units tendered for redemption by one or more of the limited partners pursuant to their contractual rights, and the possible resale from time to time of some or all of such shares of common stock by the selling stockholders to be named in a prospectus supplement. When we refer to “selling stockholders” in this prospectus, we mean the persons who hold shares of common stock or common units that may be redeemed for shares of common stock, including:

•	3,308,000 shares of common stock and 9,771,120 common units, received as consideration by the Easterly Funds and the owner of the management entities as consideration for the contribution of certain property-owning subsidiaries and the management entities, respectively, in connection with our initial public offering and formation transactions on February 11, 2015;

•	7,033,712 shares of common stock sold in a private placement to the Easterly Funds in connection with our initial public offering on February 11, 2015;

•	5,759,819 common units received as consideration by Western Devcon, Inc., a private real estate company and a series of related entities beneficially owned by Michael P. Ibe, our Executive Vice President—Development and Acquisitions and a director, for the contribution of certain properties in connection with our initial public offering and formation transactions on February 11, 2015; and

•	12,500 common units received as consideration by Western Devcon, Inc. for the contribution of the Drug Enforcement Administration regional laboratory in Pleasanton, CA on October 21, 2015.

Easterly Fund I and Easterly Fund II will remain outstanding as holders of shares of common stock and common units in our operating partnership issued in the formation transactions and the concurrent private placement until on or about May 11, 2016. At such time, shares of common stock and common units held by each of Easterly Fund I and Easterly Fund II will be distributed to investors in Easterly Fund I and Easterly Fund II, and, in connection with such distribution, certain of our directors and executive officers may be entitled to receive additional shares of our common stock and/or common units.

The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of securities beneficially owned by such selling stockholder that are covered by such applicable prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by, or otherwise has had a material relationship with us during the three years prior to the date of the applicable prospectus supplement.

PLAN OF DISTRIBUTION

This prospectus relates to:

•	the offer and sale, from time to time, by the selling stockholders of up to 7,033,712 shares of our common stock initially sold in a private placement that occurred simultaneously with our initial public offering and 3,308,000 shares of common stock issued as consideration for the contribution of certain property-owning subsidiaries in connection with our initial public offering and formation transactions;

•	the issuance by us of up to 15,543,439 shares of our common stock if, and to the extent that, the selling stockholders tender their common units for redemption and we elect, in our sole and absolute discretion, to exchange such common units for common stock in lieu of a cash redemption by our operating partnership; and

•	the offer and sale, from time to time, by the selling stockholders of some or all of those 15,543,439 shares of common stock issued pursuant to this prospectus in exchange for common units.

Our common stock is listed on the NYSE under the symbol “DEA.” We are registering the shares of our common stock to provide the holders with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the holders.

We have not and will not receive any proceeds from the issuance of the shares of our common stock to the selling stockholders or from the sale of such shares by the selling stockholders, but we have agreed to pay the following expenses of the registration of such shares:

•	all registration and filing fees;

•	printing expenses;

•	internal expenses including, without limitation, all salaries and expenses of our officers and employees performing legal or accounting duties;

•	the fees and expenses incurred in connection with the listing of such shares of common stock;

•	the fees and disbursements of our legal counsel and customary fees and expenses for independent certified public accountants retained by us;

•	any transfer agent and registrar fees; and

•	the reasonable fees and expenses of any special experts we may retain.

We have no obligation to pay any transfer taxes or underwriting, brokerage or other similar fees, discounts, or commissions attributable to the sale of such common stock by the selling stockholders, or any legal fees and expenses of counsel to any selling stockholder and any underwriter engaged by any selling stockholder or any other expenses incurred.

The registration of the shares of our common stock covered by this prospectus supplement satisfies our contractual obligation to do so, but does not necessarily mean that any of the holders of common units will exercise their redemption rights or that upon any such redemption we will elect, in our sole and absolute discretion, to redeem some or all of the common units for shares of our common stock instead of paying a cash amount.

The selling security holders may resell or redistribute the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling security holders

(including but not limited to persons who receive securities from a named selling security holder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to “selling security holders” in this prospectus. The selling security holders may sell the securities by one or more of the following methods, without limitation:

•	one or more underwritten offerings;

•	block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•	an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the securities may be listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	an offering at other than a fixed price on or through the facilities of any stock exchange on which the securities are listed or to or through a market maker other than on that stock exchange;

•	privately negotiated transactions, directly or through agents;

•	short sales;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	agreements between a broker or dealer and any security holder to sell a specified number of the securities at a stipulated price per share; and

•	any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

The security holders may also transfer the securities by gift.

The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling security holder. Broker-dealers may agree with a selling security holder to sell a specified number of the securities at a stipulated price per share. If the broker-dealer is unable to sell securities acting as agent for a selling security holder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the selling security holders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of a selling security holder’s common stock offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling security holder’s securities will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

The selling security holders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling security holder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling security holder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling security holder may enter into options or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling security holder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling security holders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling security holders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling security holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We cannot assure you that the selling security holders will sell all or any portion of the securities offered hereby.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Goodwin Procter LLP, New York, New York.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

6,126,967 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Citigroup	Jefferies	Raymond James	RBC Capital Markets

SunTrust Robinson Humphrey

BTIG

June 1, 2016